Exhibit 10.2

VIRGIN ENTERPRISES LIMITED

and

NTL GROUP LIMITED

TRADE MARK LICENCE

relating to use of the “Virgin” trade marks

Arnold & Porter (UK) LLP

Tower 42

25 Old Broad Street

London

EC2N 1HQ

Tel. 020 7786 6100

Fax: 020 7786 6299

TABLE OF CONTENTS

		Page

1.	DEFINITIONS	3
2.	ACKNOWLEDGEMENTS AND CONDITIONALITY	16
3.	GRANT	17
4.	PAYMENT OF ROYALTIES	30
5.	CONDITIONS OF USE	33
6.	TRADE MARK PROTECTION	37
7.	DEALINGS	39
8.	INDEMNITY, WARRANTIES AND LIMITATIONS OF LIABILITY	42
9.	TERMINATION AND EFFECTS OF TERMINATION	44
10.	INFRINGEMENTS	51
11.	CONFIDENTIALITY	52
12.	NOTICES	54
13.	FORCE MAJEURE	55
14.	GENERAL	55
SCHEDULE 1		2
Part A - Virgin Marks		2
Part B - Virgin Signature		3
SCHEDULE 2		4
Part A – Virgin Mobile		4
SCHEDULE 3		7
Service Levels		7
SCHEDULE 4		12
Existing rights of Licensees		12
SCHEDULE 5		15
Use of “Virgin” or “V” by themselves		15
SCHEDULE 6		16
Virgin Money letter agreement		16
SCHEDULE 7		17
Virgin Retail letter agreement		17
SCHEDULE 8		18
TM GUIDELINES		18
Virgin Red Book		18
Virgin Brand Book		18
Virgin Group Policy on selling techniques		18
Offshore Outsourcing - overall brand approach		28
SCHEDULE 9		31
Worked Example of Clause 9.9		31

THIS DEED is dated April 3 2006

BETWEEN:

(1)                                      VIRGIN ENTERPRISES LIMITED (Company Number 01073929) a company incorporated in England whose registered office is at 120 Campden Hill Road, London W8 7AR (“VEL”);

(2)                                      NTL GROUP LIMITED (Company Number 2591237) a company incorporated in England whose registered office is at ntl House, Bartley Wood Business Park, Hook, Hampshire, RG27 9UP (the “Licensee”).

RECITALS

(A)                                  VEL is the legal and beneficial owner of the Marks (as defined below);

(B)                                    Virgin Mobile and Virgin Net have been licensed to use the Marks pursuant to the Virgin Mobile Licence and the Virgin Net Licence (both defined herein) respectively; and

(C)                                    VEL has agreed to grant the Licensee and members of the NTL Group a licence, to use the Marks in the form of the Names (as defined below) on the terms and conditions of this Deed.

THE PARTIES AGREE AS FOLLOWS:

1.                                       DEFINITIONS

1.1                                     In this Deed, the Recitals above and the Schedules to it, the following terms shall have the following meanings:

“Accounting Standards” means in conformity with United States Generally Accepted Accounting Principles or any generally accepted and applicable accounting standards used by NTL Incorporated from time to time;

“Adult Content” means Content predominantly containing material of a sexually explicit nature and which is rated “18” or “R18” under the British Board of Film Classification’s (or its replacement or successor body’s) age related classification categories (or any successor or replacement rating classification system) or any such sexually explicit Content which, although not required to be rated by the British Board of Film Classification, falls within the descriptors of such classification categories;

“Affiliate” means with respect to any person, any corporation, company, partnership or other organisation which directly or indirectly is within the Control of such person or over which such person has Control or is under common Control with such person or over which such person has an option to acquire Control or common Control;

“Ancillary Services” means, subject to the presently existing and exclusive rights of existing licensees of VEL (as listed in Schedule 4), any services or facilities

(including Associated Facilities) which are, from time to time, whether now or in the future:

(a)                          reasonably ancillary to the provision of Communications Services to Customers; or

(b)                         equivalent to those ordinarily provided from time to time by third party providers of services equivalent or substantially similar to Communications Services and offered in conjunction with or as part of those Communications Services; or

(c)                          offered in conjunction with or as part of the Communications Services and approved by VEL in advance in writing (such approval not to be unreasonably withheld, conditioned or delayed), but excluding Bundled Services or Partner Services (which are the subject of a separate grant of rights under this Deed);

“Annual Report” means NTL Incorporated’s financial report to the SEC in respect of each Financial Year on Form 10-K pursuant to the Securities Exchange Act of 1934 and any replacement or equivalent report so filed with the SEC;

“Aspirational Service Levels” means the customer and staff satisfaction, advocacy, customer service and complaint handling measures set out in section 3.4 of Schedule 3;

“Associated Facilities” means facilities which are generally non-customer facing and which are required for use in association with the use of a Communications Network or Communications Services or are required for the purpose of:

(a)                          making the provision of that network or service possible;

(b)                         making possible the provision of other services provided by means of that network or service; or

(c)                          supporting the provision of such other services;

“Banking Services” means all and any services which are currently provided in the ordinary course of business by a United Kingdom clearing bank or a United States of America money center bank or which from time to time form the core business of any such bank, including but not limited to the taking of deposits, the provision of loans (whether secured or unsecured and including by the subscription for loan stock or other debt securities), guarantees, performance bonds and letters of credit, the provision of domestic and international cash transmission and other payment or clearance facilities, the provision of credit or debit cards, smart cards and stored value cards and the like, and of all forms of bank account for all currencies, the provision of custody services, the provision of foreign currency exchange services and the provision of advice in connection with any of the foregoing;

“Base Service Levels” means the levels of customer service and complaint handling set out in section 1 of Schedule 3;

“Bundled Services” means a package of products or services incorporating one or more Communications Services offered together with third party or non “Virgin”-branded Communications Services and/or products or services reasonably ancillary or complementary to Communications Services;

“Business Day” means any day (excluding Saturdays and Sundays) on which banks generally are open in London for the transaction of normal banking business;

“Chief Marketing Officer” means the person nominated by VEL and employed by a member of the NTL Group pursuant to clause 5.10;

“Chosen Names” means the names agreed in accordance with Part E of Schedule 2;

“Commencement Date” means the date of the passing of the resolution referred to in clause 2.4 of this Deed;

“Communications Network” means a system or systems for the conveyance of messages, information or signals serving for the impartation of anything including Content between persons, between a person and a thing or between things or for the actuation or control of apparatus, and the apparatus, software and data comprised in such system or systems, comprising:

(a)                          fixed line connections (e.g. copper wire, coaxial cable and/or fibre optic cable); and/or

(b)                         non-fixed connections using any part of the electromagnetic spectrum (e.g. satellite, digital terrestrial, analogue terrestrial, DAB, DVB-H, GSM, GPRS, WIMAX, WIFI), and howsoever in each case as such system, systems or connections may be created, develop or converge from time to time, whether with a technology or method now in existence or subsequently developed, created or invented;

“Communications Services” means communications services, or access to such services, consisting in or having as their principal feature the conveyance of messages, information or signals by means of a Communications Network. For illustrative purposes only and without prejudice to the generality of the foregoing, the types of services contemplated at the Commencement Date include the following:

(a)                              internet services (which, for example, includes email, web mail, instant messaging, provision of webspace, access to the worldwide web, home networking, electronic messaging, voice/video/data services transmitted over internet protocol);

(b)                             television or radio services which, for example, includes:

(i)                              access to “free to air” television and radio services (e.g. BBC1,  Radio 4 and Virgin Radio);

(ii)                           premium or subscription-based television services (e.g. access to Film Four and Sky Sports);

(iii)                        conditional access or encrypted television services (e.g. Top Up TV);

(iv)                       interactive television services;

(v)                          Video on Demand and Pay per View; or

(c)                                  telephone services (which, for example, includes fixed line, wireless, Mobile Radio Telecommunication Services, data and text services (including SMS)), and howsoever and in each case as such services may be:

(i)                              received or accessed (e.g. via a television set, set top box, personal computer, mobile phone or any other device); and

(ii)                           created, develop or converge from time to time,

whether with a technology or method now in existence or subsequently developed, created or invented;

“Consumer Revenues” means the amount of consumer revenue relating to the Licensed Activities reported in NTL Incorporated’s statement of operations contained in its Quarterly Report or its Annual Report, as appropriate;

“Content” means any content or material conveyed or generally intended to be conveyed via a Communications Network including text, speech, music, sounds, visual images or data of any description or any combination of the foregoing, but excluding any message, information or signal used for the actuation and control of the apparatus comprising a Communications Network or for the routing of any message, information or signal within a Communications Network;

“Control” is to be construed in accordance with section 416 of the Income and Corporation Taxes Act 1988 and “controlling” and “controlled” shall be construed accordingly;

“Core Equipment” means any equipment, device or accessory (whether now in existence or which may from time to time be created or developed, or as such equipment, devices or accessories converge or become multi-purpose) which either:

(a)                                  is primarily intended for the provision, delivery, reception, access or use of Communications Services (including mobile handsets, SIM cards, Data Cards, telephone handsets, set top boxes, personal video recorders (PVRs) for use with the Communications Services, modems, routers and remote control devices for set top boxes), but excluding, save to the extent that they fall within sub-paragraph (b) of this definition, television sets, radio sets and personal computers; or

(b)                                 has, as an included feature, the capability to provide, deliver, receive, access or use the Communications Services provided by the NTL Group (including via a built-in decoder, receiver or internet protocol connection), provided that the NTL Group is thereby facilitating access to its Communications Services in preference to those of a third party;

“Customer” means:

(a)                              any consumer or any small business user who works at or from home who has contracted with the NTL Group for the provision of Communications Services or any person (including local authorities, housing associations or property developers) who has contracted with the NTL Group for the provision of Communications Services to any consumer or small business user; and/or

(b)                             in the case of Mobile Radio Telecommunication Services and/or Roaming Services, means any consumer or business user who has contracted with the NTL Group for the provision of those services;

“Data Cards” means data communications cards for use in conjunction with mobile handsets, laptop computers or other portable computing and communications devices which allow or enable access to the internet, access to email services, remote access to private computer networks, fax services, instant messaging and text messaging services and other communications services through 3G, 2.5G, GPRS, HSCSD or wireless LAN networks or similar;

“Direct Sales Channels” means sales methods consisting of door-to-door, on-line, internet, mail-order, telesales and all other forms of direct or distance selling methods;

“Direct Selling Policy” means the guidelines relating to selling techniques forming part of the TM Guidelines as set out in Part 3 of Schedule 8;

“Domain Names” means those domain names listed in Part D of Schedule 2 (subject to the limitations set out therein) together with any additional domain names registered in accordance with clause 6.3;

“Electronic Entertainment Products” means non-physical electronic entertainment content (such as music and video downloads);

“EPG” means any electronic programme guide which consists of (a) the listing and/or promotion of some or all of the programmes included in any one or more programme services (including Video on Demand and Pay per View); and/or (b) a facility for obtaining access in whole or in part to the programme services (including Video on Demand and Pay per View) listed or promoted in such guide, and in the case of both (a) and (b) may include programme services (including Video on Demand and Pay per View) provided by persons other than the provider of the guide;

“Fair Market Value” means the value calculated on a fair market value basis that a willing buyer, contracting with a willing solvent seller, with neither being under a compulsion to transact, would pay for the Marks, with both the buyer and the seller being reasonably cognisant of all relevant factors and circumstances and in circumstances where both are seeking to protect their maximum economic self interest;

“Financial Year” means the period of twelve months ending on 31st December or such other financial year as NTL Incorporated shall adopt from time to time;

“Fit and Proper Person” means a director who:

(a)                              has not at any time been disqualified by a court from acting as a company director, including a disqualification made pursuant to the Company Directors Disqualification Act 1986; and

(b)                             is not an undischarged bankrupt or a person in respect of whom a bankruptcy restrictions order is in force;

“Force Majeure Event” means any of the following:

(a)                              acts of God, flood, earthquake, lightning, epidemic, riots and insurrection, war, terrorism, fire, embargos, third party labour or industrial disputes, judicial or government action and acts of civil or military authority, compliance with any law or governmental order; and

(b)                             accidents, breakdown or malfunction of plant or machinery, computer virus or similar, sabotage or malicious damage, in each case, to the extent that such event is not within the reasonable control of a party and where that party has taken reasonable steps to prevent the occurrence of such event in accordance with current good industry practice;

“Holding Company” means any parent undertaking as defined in Sections 258 and 259 of the Companies Act of 1985 (as amended), save that reference to an undertaking shall be deemed to include an undertaking registered in an overseas jurisdiction;

“Intellectual Property Rights” means all rights in or in relation to any and all patents, utility models, trade and service marks, rights in designs, get up, trade, business or domain names, copyrights, moral rights, topography rights (whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, know-how, trade secrets and other confidential information, rights in databases and all other intellectual property rights of a similar or corresponding character which may now or in the future subsist in any part of the world and any rights to receive any remuneration in respect of such rights;

“Insolvency Event” means any of the following events unless remedied or set aside within thirty (30) days of such event in respect of a party:-

(a)                                  the passing of a resolution for its winding up or where a court of competent jurisdiction makes an order for a party to be wound up or dissolved or a party is otherwise dissolved except for the purposes of a solvent reconstruction, reorganisation, merger or consolidation;

(b)                                 where an administrator or receiver is appointed or an administration order is made or an administrative receiver is appointed or an encumbrancer takes possession of or sells the whole or part of a party’s undertaking, assets, rights or revenue;

(c)                                  where either party is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986;

(d)                                 where either party enters into a scheme of arrangement, composition or voluntary arrangement in satisfaction of its debts with its creditors; or

(e)                                  any event analogous to any to the above occurs in any relevant jurisdiction;

“Licensed Activities” means the activities described in clause 3 and carried out under the Marks;

“Licensed Revenues” is calculated as follows:

(a)                          Consumer Revenues; less

(b)                         any revenues accruing to the NTL Group from activities carried out other than pursuant to the Marks which have been included in Consumer Revenues; plus

(c)                          any other revenues accruing to the NTL Group from activities carried out pursuant to the Marks which have not been included in Consumer Revenues;

less (to the extent not already deducted in the calculation of (a), (b) and (c) above):

(i)                              value added tax, sales tax, excise duties and equivalent taxes and duties; and

(ii)                           bad debt expense in accordance with Accounting Standards (save that such deduction shall not exceed 4% of Licensed Revenues);

“Licensee Marks” means the registered trade marks and trade mark applications listed in Parts A and B of Schedule 2, as updated from time to time;

“Marks” means the Virgin Marks and the Names, each as updated from time to time, together with such other trade mark applications which may be made by VEL after the date of this Deed in respect of the Licensed Activities and any resulting registrations;

“Minimum Term” means the period of 10 years from the Commencement Date;

“Mobile Accessories” means products (excluding Core Equipment) primarily intended for use in conjunction with Core Equipment relating to Mobile Radio

Telecommunication Services (for example, mobile handset chargers, mobile telephone cases, in-car accessories, bluetooth headsets and mobile card readers/writers);

“Mobile Content” means the non-physical content (in whatever medium) of any services capable of being received or delivered by Mobile Radio Telecommunication Services, Roaming Services and/or Ancillary Services (relating to Mobile Radio Telecommunication Services) to or from Core Equipment intended to be used in conjunction with Mobile Radio Telecommunication Services or a Mobile Device, or which is generally intended and primarily promoted for use in conjunction with such Core Equipment and/or Mobile Device, including electronic data services, music, ringtones, truetones, electronic commerce, information provision, games, radio and video services, teleshopping or on-line shopping facilities;

“Mobile Devices” means portable devices capable of playing, receiving, storing or recording data (e.g. MP3 players/iPods, digital cameras), provided the device is primarily intended for use in conjunction with Core Equipment relating to Mobile Radio Telecommunication Services;

“Mobile Electronic Payment Services” means services which allow users of Mobile Radio Telecommunication Services to pay for products or services using Core Equipment intended to be used in conjunction with Mobile Radio Telecommunication Services and e-money services provided over a Mobile Radio Telecommunication Service;

“Mobile Interactive Services” means services primarily intended for use with and primarily promoted for use with Mobile Radio Telecommunication Services and/or Roaming Services which allow the interaction between Core Equipment intended to be used in conjunction with Mobile Radio Telecommunication Services and a remote system, such as voting, polling, gaming and gambling services and any other similar services with the prior written consent of VEL (not to be unreasonably withheld, conditioned or delayed) which, for the purposes of this definition, shall only be reasonably withheld if either:

(a)                      VEL has prior to the request for consent granted an existing exclusive licence for such services to a third party; or

(b)                     such services would, in VEL’s reasonable opinion, materially harm or otherwise materially disparage the reputation of the Marks,

provided that the Licensee shall only seek such consent in good faith and if in its reasonable opinion it will be able to exploit such services within a reasonable timeframe;

“Mobile Radio Telecommunication Services” means Communications Services designed or adapted to be used in motion consisting of the conveyance of any message, information or signal through the agency of wireless telegraphy;

“Names” means (a) the Licensee Marks; (b) the names set out in Part C of Schedule 2; (c) the Chosen Names; and (d) any other names comprising of “Virgin” (whether as a name or in the form of the Virgin Signature) always used in conjunction with and always in front of any word or words which is or are suitable to describe or denote the Licensed Activities, such additional word or words to be approved by VEL in advance in writing (such approval not to be unreasonably withheld, conditioned or delayed);

“NTL Group” means the Licensee and any undertaking which is a Holding Company of that undertaking or a Subsidiary of that undertaking or a Subsidiary of such Holding Company;

“NTL Incorporated” means the ultimate Holding Company of the Licensee from time to time or, in the circumstances described in clause 4.9, shall have the meaning set forth in that clause;

“NTL TV Content” means any television Content (including a TV Programme Service), the primary purpose of which is self promotion, advertising of the Licensed Activities or making available other direct offers for products and services forming part of the Licensed Activities by means of advertorials, infomercials, commercials and any other method used by broadcasters to the public with a view of promoting their own goods or services including barker channels;

“Other Email Services” means the provision of an email address together with an individual subscriber address facility to enable email communications including the word “Virgin” to:

(a)                              staff of the Virgin Group or staff of a Virgin Company in the ordinary course of their business;

(b)                             the customers of or subscribers to a service or business provided by any Virgin Company solely for the purpose of communicating with other subscribers or customers of such Virgin Company or such Virgin Company itself as an ancillary or incidental part of such service or business not attracting additional payment including, by way of example, dating services and internet auctions; or

(c)                              the customers of or subscribers to a service or business provided by any Virgin Company as an ancillary or incidental and minor part of that service or business not attracting additional payment to enable email communications by and to such customers or subscribers, provided that such Virgin Company may not provide any other Communications Services under the Marks, unless otherwise permitted under the terms of this Deed, without the prior written consent of the Licensee;

“Other Equipment” means any equipment, device or accessory (other than Core Equipment) capable of use with or complementary to the provision, delivery or use of the Communications Services but not branded with the Marks (e.g. MP3

players/iPods, digital cameras, scart leads, PCs,);

“Other Premium TV Content” means premium television Content (e.g. a kids channel or a music channel) for which a recipient of a Communications Service incurs any additional charge (whether alone or as part of a bundle or package of premium television Content), in addition to the basic subscription or charge for access to such Communications Service, and where such premium television Content is equivalent or substantially similar to any premium television Content provided from time to time by any third party provider of Communications Services and branded with that third party provider’s marks;

“Other Webspace Services” means the provision of a URL for webspace to the customers of or subscribers to a service or business provided by any Virgin Company solely for the purpose of communicating with other subscribers or customers of such Virgin Company or such Virgin Company itself as an ancillary or incidental part of such service or business not attracting additional payment including, by way of example, dating services and internet auctions, provided that such Virgin Company may not provide any other Communications Services, unless otherwise permitted under the terms of this Deed, without the prior written consent of the Licensee;

“Partner Services” means the provision of access by means of any Communications Service, in conjunction with or as part of the Communications Services, to any products or services of a third party, subject to the provisions of clause 3.7;

“Pay per View” means exhibition through a Communications Service of television Content which Customers can select for viewing for a fee;

“Permitted Email Address” means any email address in any form incorporating the Domain Names or the Chosen Names;

“Permitted Third Party” has the meaning given to it in clause 7.1(b);

“Permitted Webspace Address” means a URL for webspace provided to Customers in any form incorporating the Domain Names or the Chosen Names;

“Physical Entertainment Products” means physical entertainment products (such as compact discs and DVDs);

“Quarter” means each period of three months ending on 31 March, 30 June, 30 September and 31 December;

“Quarterly Report” means NTL Incorporated’s financial report to the SEC in respect of each Quarter on Form 10-Q pursuant to the Securities Exchange Act of 1934 and any replacement or equivalent report so filed with the SEC;

“Restricted Content” means:

(a)                                  books, including audio books and comic or cartoon books (whether periodical or otherwise);

(b)                                 a radio broadcast station service, such as currently licensed by VEL to Virgin Radio;

(c)           video games or PC games;

(d)                                 online games of chance and/or skill;

(e)                                  original musical works or music videos pursuant to a record label as currently licensed by VEL to Virgin Music Group;

“Retail Stores” means NTL Group’s physical retail stores and concessions within third party physical retail stores;

“Roaming Services” means services comprising a facility enabling a user of any mobile communications network (other than the network that has allocated the user’s international mobile subscriber identity number or equivalent number) to obtain access to any Mobile Radio Telecommunication Services;

“RPI” means the United Kingdom retail prices index (all items) as published by the Office for National Statistics (or by any government department or other body upon which duties in connection with such index devolve) or other official cost of living index published in place of that index and which most nearly represents the current basis of calculation of such index;

“Royalties” means the payments described in clause 4;

“Sales Channels” means Retail Stores, Direct Sales Channels and all other forms of sales routes including third party sales routes;

“SEC” means the US Securities and Exchange Commission or its replacement or successor body;

“Securities Exchange Act of 1934” means the Securities Exchange Act of 1934, as amended from time to time, of the United States of America;

“Service Levels” means the Base Service Levels, Technical Service Levels and Aspirational Service Levels;

“Site” means any of the NTL Group’s internet sites using the Domain Names;

“Subsidiary” means any subsidiary undertaking as defined in Sections 258 and 259 of the Companies Act of 1985 (as amended), save that reference to an undertaking shall be deemed to include an undertaking registered in an overseas jurisdiction;

“Substitute Annual Report” has the meaning given to it in clause 4.9;

“Substitute Quarterly Report” has the meaning given to it in clause 4.9;

“Technical Service Levels” means the technical performance measures set out in section 2 of Schedule 3;

“Term” means the term of this Deed which is to be a period of thirty (30) years from the Commencement Date unless terminated earlier in accordance with this Deed;

“Territory” means the United Kingdom of Great Britain and Northern Ireland, the Republic of Ireland, the Isle of Man and the Channel Islands;

“TM Guidelines” means the “Virgin” guidelines for the usage of the Marks by members of the NTL Group comprised of the Virgin Brand Book, the Little Red Book, the Direct Selling Policy and the Outsourcing Guidelines supplied to the Licensee by VEL in writing prior to the Commencement Date and as annexed to this Deed as Schedule 8, as amended or updated by agreement in writing of the parties from time to time;

“TV Programme Service” means a linear television service, howsoever distributed, consisting of television programmes, the timing and sequence of which are prescheduled or controlled, by the broadcaster or provider, but excluding any Pay per View services (which are the subject of an exclusive grant of rights under this Deed);

“Video on Demand” means the exhibition through a Communications Service of television Content the scheduling of which is not pre-determined by the provider, but which a Customer is able to select at any time and the viewing of which he can control at his discretion;

“Virgin Company” means any person (other than any member of the NTL Group or any other company licensed under the terms of this Deed) which has been authorised to use the name “Virgin” or the initial “V” whether alone or in conjunction with any other word, name or mark from time to time;

“Virgin Group” means:

(a)                          VEL and any company which is a Holding Company of that company or a Subsidiary of that company or a Subsidiary of such Holding Company; or

(b)                         any undertaking which is under the Control whether directly or indirectly of any person mentioned in (i) to (v) below or any combination of them:

(i)                             R.C.N. Branson (the “Individual”) together with the trustees of any settlement created by the Individual;

(ii)                          any spouse of the Individual, or any child or remoter issue of the Individual’s grandparents and any spouses or such child or remoter issue;

(iii)                       the trustee or trustees for the time being of any settlement made by any person mentioned in (ii) above acting within that capacity;

(iv)                      any personal representative of the Individual acting within that capacity; or

(v)                        any person acting as bare nominee for the Individual or any of the persons mentioned in (i) to (iv) inclusive above;

“Virgin Marks” means the registered trade marks and trade mark applications listed in Part A of Schedule 1 and the Virgin Signature (including the logo set out in Part B of Schedule 1) as updated from time to time;

“Virgin Mobile” means Virgin Mobile Telecoms Limited;

“Virgin Mobile Licence” means the trade mark licence dated 9 August 1999, and amended on 2 July 2004, between VEL and Virgin Mobile;

“Virgin Money Group” means Virgin Money Limited and/or Virgin Money Holdings (UK) Limited or their successors in title or assigns;

“Virgin Net” means Virgin Net Limited;

“Virgin Net Licence” means the trade mark licence dated 8 November 2004 between VEL and Virgin Net;

“Virgin Signature” means the “Virgin” signature and the signature marks set out in Schedule 1;

“V Marks” means the registered trade marks and trade mark applications listed in Schedule 2, Part B, as updated from time to time; and

“Vouchers” means any payment or replenishment service, facility or method in card and electronic form (including top up cards, electronic top up and ATM/SMS top up) through which a Customer can purchase any products or services relating to the Licensed Activities, but excluding gift tokens or gift vouchers.

1.2                                     The headings in this Deed are inserted only for the purpose of convenience and shall not affect the construction of this Deed.

1.3                                     The Schedules form part of this Deed.

1.4                                     References to any statute or statutory provision or order or regulation made thereunder shall include that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time.

1.5                                     Words denoting the singular shall include the plural and vice versa.

1.6                                     References to a party or the parties is to a party or the parties (as the case may be) to this Deed and shall include any permitted assignees of a party.

1.7                                     References to the masculine, feminine or neuter gender respectively includes the other genders and any reference to the singular includes the plural (and vice versa).

1.8                                     A person includes any individual, firm, corporation, unincorporated association, government, state or agency of state, association, partnership, joint venture or other entity (whether or not incorporated or having a separate legal personality).

1.9                                     A person includes a reference to that person’s legal personal representatives and successors.

1.10                               A company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established.

1.11                               Writing shall include any modes of reproducing words in a legible and non-transitory form and “written” shall be construed accordingly.

1.12                               References to “includes” and “including” shall mean “includes without limitation” and “including without limitation”.

1.13                               Where any rights are stated as being licensed under this Deed on an “exclusive” basis, it shall mean that only the Licensee and members of the NTL Group are permitted to use such rights and (for the avoidance of doubt) VEL, any member of the Virgin Group and any Virgin Company shall not be permitted to utilise such rights.

2.                                       ACKNOWLEDGEMENTS AND CONDITIONALITY

2.1                                     The Licensee acknowledges:

(a)                          receipt of the TM Guidelines;

(b)                         that all rights in the Marks belong to VEL;

(c)                          save as expressly set out in this Deed, that no member of the NTL Group shall acquire or claim any title to any of the Marks by virtue of the rights granted to them by this Deed or through their use of the Marks either before or after the date of this Deed;

(d)                         except in respect of trade marks that are the subject of an assignment to and/or re-filing by NTL pursuant to clauses 7.5, 9.13 and 9.14 of this Deed, that all goodwill generated or accrued by the use of the Marks by the Licensee and any other member of the NTL Group shall at all times be deemed to have accrued to VEL and the Licensee shall, and shall procure that all other members of the NTL Group shall, if so requested by VEL, execute an assignment in favour of VEL of any and all such goodwill; and

(e)                          that it and the members of the NTL Group shall only use the Marks in relation to products and services forming part of the Licensed Activities.

2.2                                     At VEL’s cost (except to the extent that it specifically falls within the Licensee’s obligations under this Deed) the Licensee shall do any act and execute and deliver any documents reasonably required to give effect to clause 2.1.

2.3                                     (a)        If at the Commencement Date:

(i)                              Virgin Mobile Holdings (UK) plc is not a wholly-owned Subsidiary of the NTL Group; or

(ii)                           NTL Group has not appointed the majority of the directors of the board of Virgin Mobile Holdings (UK) plc,

this Deed will apply, with such changes as are required, mutatis mutandis, so that this Deed does not apply to Virgin Mobile’s operations until such time as the NTL Group owns 100% of the issued ordinary shares of Virgin Mobile Holdings (UK) plc and NTL Group has appointed the majority of the directors of the board of Virgin Mobile Holdings (UK) plc or until such time as the NTL Group gives the notice provided for in clause 2.3(c) (the “Notice”);

(b)                         until NTL Group gives the Notice, Virgin Mobile and VEL shall continue to be bound by the terms of the Virgin Mobile Licence without regard to this Deed. Any disputes as to the appropriate application of this Deed during this period shall be addressed by the parties in good faith in accordance with clause 14.6;

(c)                          NTL Group may give VEL written notice at any time after the Commencement Date specifying that, with immediate effect, this Deed shall be effective in respect of Virgin Mobile and, in which event, the parties shall procure that the Virgin Mobile Licence shall be terminated on such date. The Notice may be given, in NTL Group’s discretion, whether or not Virgin Mobile Holdings (UK) plc is wholly-owned provided that the NTL Group owns more than 50% of the issued ordinary shares of Virgin Mobile Holdings (UK) plc at the time that NTL Group gives the Notice. The parties agree that they shall periodically review the situation at least once every six months in order to consider whether the Virgin Mobile Licence should be terminated; and

(d)                         upon the NTL Group owning 100% of the issued ordinary shares of Virgin Mobile Holdings (UK) plc and appointing the majority of the directors of the board of Virgin Mobile Holdings (UK) plc, the parties shall immediately procure that the Virgin Mobile Licence is terminated as soon as reasonably practicable unless otherwise agreed.

2.4                                    This Deed shall be conditional upon and shall become effective only if shareholders of Virgin Mobile Holdings (UK) plc pass an ordinary resolution on a poll approving this Deed at an extraordinary general meeting convened in accordance with Note 2 on Rule 16 of the City Code on Takeovers and Mergers in connection with the proposed acquisition of Virgin Mobile Holdings (UK) plc when announced by the NTL Group.

3.                                       GRANT

Exclusive Rights

3.1                                     In consideration of the Royalties and the covenants and undertakings contained in this Deed, VEL hereby grants to the Licensee and to all members of the NTL Group for the Term with effect from the Commencement Date the exclusive rights:

(a)         to use the Marks in the Territory in relation to:

(i)                                     the provision of Communications Services to Customers;

(ii)                                 the branding (but not the manufacture) of Core Equipment and the sale and supply of Core Equipment branded with the Marks to Customers through the Sales Channels;

(iii)                              the Communications Networks required for the provision of the Communications Services;

(iv)                             making available any of the Communications Services through Sales Channels;

(v)                                the acquisition of sports Content, movie Content and Other Premium TV Content (and such other genres of Content as may be agreed between the parties in writing from time to time) to be included within a TV Programme Service or other television service (e.g. Pay per View and Video On Demand), together with the rights to package, bundle and distribute such Content (or any part or parts thereof) under the Marks at NTL’s discretion, whether through the Communications Services or any other similar platform or distribution means not branded with the Marks, whether provided by the NTL Group or a third party;

(vi)                             the acquisition of media rights (including television broadcasting, internet and mobile rights, but excluding radio broadcasting rights) in sports events or series of sports events (including Football Association Premier League and other football games and championships) and the exploitation of such media rights. The exploitation of such media rights shall include the creation of Content relating to such media rights and the packaging, bundling and distribution of such Content (or any part or parts thereof) under the Marks, whether through the Communications Services or any other similar platform or distribution means not branded with the Marks, whether provided by the NTL Group or a third party, including but not limited to, as a TV Programme Service;

(vii)                          the creation, acquisition and distribution of EPGs, whether through the Communications Services or any other platform or distribution means not branded with the Marks, whether provided by the NTL Group or a third party, provided that the exclusive rights granted under this clause shall not prevent the listing in a third party-branded EPG of any TV Programme Service or television programme of a Virgin Company or prevent any Virgin Company from using the Marks in relation to Teletext or equivalent listing services as part of a TV Programme Service; and

(viii)                       the creation, acquisition and distribution of NTL TV Content, whether through the Communications Services or any other similar platform or distribution means not branded with the Marks, whether provided by the NTL Group or a third party;

(b)                         to use the Names as part of its registered company names and to use the same on headed notepaper and other corporate materials and communications which, in the course of business, bear the company name and in relation to the non-trading activities and securities listing of any member of the NTL Group and as may otherwise be required by law during the Term, provided that when used as a company name such name is always followed by the relevant company denotation (e.g. Limited) for the relevant type of company and jurisdiction;

(c)                          subject to clause 3.3(b) below, to use the Chosen Names and “Virgin.net” throughout the world;

(d)                         subject to clauses 3.3(a) and (b) below, to use the Domain Names;

(e)                          to use the Names in the Territory on or in relation to advertisements, sponsorship, promotional brochures, other materials and magazines (in or on any media) in relation to the Licensed Activities to the extent of the rights granted exclusively under this clause 3.1. The parties recognise that there may be incidental advertising, sponsorship or promotional activities undertaken outside the Territory by the Licensee, members of the NTL Group or Permitted Third Parties which are aimed at Customers or potential Customers (except in the case of Roaming Services) inside the Territory and which relate to the Licensed Activities provided within the Territory (provided that nothing in this clause shall prevent other VEL licensees conducting similar activities inside the Territory under provisions equivalent to those found in this clause 3.1(e));

(f)                            to use the Marks in relation to the provision of Roaming Services provided to Customers outside the Territory and non-Customers inside the Territory, subject to the right of any other entity which is licensed by VEL to use the name “Virgin Mobile” outside the Territory to provide services equivalent to the Roaming Services to that entity’s customers outside that entity’s licensed territory and to non-customers within its licensed territory;

(g)                         to use the Marks in the Territory on or in relation to Vouchers in respect of the Licensed Activities under this clause 3.1; and

(h)                         to use the Marks in the Territory in relation to the provision of consultancy services in connection with the Licensed Activities relating to Mobile Radio Telecommunication Services under this clause 3.1 (except those Licensed Activities under clause 3.1(e)).

Non-Exclusive Rights (except in respect of the Names which is exclusive)

3.2                                    In consideration of the Royalties and the covenants and undertakings contained in this Deed, VEL hereby grants to the Licensee and to all members of the NTL Group for the Term with effect from the Commencement Date the following non-exclusive rights (except that this grant is exclusive in relation to the use of the Names in the Territory and exclusive in relation to the Chosen Names and name “Virgin.net”):

(a)                          subject to clause 3.4(c) and (d), to use the Marks in relation to the creation of Content (other than Restricted Content) and acquisition of Content, together with the rights to package, bundle and distribute Content in the Territory under the Marks (whether through the Communications Services or any other similar platform or distribution means not branded with the Marks whether provided by the NTL Group or a third party), provided that in respect of any Restricted Content created by third parties for the NTL Group, the Licensee shall ensure that the use of the Marks in relation to such Restricted Content:

(i)                              does not create the impression that the Licensee is actually the creator of the Restricted Content or that it is otherwise branded with the Marks;

(ii)                           is in accordance with honest commercial practices and without due cause does not take unfair advantage of the Marks;

(b)                         to use the Marks in the Territory in relation to Ancillary Services;

(c)                          to use the Marks in the Territory in relation to Bundled Services;

(d)                         to use the Marks in the Territory in relation to Partner Services;

(e)                          to use the name “Virgin” as part of its registered company names and to use the same on headed notepaper and other corporate materials and communications which, in the course of business, bear the company name and in relation to the non-trading activities and securities listing of any member of the NTL Group and as may otherwise be required by law during the Term, provided that when used as a company name such name is always followed by the relevant company denotation (e.g. Limited) for the relevant type of company and jurisdiction;

(f)                            to use the Marks on or in relation to the Site, advertisements, sponsorship, materials, promotional brochures, other materials, magazines and the physical assets of members of the NTL Group and other materials used in each case in the ordinary course of conducting and promoting the Licensed Activities;

(g)                         to use the Marks in the Territory in relation to promotional products (including those in electronic form) which are incidental to the Licensed Activities provided that they are normally distributed free by members of the NTL Group in the Territory and not by way of commercial or retail sale;

(h)                         to use the Marks in the Territory in relation to the sale and supply of:

(i)                              Other Equipment, unbranded Mobile Accessories, unbranded Mobile Devices and unbranded Core Equipment through the Retail Stores and Direct Sales Channels (whether such Direct Sales Channels are operated by the NTL Group or on its behalf); and

(ii)                           branded Mobile Accessories and branded Mobile Devices through the Sales Channels,

provided that the sale and supply of unbranded Core Equipment, Mobile Accessories, Mobile Devices, and Other Equipment through Retail Stores is ancillary or incidental to the sale and supply of NTL Group’s Communications Services and branded Core Equipment, branded Mobile Accessories and branded Mobile Devices through such Retail Stores;

(i)                             to use the Marks in the Territory on or in relation to Mobile Accessories and Mobile Devices;

(j)                             to use the Marks in the Territory in relation to the following:

(i)                                       warranties on the Core Equipment, Mobile Accessories, Mobile Devices and Other Equipment;

(ii)                                    extended warranties on the Core Equipment, Mobile Accessories, Mobile Devices and Other Equipment;

(iii)                                 insurance for the Core Equipment, Mobile Accessories, Mobile Devices and Other Equipment; and

(iv)                                bill protection and identity fraud insurance to its Customers in association with a third party insurance provider on a co-branded basis;

(k)                          to use the Marks in the Territory in relation to insurance services not set out in clause 3.2(j), subject to the prior written agreement of Virgin Money Group in accordance with the provisions of the Virgin Money letter agreement set out in Schedule 6 and the prior written consent of VEL (such consent not to be unreasonably withheld, conditioned or delayed);

(l)                             to use the Marks in the Territory in relation to payment services, facilities and methods for the purchase by its Customers of its own goods and services and/or third party goods and services including:

(i)                             Vouchers in respect of the Licensed Activities under this clause 3.2; and

(ii)                         electronic payment services, facilities and methods (other than Vouchers) utilising the Communications Services and/or mobile phone handsets, television set top boxes or any other Core Equipment, Mobile Accessories, Mobile Devices and Other Equipment (in all cases, via the Communications Services provided by the NTL Group under this Deed), including Mobile Electronic Payment Services to Customers, provided that in respect of the payment for third party goods and services, such services, facilities and methods:

(aa)                                    must be provided via the NTL Group’s Communications Services;

(bb)                                  must not be on a credit basis requiring a consumer credit licence as regulated pursuant to the Consumer Credit Act 1974 (as amended and replaced from time to time); and

(cc)                                    must not be an electronic payment service, facility or method capable of being used to pay for a comprehensive range of third party goods and services unrelated to each other and which is a Banking Service (e.g. a credit or debit card such as VISA, Mastercard, AMEX, Electron and Maestro);

(m)                       to use the Marks in the Territory in relation to Banking Services not set out in clause 3.2(l), subject to the prior written agreement of Virgin Money Group in accordance with the provisions of the Virgin Money letter agreement set out in Schedule 6 and the prior written consent of VEL (such consent not to be unreasonably withheld, conditioned or delayed);

(n)                         to use the Marks in the Territory in accordance with the terms of the Virgin Retail letter agreement set out in Schedule 7 of this Deed in relation to the sale and supply of Electronic Entertainment Products and Physical Entertainment Products;

(o)                         to use the Marks in the Territory in relation to the provision of consultancy services relating to Mobile Radio Telecommunication Services in connection with the Licensed Activities under this clause 3.2 and those Licensed Activities under clause 3.1(h);

(p)                         to use the Marks in the Territory on or in relation to software applications specifically designed for use with Core Equipment and Mobile Devices;

(q)                         without prejudice to clause 3.1(a)(vii) and any other rights granted under this Deed, to use the Marks in the Territory in relation to the creation, publication and distribution (including in electronic form) of magazines where the principal or primary purpose is the listing of TV Programme Services or other similar Communications Services, provided that the Licensee shall not be permitted to publish any other printed magazines except as permitted in this Deed;

(r)                            to use the Marks in the Territory on or in relation to gift tokens or gift vouchers for the purchase of any products or services provided in accordance with this Deed;

(s)                          to use the Marks in the Territory on or in relation to Mobile Interactive Services; and

(t)                            without prejudice to clauses 3.1(a)(v) to (viii), clauses 3.2(a) and (n) and any other rights granted under this Deed, to use the Marks in the Territory on or in relation to any Mobile Content except that, in relation to music, the Licensee may only use the Marks in respect of retailing of music (including provision of access to music over Mobile Radio Telecommunication Services) subject to the terms of the Virgin Retail letter agreement set out in Schedule 7 of this Deed.

Restrictions on the exercise of the rights granted pursuant to clauses 3.1 and 3.2

3.3                                     The following restrictions shall apply to the exercise of the rights granted pursuant to clauses 3.1 and 3.2:

(a)                          VEL recognises that members of the NTL Group may:

(i)                                 use the Domain Names and forms of technology or media now in existence or developed in the future that are or will be by their nature accessible worldwide, including the internet and certain TV broadcasts (such as satellite) which have a larger reach or footprint than can be contained by a territorial grant of rights; and

(ii)                              provide remote access to any services forming part of the Licensed Activities to Customers temporarily located outside the Territory,

and VEL acknowledges and agrees that such worldwide or extra-territorial reach or remote access to the Licensed Activities shall not be considered a breach by the Licensee or any member of the NTL Group of this Deed provided that the Licensee agrees that the Licensed Activities (other than the Roaming Services) shall be targeted at Customers within the Territory and that the Licensee shall not itself and shall procure that no member of the NTL Group shall actively solicit orders from outside the Territory for any of the goods or services that are the subject of such Licensed Activities (other than Roaming Services). Where practicable, the Licensee shall also include a statement in its user terms to the effect that the Communications Services and the Licensed Activities (other than the Roaming Services) are not made available outside the Territory;

(b)                         the Licensee acknowledges that VEL may grant other parties rights to use the Virgin Marks (but not the Chosen Names, the name “Virgin.net” nor the Domain Names other than virginmobile.com which is non-exclusive) outside the Territory in relation to activities similar or identical to the Licensed Activities (including Roaming Services) and may grant such rights using forms of technology or media developed in the future that will by its nature be accessible world-wide, such that the Virgin Marks may be accessible to persons within the Territory. The Licensee agrees that the grant of these rights shall not amount to a breach of VEL’s obligations under this Deed provided that (save in relation to Roaming Services) VEL does not authorise these other parties to use the Virgin Marks to solicit orders or target customers within the Territory for the goods or services that are the subject of the Licensed Activities where such orders originate from inside the Territory;

(c)                          save as otherwise permitted under this Deed including clauses 3.2(n) and (t), the NTL Group is not permitted to use the Marks to brand any music download service (other than ringtones) without the agreement of such relevant Virgin Company who has an exclusive licence to use the Virgin Marks in connection with a music download service, but the Licensee and members of the NTL Group may include a music download service as a Partner Service or as part of a Bundled Service in accordance with this Deed;

(d)                         the Licensee and members of the NTL Group shall only use the Marks in the form of the Names and shall not use the name “Virgin” or the “V” from the Virgin Signature by itself, except in the following circumstances:

(i)                                 those listed in Schedule 5;

(ii)                              where there are space constraints and where the Licensee has sought and obtained VEL’s prior written consent (not to be unreasonably withheld, conditioned or delayed);

(iii)                           where the Licensee has sought and obtained VEL’s prior written consent (not to be unreasonably withheld, conditioned or delayed);

(iv)                           in the case of the V Marks “VFestival” and “V2000 (Series)”, any use shall only be in relation to promotional materials relating to the Licensee’s sponsorship of the VFestival; or

(v)                              as otherwise permitted by the TM Guidelines;

(e)                         if the Chosen Name is “Virgin Vision” the Licensee and members of the NTL Group shall not use “Vision” except in conjunction with the name “Virgin” or the form “Virgin Vision”; and

(f)                           in standalone physical retail outlets operated under the Marks the Licensee may not market or supply Communications Services provided by a third party (for the avoidance of doubt, for the purposes of this clause 3.3(f), “third party” shall not include members of the NTL Group) and sold under a third party brand except with the consent of VEL not to be unreasonably withheld, conditioned or delayed.

Additional provisions relating to Content

3.4                                     The following provisions shall apply in relation to the grant of rights in clauses 3.1(a)(v) to (viii) and clause 3.2(a):

(a)                          nothing in the grant of rights in clause 3.1(a)(v), (vi) or (vii), but subject to the provisions of clause 3.4(b) below, is intended to prevent VEL or a Virgin Company from:

(i)                             owning or operating any mixed general entertainment or non-premium TV Programme Service (such as Channel 5 or a shopping channel but not, for the avoidance of doubt, any sports-based TV Programme Service, movie-based TV Programme Service or TV Programme Service consisting of Other Premium TV Content) under the Marks; or

(ii)                          acquiring and/or broadcasting sports and/or movie Content on the TV Programme Service referred to in clause 3.4(a)(i) above, provided that such broadcast of sports and/or movie Content is only part of a general entertainment offering; or

(iii)                       including any non-premium content as part of the TV Programme Service referred to in clause 3.4(a)(i) above,

(b)                         notwithstanding the provisions of clause 3.4(a), the parties agree as follows:

(i)                             VEL and the Virgin Companies shall not be permitted to own or operate more than four (4), in aggregate, TV Programme Services as referred to in clause 3.4(a)(i) under the Marks to be distributed in or targeted at the Territory;

(ii)                          if VEL or any Virgin Company provides any TV Programme Service under the Marks to be distributed in or targeted at the Territory it shall offer the NTL Group rights to distribute such TV Programme Service within a time period and upon the best terms offered to any third party, and VEL shall only permit or license any other person to use the Marks in relation to any TV Programme Service on the condition that such TV Programme Service is offered for distribution to the NTL Group by such licensee within a time period and upon the best terms offered to any third party; and

(iii)                       if VEL and any Virgin Company provides a TV Programme Service under the Marks to be distributed in or targeted at the Territory it shall only be permitted to distribute such TV Programme Service through the NTL Group’s Communications Services or via a third party’s distribution means or platform using such third party’s brand name (for example, a third party branded television platform or internet service),

(c)                          save as expressly permitted under clauses 3.1(a)(v) to (viii), the Licensee agrees not to use the Marks for a TV Programme Service or in relation to the commissioning or production of original film or television programmes, provided that VEL accepts that the Licensee shall be free to pursue such commissioning and production of original film and television programmes under any mark or brand name other than the Marks so long as this is done in such a way to avoid creating the impression that any third party services are branded with the Marks (unless the relevant provider is a Virgin Company) and such use is in accordance with honest commercial practices and does not take unfair advantage of the Marks;

(d)                         the Licensee agrees not to use the Marks in relation to the creation of any Adult Content provided that the NTL Group shall be permitted, subject to compliance with applicable laws and regulations, to provide access to and to package, bundle and distribute Adult Content through the Communications Services under the Marks.

Limitations on Bundled Services

3.5                                     Where members of the NTL Group are offering Bundled Services, the Licensee shall and shall procure that members of the NTL Group shall use its or their reasonable endeavours to ensure that the use of the Marks in relation to the Bundled Services:

(a)                          does not create the impression that any of the Bundled Services are offered by members of the NTL Group on a standalone basis separate from Communications Services;

(b)                         does not create the impression that the relevant member of the NTL Group is actually the provider (otherwise as an intermediary or conduit) of the third party or non-“Virgin” branded elements of the Bundled Services;

(c)                          could not reasonably be considered to result in consumer confusion (regarding who is providing the third party or non-“Virgin” branded elements of the Bundled Services); and

(d)                         does not create the impression that any third party services are branded with the Marks (unless the relevant provider is a Virgin Company).

3.6                                     The packaging, bundling and distribution by the Licensee of Content as contemplated by clauses 3.1(a), (v), (vi) and (vii) and 3.2(a) shall not constitute a Bundled Service.

Limitations on Partner Services

3.7                                     Where members of the NTL Group are providing Partner Services, the Licensee shall and shall procure that members of the NTL Group shall use its or their reasonable endeavours to ensure that the use of the Marks in relation to the Partner Services:

(a)                         does not create the impression that the relevant member of NTL Group is actually the provider (otherwise as an intermediary or conduit) of the Partner Services or any of the goods or services which are subject of the Partner Services;

(b)                        could not reasonably be considered to result in consumer confusion (regarding who is providing the Partner Services); and

(c)                         does not create the impression that any third party goods or services are branded with the Marks (unless the relevant provider is a Virgin Company).

3.8                                     Notwithstanding the provisions of clauses 3.5 and 3.7, VEL confirms that in connection with provision of Bundled Services and Partner Services, where the trade marks and trade names of third parties appear along with or in association with the Marks, the Licensee shall be entitled to provide registration and authentication services, billing and payment services (but not Banking Services unless otherwise permitted in accordance with this Deed) and customer and technical support using the Marks.

Limitations on Co-Branding

3.9                                     The parties acknowledge that the trade marks and trade names of third parties and any member of the NTL Group may appear along with or in association with the Marks provided that:

(a)                          such trade marks and trade names are used to identify the products and services being offered or to identify a trading entity;

(b)                         such trade marks and trade names are not used in combination with the Marks so as to form a new or composite mark (other than as expressly permitted under this Deed) without the prior written consent of VEL (such consent not to be unreasonably withheld, conditioned or delayed); and

(c)                          such trade marks and trade names are not used in any manner which is not in accordance with honest and commercial practices or without due cause takes unfair advantage thereof or could reasonably be considered to result in consumer confusion.

Domain Names and Internet Use

3.10                               The parties agree and acknowledge that the Licensee and members of the NTL Group shall primarily use and market a domain name and a URL using the Chosen Names in the form “Chosen Name.com” and “virgin.com/Chosen Name” and that any other

Domain Names shall primarily be used to generate additional traffic to the Site and/or for specific activities or promotions.

3.11                              Throughout the Term, VEL shall procure that a clearly accessible hyperlink is maintained (and appears ‘above the fold’) on the Virgin.com website (or such other main portal website operated by or on behalf of the Virgin Group from time to time) to the Site and the Licensee shall and shall procure that members of the NTL Group shall ensure that a hyperlink is maintained on the Site to the Virgin.com website (or such other main portal website operated by or on behalf of the Virgin Group from time to time).

Reservation of VEL’s Rights

3.12                              VEL shall not use or license the use of the Marks, the name “Virgin”, the letter “V” or anything confusingly similar thereto in the Territory at any time during the Term in relation to Communications Services but VEL and/or any Virgin Company shall not be prevented by virtue of this Deed from using the Virgin Marks in relation to:

(a)                          promoting their own business, products and/or services and/or offering their products and/or services with reference to the “Virgin” name in the Territory through any third party Communications Services or Communications Network or to the customers of any third party Communications Services or Communications Network;

(b)                         any non-exclusive rights under this Deed;

(c)                          Other Email Services and Other Webspace Services;

(d)                         Communications Services provided in the ordinary course of business within premises and locations ordinarily forming part of the activities licensed by VEL to such Virgin Company where the provision of such Communications Services is incidental to and a minor adjunct of their principal business including, retail outlets, health and fitness centres, hotels, aeroplanes, trains, cars, motorcycles, ships or other modes or transport, private airport lounges, train station lounges and other transportation lounges;

(e)                          any Content offered by Virgin Companies, except as set out in clause 3.1(a) (v) to (viii) and subject to the provisions of clause 3.4;

(f)                            internet cafes; or

(g)                         sponsorship of any sports events, tournaments, leagues or teams,

provided that:

(i)                              all such use of the Virgin Marks in accordance with this clause, other than in relation to (g) above, is confined to use in conjunction with, and always in front of, any word or words which are used to describe or denote the activities licensed by VEL to the relevant Virgin Company (subject to any exceptions equivalent to those under clause 3.3(d)); and

(ii)                           this is done in accordance with honest commercial practices and in the ordinary course of VEL and/or any Virgin Company business and in such a way which could not reasonably be considered to result in consumer confusion as to who is the actual provider of such services.

Extension of Grant

3.13                               VEL shall notify the Licensee if and when:

(a)                              the rights to use the Marks in the Territory in relation to the creation of the Restricted Content become available; and/or

(b)                             it intends to use or grant a licence for use of the Marks in the Territory in relation to internet cafes, the commissioning or production of original film and/or television programmes (to the extent not already licensed in this Deed) and/or the rights to acquire and/or brand a TV Programme Service with the Marks (to the extent not already licensed in this Deed), and shall:

(i)                              give the Licensee reasonable details of any proposals submitted by or to the Virgin Group for the licensing of such rights; and

(ii)                           give the Licensee an opportunity, within a time period and on terms no less favourable than those given to third parties, to submit a written proposal relating to the exploitation of those rights by the Licensee on reasonable commercial terms.

The Licensee shall submit any written business proposal as soon as reasonably practicable and VEL shall consider such proposal as soon as reasonably practicable and on a good faith basis. VEL agrees, for a period of sixty (60) days (or such other period as the parties may agree in good faith) from VEL’s original notice to enter into good faith discussions with the Licensee and not to grant a licence in respect of those rights to any other party during such period.

No Grant to Third Parties

3.14                              VEL agrees that it shall not during the Term and for a period of twelve (12) months from the date of termination or expiry of this Deed or, at the Licensee’s option, twenty four (24) months (subject in such latter case to the Licensee paying to VEL a sum equivalent to the amount paid to VEL in the last four full quarters for which a royalty was paid, adjusted to take account of RPI from the date of termination or expiry of the Deed to the end of the twelve (12) month period following such termination or expiry):

(a)                          use itself nor grant to any person other than the Licensee the right to use the Marks in the Territory in relation to any of the exclusive Licensed Activities specified in clause 3.1 (except to the extent other licensees of the Marks are permitted to use them in respect of services equivalent to Communications Services in the manner described in clause 3.12(d));

(b)                         use itself nor grant to any third party the right to use the Chosen Names or the name “Virgin.net” anywhere in the world;

(c)                          use itself nor grant to any person other than the Licensee the right to use the Names in the Territory;

(d)                         use itself nor grant to any third party the right to use the letter “V” (whether plain or in stylised form) in front of (i) the non-“Virgin” part of the Chosen Names anywhere in the world; or (ii) any word or words which are identical or colourably similar to the Names in the Territory; and

(e)                          use itself nor grant to any third party other than the Licensee the right to use the Marks in respect of the marketing or supply in physical retail outlets of Communications Services and Core Equipment provided by any third party and sold under that third party brand (and warrants that it has not granted any such rights prior to the date of this Deed) in the Territory save that the Licensee acknowledges that Virgin Retail Limited (or its successors and/or assignees) has been granted as at the Commencement Date under the VRL Licence as defined in Schedule 7 of this Deed certain rights to sell third party equipment that may fall within the definition of Core Equipment in this Deed.

Miscellaneous Provisions

3.15                              The parties acknowledge that the “Virgin” logo appearing at Part B of Schedule 1 is a new version of the logo and agree, to the extent that this is reasonably practicable, to a gradual transition toward use of this logo over time.

3.16                              Members of the NTL Group shall be entitled to do all acts which would otherwise be restricted by the copyright in the Marks in connection with the carrying on and provision of the Licensed Activities.

3.17                              Subject to paragraph 5.5 of Schedule 3, the Licensee undertakes that it and relevant members of the NTL Group shall make genuine use of the Marks as soon as reasonably practicable after the Commencement Date (unless otherwise agreed between the parties) in relation to the Communications Services provided from time to time by the NTL Group for at least the Minimum Term.

3.18                              The parties acknowledge that, during the Term, major technological changes and advancements will occur in relation to the Licensed Activities which the parties are unable to foresee as at the Commencement Date. As such, the parties declare that it is their common intention that this Deed is intended to cover such changes and advancements and to enable the Licensed Activities in respect of which the Marks may be used to develop over the Term. The parties further acknowledge that the definitions of “Communications Services” and “Communications Network” provided for in this Deed are intended to include not only existing communications services and networks, but also new communications services and networks which result from innovations, technological developments and discoveries and the trend towards the convergence of such communications services and networks to ensure that the NTL Group can effectively compete with new communications services and networks introduced by others as well as innovate and introduce new communications services and networks of its own. The parties agree that this Deed, including the definitions of “Communications Services” and “Communications Network”, shall be construed accordingly.

3.19                              Without prejudice to the provisions of clause 3.18, should either party at any time during the Term be of the view that this Deed as drafted, including the definitions of “Communications Services” and “Communications Network”, does not fully reflect the common intentions of the parties as stated in clause 3.18, it may notify the other party to that effect and the parties will meet within 14 days to agree in good faith appropriate amendments to this Deed. In the event that the parties fail to reach agreement on appropriate amendments within one hundred and eighty (180) days of any notification given under this clause 3.19, either party may refer the matter to dispute resolution in accordance with clause 14.6.

3.20                              For clarification it is stated that prior to granting this Licence the parties have signed the letters of agreement annexed in Schedules 6 and 7 to this Deed.

4.                                       PAYMENT OF ROYALTIES

4.1                                     Except as set out in clause 4.12 and clause 6.9, and subject to clause 4.13 the Licensee agrees to pay VEL a royalty the greater of:

(a)                                  one quarter of one per cent (0.25%) of the Licensed Revenues; or

(b)                                 two million one hundred and twenty five thousand pounds (£2,125,000),

in respect of each Quarter during the Term. In respect of any part of a Quarter during the Term, the Royalties shall be determined in accordance with the following provisions of this clause 4, but shall be reduced pro rata in accordance with the number of days during which this Deed subsists compared with the number of days in the Quarter in question.

4.2                                    The Licensee shall, within ten (10) Business Days after the date on which NTL Incorporated has filed a Quarterly Report with the SEC in respect of a Quarter, deliver to VEL a statement in respect of such Quarter, certified as correct by the chief financial officer of NTL Incorporated, of the total Licensed Revenues and the Royalties due to VEL in respect of such Quarter.

4.3                                    All amounts payable under this Deed are expressed exclusive of VAT. Each party shall, to the extent required by law, pay VAT on all sums becoming due from it to the other party under the provisions of this Deed at the appropriate rate in force, upon receipt of a valid VAT invoice.

4.4                                    VEL shall be entitled to render an invoice in respect of the Royalties due under clause 4.1 upon receipt of the statement referred to in clause 4.2. The Licensee shall pay such Royalties within thirty (30) Business Days following receipt by the Licensee of an appropriate VAT invoice.

4.5                                    The Licensee shall, within ten (10) Business Days after the date on which NTL Incorporated has filed an Annual Report in respect of a Financial Year, deliver to VEL a statement in respect of such Financial Year, certified as correct by the chief financial officer of NTL Incorporated, of the total Licensed Revenues and the Royalties due to VEL in respect of such Financial Year. In the event that the sum of the Royalties paid by the Licensee under clause 4.4 for that Financial Year are less or more than those certified under this clause 4.5, the Licensee shall pay any additional

Royalties due to VEL or VEL shall return to the Licensee any excess Royalties paid, as the case may be, within ten (10) Business Days of such certificate.

4.6                                    All payments of Royalties to VEL will be made in Sterling to VEL’s bank account or as directed by VEL. All payments due to the Licensee will be made in Sterling to the Licensee’s bank account or as directed by the Licensee.

4.7                                    If either party fails to pay any sum due and payable under these terms to the other party which is not the subject of a dispute between the parties, the amount due will bear interest, accruing from the due date until the date of actual payment, calculated at a daily rate equivalent to two per cent. above the base rate then in effect of Lloyds Bank plc (or its successor in title) (both before and after any court judgment).

4.8                                    NTL Incorporated’s Quarterly Reports and Annual Reports shall be prepared in accordance with Accounting Standards and, in respect of Annual Reports, shall be audited by NTL Incorporated’s auditors. As such, save as set out in clause 4.10, VEL shall have no rights of inspection or audit of the Licensee’s books and records nor of any other member of the NTL Group.

4.9                                    If at any time NTL Incorporated shall no longer be a registrant reporting under the Securities Exchange Act of 1934, or NTL Incorporated shall no longer report Consumer Revenues in its Quarterly Report or Annual Report, the NTL Group shall provide substitute reports to VEL that include the same information in respect of Consumer Revenues as would have been included in its Quarterly Report or Annual Report as contemplated by this Deed (such substitute reports, respectively, a “Substitute Quarterly Report” and a “Substitute Annual Report”) and shall be certified as correct and audited in the manner provided in clauses 4.2, 4.5 and 4.8. Such Substitute Quarterly Reports in respect of each of the first three quarters of each Financial Year shall be due within sixty (60) days of the end of that quarter and the Substitute Annual Report shall be due within ninety (90) days of the end of the Financial Year. In each such case, Financial Year shall mean the fiscal year of, and the Substitute Quarterly Reports and Substitute Annual Reports shall be produced in respect of, a company designated by NTL Group which shall be the company whose subsidiaries are responsible for 100% of Consumer Revenues and which has the most direct supervisory or governance role in respect of such subsidiaries, references to NTL Incorporated in this Deed shall be deemed to refer to such company, and such Substitute Quarterly Reports Substitute and Annual Reports shall be deemed to be Quarterly Reports and Annual Reports for the purposes set forth in this Deed.

4.10                              In the event that VEL has reasonable grounds to believe that there is a material error in the calculation of the Royalties, it shall notify the Licensee in writing and the parties shall use reasonable endeavours to resolve any discrepancies raised by VEL in good faith. Any disputes as to the calculation of Royalties shall be referred to the dispute resolution procedure set out in clause 14.6. If such dispute has not been resolved and the mediator appointed pursuant to clause 14.6 decides that a material error may have been made, VEL shall be entitled to carry out an audit of the NTL Group’s books of accounts as reasonably necessary to determine whether there has been a material error in the statements certified under clauses 4.2 and 4.5 or in the information certified under clause 4.9. Any such audit shall be conducted as follows:

(a)                          upon the written request of VEL and not more than once in each period of twelve months, and only after NTL Incorporated has published its accounts for any given Financial Year, the Licensee shall permit one of KPMG Audit plc, Ernst and Young LLP, Deloitte & Touche LLP or PricewaterhouseCoopers LLP, or their successors in title as appointed by VEL and agreed by the Licensee (or, failing agreement, such other auditing firm of international repute as is agreed), to have access during normal business hours to such records of the NTL Group as are reasonably necessary to determine whether there has been any material error in calculating the Royalties and whether there has been an overpayment or underpayment of Royalties pursuant to this Deed for any Quarter in such Financial Year or for the whole of the Financial Year in question. In the absence of material error, such accounting firm shall not be entitled to question the application of the NTL Group’s judgement in applying the Accounting Standards (or that of their accountants and auditors);

(b)                         the Licensee, at the cost of VEL, shall and shall procure that relevant members of the NTL Group will provide such assistance to the accounting firm as is reasonably necessary in connection with the audit, provided that the Licensee has received reasonable advance notice of such audit from VEL. Such accounting firm shall execute a confidentiality undertaking no less strict than the confidentiality obligations set forth in this Deed in a form reasonably acceptable to the Licensee and suitable for the purpose of performing the audit under this clause 4.10. Such accounting firm shall carry out its audit within two (2) calendar months and report only on matters which bear on whether the Royalties paid or due to be paid by the Licensee were determined and accurately calculated in accordance with this Deed. The report shall be addressed to both VEL and the Licensee;

(c)                          these rights with respect to any Quarter or any Financial Year shall terminate twelve (12) months after the end of such Quarter or Financial Year;

(d)                         if, after consultation with the parties, such accounting firm concludes that there was an overpayment or underpayment, the Licensee shall pay the additional royalties due to VEL or VEL shall return to the Licensee any excess royalties paid, as the case may be, and in each case together with interest thereon, within thirty (30) days after the accounting firm’s written report is delivered to both VEL and the Licensee. The fees and disbursements charged by such accounting firm shall be paid by VEL unless the accounting firm concludes that there has been an underpayment by more than five percent (5%) of the royalties due, in which case the Licensee shall pay its reasonable fees and disbursements. Neither VEL nor the Licensee shall consult with such accounting firm in person or orally unless the other parties are given reasonable advance notice of and the opportunity to participate in such consultation; all communications made in writing shall be copied to the other party who may respond to the accounting firm in question with a copy to the other parties; and

(e)                          the decision of the accounting firm, acting as expert and not as arbitrator, shall be final and binding upon the parties (save in the case of fraud or a material error), and not subject to dispute resolution procedures under clause 14.6 or otherwise. Should either party fail to comply with the decision, the cost of any proceedings brought to enforce same shall be at the sole expense of the non-complying party, who shall reimburse the complying party for its reasonable attorneys’ fees and reasonable disbursements.

4.11                              VEL and the Licensee shall treat all information subject to review under this clause 4 in accordance with the confidentiality provisions of this Deed.

4.12                              VEL accepts that the Licensee may not be able to provide the Communications Services by reference to the Marks (other than the services formerly licensed pursuant to the Virgin Net Licence and the services licensed pursuant to the Virgin Mobile Licence) for a period of time after the Commencement Date. Subject to clause 6.9 and clause 4.13, during that time the Licensee agrees to pay to VEL a royalty equal to the greater of:

(a)                                  one quarter of one per cent (0.25%) of the Consumer Revenues, together with, to the extent not already included in Consumer Revenues, any other revenues accruing to the NTL Group from activities carried out pursuant to the Marks, less bad debt expense in accordance with Accounting Standards (save that such deduction in respect of such bad debt expense shall not exceed four per cent (4%) of Consumer Revenues); or

(b)                                 two million one hundred and twenty five thousand pounds (£2,125,000),

in respect of each Quarter during the Term. In respect of any part of a Quarter during the Term, the Royalties shall be determined in accordance with the provisions of this clause 4, but shall be reduced pro rata in accordance with the number of days during which this Deed subsists compared with the number of days in the Quarter in question.

4.13                              If the NTL Group has acquired a majority of the issued ordinary shares of Virgin Mobile Holdings (UK) plc but the Licensee has not served the notice set out in clause 2.3(c) of this Deed such that the Virgin Mobile Licence remains in force, then the royalties payable pursuant to the Virgin Mobile Licence shall be deducted from royalties due under this clause 4.

4.14                              The Licensee agrees to provide, at the reasonable request of VEL, a monthly revenue report with sufficient information for the purposes of determining the royalties due and payable under this Deed (as generally distributed within the NTL Group to senior management).

5.                                       CONDITIONS OF USE

5.1                                    The Licensee acknowledges that the value and reputation of the Marks is such that they denote high quality status and agrees to and shall procure that relevant members of the NTL Group shall:

(a)                          use all reasonable endeavours to apply the Marks to goods and services of a style, appearance and quality so as to maintain the value and reputation of the Marks;

(b)                         subject to clause 5.2, use the Marks in accordance with the TM Guidelines; and

(c)                          use all reasonable endeavours to apply the Marks to goods and services of a standard consistent with good industry practice and standards.

5.2                                     The Licensee shall not be obliged to consult VEL as to its manner of use of the Marks where such use is in accordance with the TM Guidelines. However, the Licensee may submit designs and/or proposed advertising, marketing or promotional materials using the Marks to VEL for approval, such approval not to be unreasonably withheld, conditioned or delayed. Where VEL has not sent (by courier, post, email or facsimile) to the Licensee at its then usual business or email address a written response in relation to the designs and/or materials submitted by the Licensee within five Business Days (or such other period as may be agreed between the parties) of receipt of such designs and/or materials, VEL shall be deemed to have approved the designs and/or materials for the purposes of this clause.

5.3                                     In the event that either party wishes to create any logo incorporating the Marks specific to the Licensee, then the parties shall work together to create such logo, provided that the Licensee agrees that VEL shall have the right of final design approval of such logo in respect of matters such as brand consistency.

5.4                                     The Licensee shall use all reasonable endeavours to comply with the following conditions of use:

(a)                          where reasonably practicable, and upon request from VEL, the Licensee shall display and shall procure that the relevant members of the NTL Group shall display a statement in the following terms:

“Virgin” and the Virgin Signature logo are registered trade marks of Virgin Enterprises Limited and are used under licence”;

(b)                         the Marks may not be used in combination with any other marks, names, words, logos, symbols or devices to form a new or composite mark (except as specified in this Deed) without the prior written consent of VEL, such consent not to be unreasonably withheld, conditioned or delayed;

(c)                          the exercise of the rights granted by this Deed to the members of the NTL Group shall comply in all material respects with all applicable laws and regulations in force within the Territory save to the extent that such compliance is made impractical by the action or inaction of VEL;

(d)                         the Licensee shall and shall procure that relevant members of the NTL Group shall obtain and comply in all material respects with all necessary consents, licences and authorisations required in connection with the provision of the Licensed Activities within the Territory save to the extent that such compliance is made impractical by the action or inaction of VEL; and

(e)                          the Marks shall not be used in any manner which, knowingly, wilfully or recklessly, would bring them into disrepute or otherwise materially damage the goodwill or reputation of the Marks or materially damage VEL’s right in and to the Marks.

5.5                                     During the Term the Licensee shall not use, and shall procure that no relevant members of the NTL Group use, without VEL’s prior consent (such consent not to be unreasonably conditioned, withheld or delayed):

(a)                          any marks which are confusingly similar to but not identical with the Marks (or “Vision” if the Chosen Name is “Virgin Vision”) in relation to the Licensed Activities;

(b)                         the Marks or any marks which are confusingly similar to but not identical with the Marks (or “Vision” if the Chosen Name is “Virgin Vision”) in relation to any activities other than the Licensed Activities.

5.6                                    In order to ensure that any relevant member of the NTL Group is complying with the obligations under this Deed, the Licensee shall, and shall procure that relevant members of the NTL Group shall, on reasonable written request from VEL:

(a)                          provide reasonable quantities of free samples of any materials (including all advertising, marketing and promotional materials) bearing the Marks used in connection with the Licensed Activities prior to or in the course of their installation, sale or distribution;

(b)                         provide VEL as soon as practicable with full particulars of proposed advertising campaigns bearing the Marks used in connection with the Licensed Activities;

(c)                          promptly provide VEL on an aggregate basis with sufficient details of all material complaints made by customers, distributors, retailers and/or members of the public (but shall not be obliged to supply personal data or identify complainants where to do so would be in breach of the Data Protection Act 1998) relating to the Licensed Activities conducted under the Marks together with reports on the resolution of such complaints and shall comply with any reasonable directions or recommendations given by VEL in respect thereof;

(d)                         provide VEL with details of any material claims, litigation, arbitration or administrative proceedings, investigations or enquiries which are in progress or threatened in writing against the relevant member of the NTL Group concerning the Licensed Activities carried out using the Marks. This clause shall not require any member of the NTL Group to waive or jeopardise its rights to any privilege in relation to such proceedings, investigations or enquiries;

(e)                          meet with VEL once in each calendar year in order to review the exercise of the rights granted by this Deed to the members of the NTL Group;

(f)                            where VEL has reasonable grounds to believe that any member of the NTL Group is not complying with this Deed, VEL (or its nominated representatives) may upon reasonable notice in writing during business hours, enter the premises of any member of the NTL Group at which the Licensed Activities are carried out, or the Marks are otherwise used and have access to all documents which may be reasonably requested to assess whether the relevant member of the NTL Group is complying with the obligations under the terms of this Deed provided that:

(i)                              VEL shall use its reasonable endeavours to ensure that it shall cause as a little disruption as possible whilst on such premises;

(ii)                           VEL acknowledges that it or its nominated representative shall be under the supervision of the relevant member of the NTL Group whilst at the premises; and

(iii)                       VEL shall not interfere in any way with the computer systems of any member of the NTL Group but where access to any computer systems is reasonably necessary for VEL’s inspection under this clause, such access shall be carried out by a representative of the NTL Group to the reasonable direction of VEL or its nominated representative, subject to compliance with the Data Protection Act 1998;

(g)                         provide VEL with the reports referred to in Schedule 3, copies of customer service scripting, copies of pro-forma letters sent to customers and any brand tracking studies/reports undertaken or commissioned by the NTL Group.

VEL acknowledges and agrees that the Licensee shall be deemed to have complied with the provisions of clause 5.6(a) and (b) if the information and materials requested under such provisions is provided to or made available to the Chief Marketing Officer.

5.7                                     If at any time the Licensee or any member of the NTL Group fails to comply in any material respect with the conditions of use or standards of quality and presentation set out in this clause 5 (other than with respect to Service Levels), VEL may direct the Licensee or such member of the NTL Group, in writing, to take such reasonable steps as may be necessary to ensure compliance with this clause 5 and the Licensee shall procure that the relevant member of the NTL Group shall, within twenty five (25) days or any such period as the parties may agree, correct any such non-compliance. In relation to the TM Guidelines this may include the withdrawal of non-complying advertising, marketing or promotional materials where reasonably practicable.

5.8                                    The parties shall comply with the obligations set out in Schedule 3 with respect of the Service Levels.

5.9                                    The Licensee recognises that it is part of a group of companies and businesses licensed by VEL to use the Marks and agrees that it shall cooperate in Virgin Group activities and initiatives, including charitable initiatives associated with Virgin Unite, procurement initiatives, marketing forums, promotions of the virgin.com website, provided that the NTL Group shall not be required to participate in any activity or initiative where it considers in its absolute discretion that such participation may be detrimental to the NTL Group or its business, operations or other activities. Where any Virgin Company requests its products or services be accessible through the Communications Services provided by the NTL Group and/or be included as part of the Partner Services, then the Licensee shall consider in all good faith such requests on terms that are no less favourable than those offered to any other third party where such request does not unreasonably impact on its business. VEL shall use all reasonable efforts to facilitate activities and initiatives proposed by the Licensee in conjunction with any Virgin Company and on terms no less favourable than those offered to any other third party.

5.10                              VEL, or any Affiliate of VEL nominated by VEL, shall have the right to appoint a suitably qualified senior sales and marketing executive for employment as Chief Marketing Officer of the NTL Group reporting directly to the CEO, COO or to the senior person in charge of the consumer division of the NTL Group. Such employment shall commence no earlier than the Commencement Date (and such right will then continue during the Term) and shall be with the relevant employing company in the NTL Group upon that company’s usual terms and conditions of employment and subject to satisfactory references and immigration status. If the proposed appointee is not approved by that company for employment as a result of the references or immigration status or if the employee then leaves the employment of the NTL Group, then VEL, or any Affiliate of VEL nominated by VEL, shall have a right to appoint an alternative executive. This clause shall not prevent the relevant NTL Group employing company from terminating such employment at any time in accordance with such terms and conditions of employment provided that VEL, or any Affiliate of VEL nominated by VEL, shall have a right to appoint an alternative executive. The Licensee may recommend to VEL a suitably qualified senior sales and marketing executive for employment as Chief Marketing Officer and VEL shall consider such recommendation in good faith.

5.11                              VEL shall provide reasonable support and guidance to the members of the NTL Group engaged in the Licensed Activities, as may be requested from time to time, in relation to the members of the NTL Group’s use and/or proposed use of the Marks.

5.12                              VEL shall use all reasonable efforts to ensure that the members of the NTL Group are treated no less favourably than other Virgin Companies.

5.13                              The parties acknowledge that the NTL Group may not currently comply with all aspects of the Direct Selling Policy but that, prior to launch of products or services under the Marks, it will comply with the Direct Selling Policy with respect to those products or services.

6.                                       TRADE MARK PROTECTION

6.1                                    The Licensee acknowledges VEL’s right, title and interest in the Marks (subject to this Deed) and undertakes not to do and shall procure that the members of the NTL Group shall not do any act which would jeopardise or invalidate the registration of the Marks nor to do any act which could give rise to any application to remove the Marks or which would otherwise prejudice in a material way VEL’s right, title and interest in the Marks.

6.2                                    The Licensee and VEL each undertake that they shall, and the Licensee shall procure that relevant members of the NTL Group shall, at the other’s request and at their own expense, execute or procure the execution of any document which may be necessary to allow recordal of the rights granted to the members of the NTL Group by this Deed and the corresponding cancellation of such recordal on the expiry or termination of this Deed, for whatever reason.

6.3                                    The Licensee shall not and shall procure that no member of the NTL Group shall seek any registration of any trade mark, copyright, domain name or analogous right which is identical with or confusingly similar to any of the Marks or which otherwise incorporates the “Virgin” name. VEL agrees, at the Licensee’s cost, to register any additional and available domain names comprising a new and relevant domain name suffix relating to the Licensed Activities and containing the Names as are reasonably requested by the Licensee, and all such domain names shall, when registered, automatically be deemed “Domain Names” for the purposes of this Deed. The Licensee shall be responsible for administering sub-domains for which no registration in required and applying for and maintaining SSL licences (e.g. certificates for secure websites) in the name of VEL, for which purpose VEL consents to the use of its name on such applications and registrations and agrees to provide its reasonable assistance (including, without limitation, information) as the Licensee may from time to time require for these purposes.

6.4                                    VEL shall take all reasonable steps to ensure that the registrations of the Marks cover (and, if applicable, are extended to cover) the scope of the Licensed Activities to the extent that registrations are available in the Territory and shall accordingly make all such formal trade mark applications in its own name as are, in its reasonable opinion, necessary (at its cost).

6.5                                     VEL shall:

(a)                          use all reasonable endeavours to prosecute any pending applications for the Marks to registration as soon as reasonably practicable hereafter which shall include seeking in good faith to overcome all oppositions and objections;

(b)                         ensure that the registrations of such of the Marks as are registered are renewed as and when they fall due for renewal;

(c)                          upon the written reasonable request, and at the expense of the Licensee, apply and prosecute further trade mark registrations in the Territory which feature the Marks in the form of the Names, following which such applications and registrations shall be added to Schedule 2. The Licensee shall have the right to review and provide comment on any such pending applications, and VEL shall, in good faith, consider such comments; and

(d)                         maintain and protect the goodwill and reputation of the Marks, provided that VEL shall not be in breach of this clause 6.5(d) to the extent that diminution of the goodwill and reputation of the Marks is caused by a breach of this Deed by the Licensee or a member of the NTL Group.

6.6                                    Other than those additional trade marks and additional domain names requested by the Licensee in accordance with clauses 6.3 and 6.5(c), the costs of filing, pursuing and renewing other formal trade mark applications and other any registrations in the Territory for any of the Marks and the Domain Names under clause 6 which relate in whole or in part to the Licensed Activities shall be paid in full and in a timely manner by VEL.

6.7                                    The Licensee shall and shall procure that relevant members of the NTL Group shall, at the reasonable request and expense of VEL, provide reasonable assistance in connection with the protection and maintenance by VEL of its rights in and to the Marks as VEL may from time to time in its reasonable discretion determine necessary including providing details of sales figures, Customer numbers, marketing spend, launch dates and dates of first use of the Marks by the members of the NTL Group.

6.8                                    Without prejudice to the rights of the members of the NTL Group under this Deed, the Licensee shall and shall procure that relevant members of the NTL Group shall immediately stop using, or as VEL may direct, modify the use of, any Marks in relation to any part or parts of the Licensed Activities, on receipt of written notice from VEL that such use infringes or is reasonably likely to infringe the Intellectual Property Rights of a third party (other than any Virgin Company) provided always that:

(a)                         VEL gives the Licensee full details of the alleged infringement, together with a written opinion from competent external and independent legal counsel specialising in intellectual property law to the effect that such use constitutes, or is reasonably likely to constitute, an infringement of the Intellectual Property Rights of a third party; and

(b)                        VEL shall permit the relevant members of the NTL Group to recommence use of the Marks if, and as soon as reasonably practicable after, VEL settles the matter with the third party with the effect that use by the members of the NTL Group is permitted or would no longer amount to an infringement of such third party’s Intellectual Property Rights, provided that nothing in this clause 6.8 shall prevent the members of the NTL Group from exercising any rights they may have against VEL.

6.9                                    The Licensee shall not be required to make any Royalty payments in relation to those Licensed Activities in respect of which it is unable to use the Marks for any period during which such use of the Marks by any member of the NTL Group is suspended under clause 6.8.

7.                                       DEALINGS

7.1                                     Save as otherwise specified in this Deed, the rights granted under this Deed are personal to the Licensee and the other members of the NTL Group and they shall not delegate, assign, sub-license or sub-contract any of those rights (except by way of mortgage, charge or security, and only until such time as that funding shall be repaid notice of which shall be given to VEL) to any third party without the prior written consent of VEL (such consent not to be unreasonably withheld or delayed) provided that:

(a)                          the Licensee may assign all of its rights and obligations under this Deed to a solvent member of the NTL Group as part of a reorganisation of the NTL Group without the prior written consent of VEL provided that:

(i)                              notice of any such assignment and details of the assignee shall be provided to VEL by the Licensee and the assignee is thereafter deemed to be the Licensee for the purposes of this Deed;

(ii)                           the Licensee shall procure that, in the event of such assignee ceasing to be a solvent member of the NTL Group, any such rights and/or obligations assigned shall revert automatically back to the Licensee or such other member of the NTL Group as the Licensee shall direct;

(iii)                       this Deed shall be binding on any successors or permitted assignee of the Licensee and the Licensee shall and shall procure that any such successor or permitted assignee of the Licensee is notified of the terms of this Deed; and

(iv)                       such assignee is resident in the U.K. for tax purposes,

(b)                         the Licensee shall be entitled to authorise third parties to use the Marks in relation to the services they provide to the members of the NTL Group engaged in the Licensed Activities or in connection with the promotion or sale of the NTL Group’s products and services (a “Permitted Third Party”), provided that:

(i)                             such third parties agree in writing to be bound by terms relating to use of the Marks no less onerous than under this Deed;

(ii)                          such parties shall only be permitted to use the Marks in accordance with honest commercial practices and in a way which does not take unfair advantage of the Marks and which is not misleading and could not reasonably be considered to result in consumer confusion;

(iii)                       for the avoidance of doubt, any authorisation granted pursuant to this clause 7.1(b) shall terminate immediately on termination of this Deed,

(c)                          the Licensee shall be permitted to grant to Customers a non-transferable right (without the right to sub-license) to use their Permitted Email Address and Permitted Webspace Address and to reproduce the same upon materials for the purpose of providing the Permitted Email Address and Permitted Webspace Address to third parties;

(d)                         any rights granted to or enjoyed by a member of the NTL Group shall automatically cease subject to clauses 9.10 and clause 9.12 and 9.13 on that member ceasing to be part of the NTL Group; and

(e)                          any act or omission on the part of any member of the NTL Group or any third party authorised to use the Marks under this Deed which would constitute a breach of any term or condition of this Deed shall constitute a breach of that term or condition by the Licensee provided that this shall be without prejudice to VEL’s rights to take direct action as against that member or third party.

7.2                                     In the event of any assignment by the Licensee in accordance with clause 7.1, the Licensee shall execute and procure the execution by the assignee of a novation agreement with VEL (and VEL agrees to execute such novation agreement) so as to give effect to the transfer and to bind the assignee to all provisions to this Deed.

7.3                                     Save as otherwise specified in this Deed, the rights granted under this Deed are personal to VEL and VEL shall not delegate, assign, sub-license or sub-contract any of those rights including its rights under the Marks (except by way of mortgage, charge or security, and only until such time as that funding shall be repaid notice of which shall be given to the Licensee) to any third party without the prior written consent of the Licensee (such consent not to be unreasonably withheld, conditioned or delayed), provided that VEL may assign all of its rights and obligations under this Deed including its rights under the Marks to a solvent member of the Virgin Group as part of a reorganisation of the Virgin Group without the prior written consent of the Licensee, provided that:

(a)                                      notice of any such assignment and details of the assignee shall be provided to the Licensee by VEL and the assignee is thereafter deemed to be the Licensor for the purposes of this Deed;

(b)                                     VEL procures that the assignment of the relevant marks is subject to the Licensee’s rights under this Deed;

(c)                                      VEL shall procure that the assignee shall take subject to the Licensee’s rights under this Deed in relation to those marks;

(d)                                     VEL shall procure the execution by the assignee of a novation agreement with the Licensee (and the Licensee agrees to execute such novation agreement) so as to give effect to the transfer and bind the assignee to all provisions to this Deed; and

(e)                                      such assignee is resident in the United Kingdom for tax purposes.

7.4                                    This Deed shall be binding on any successors or permitted assignee of the Licensee and the Licensee shall procure that any such successor or permitted assignee of the Licensee is notified of the terms of this Deed. This Deed shall be binding on any successors or permitted assignee of VEL and VEL shall procure that any such successor or permitted assignee of VEL is notified of the terms of this Deed.

7.5                                     In the event that VEL:

(a)                              chooses not to renew any one or all of the trade mark registrations for the Names VEL agrees to notify the Licensee and, at the Licensee’s request, VEL agrees that in consideration for one hundred pounds (£100), all title to those Names it has chosen not to renew and the goodwill associated with such marks in the Territory shall be assigned to the Licensee. This obligation to assign shall not apply in respect of any Community Trade Marks which VEL shall, at the Licensee’s request and cost, either convert to a series of national marks and in respect of any such national conversions in the Territory, assign those solely relating to the Territory to the Licensee or cancel them in which event VEL confirms that the Licensee shall be entitled to register a national mark in the form of any such Community Trade Mark; or

(b)                             irremediably fails (with no prospect of mitigating or resolving such failure) to renew any of the trade mark registrations for the Names VEL acknowledges that it shall not object to the Licensee seeking to re-file such marks. VEL agrees to notify the Licensee of any such failure to renew as soon as it discovers such failure and the Licensee agrees to notify VEL should it become aware of any impending or missed deadline for renewal.

7.6                                     For the purposes of clause 7.5(a) and (b), VEL hereby irrevocably appoints any of the officers and directors of the Licensee from time to time to be its true and lawful attorney (each an “Attorney”) with the full power and authority of VEL in its name to execute on VEL’s behalf in whatever manner required any document or thing lawfully necessary in such form as the Attorney in his absolute discretion may reasonably deem necessary or desirable to give effect to the assignment referred to in clause 7.5(a) and any refiling pursuant to clause 7.5(b) and/or any documents required to facilitate any such refiling and its prosecution to grant and VEL undertakes to ratify whatever the Attorney may do in its name or on its behalf in exercising such powers.

8.                                           INDEMNITY, WARRANTIES AND LIMITATIONS OF LIABILITY

Warranties

8.1                                     VEL warrants to the Licensee that:

(a)                          it is a limited company duly organised, existing and in good standing under the laws of England and resident in the United Kingdom for tax purposes and is beneficially entitled to the Royalties paid pursuant to clause 4.1 and 4.12 of this Deed;

(b)                         it is either (as applicable) the owner or registered proprietor of, or applicant for registration of the Marks and the Domain Names, and that it has the right to grant the rights granted to the members of the NTL Group under this Deed and it has not granted and will not grant those or any conflicting rights to any other person in the Territory during the Term;

(c)                          at the date of this Deed it has paid all current renewal fees necessary to ensure the continued registration of the Marks and the Domain Names where applicable and that it, or any third party acting on its behalf in such matters, has a secure system in place prompting payment of all renewals in a timely manner before they become due and shall pay all renewal fees as they become due (subject to clause 7.5);

(d)                         it is not aware of any other rights whose grant under this Deed would be necessary to enable the members of the NTL Group to carry on the Licensed Activities under the Marks;

(e)                          it will not itself exercise, and it has not appointed, authorised or allowed and it will not appoint, authorise or allow anyone else to exercise, any rights which are inconsistent with the rights granted hereunder;

(f)                            it is not aware of any actual, proposed or threatened claims, litigation or challenges as to its ownership of the Marks or the Domain Names or claims of Intellectual Property Rights infringement by third parties in relation to the use of the rights licensed hereunder; and

(g)                         as far as it is aware, use of the Marks and the Domain Names by members of the NTL Group in accordance with the terms of this Deed will not infringe the Intellectual Property Rights of any third party;

(h)                         VEL owns all such goodwill as exists in the Marks.

Indemnity and limitations and exclusions of liability

8.2                                     The provisions of the remainder of this clause 8 set out each party’s entire liability (including any liability for the acts and omissions of its employees or agents) to the other party in respect of:

(a)                          any breach of its contractual obligations arising under this Deed; and

(b)                         any representation, statement or tortious act or omission including negligence arising under or in connection with this Deed.

8.3                                     Any act or omission of a party falling within clause 8.2 shall for the purposes of this clause 8 be known as an “Event of Default”.

8.4                                     Neither party excludes or limits liability to the other party for fraud or for death or personal injury due to its own negligence or its employees’ or agents’ negligence whilst acting in the course of their employment, or any breach of any obligations implied by Section 12 of the Sale of Goods Act 1979 or Section 2 of the Supply of Goods and Services Act 1982.

8.5                                     Subject to clause 8.4, in respect of any claim arising in respect of an Event of Default only (but not, for the avoidance of doubt, in respect of any Intellectual Property Rights claim pursuant to clause 8.6), neither party shall be liable to the other in respect of any Event of Default for:

(a)                          any loss or damage suffered by the other as a result of a claim or action brought by a third party (except to the extent that such party is entitled to recover in respect of such a claim or action under any express term of this Deed); or

(b)                         any special, indirect or consequential loss or damage, even if such loss or damage was reasonably foreseeable or such party had been advised of the possibility of the other party incurring the same.

8.6                                     Subject to clause 8.7, VEL agrees to indemnify and hold harmless the Licensee from and against all costs (including the costs of enforcement, reasonable legal costs, fees and expenses and value added tax), liabilities, injuries, direct, special, indirect and consequential loss and expenses, actions, proceedings, claims, demands and damages arising directly or indirectly from a claim or threatened claim by a third party against the Licensee that any exercise of the Intellectual Property Rights licensed to it under this Deed infringes the Intellectual Property Rights of any third party. The benefit of this indemnity shall, for the avoidance of doubt, extend to claims made against the NTL Group by any other Virgin Company conducting similar activities outside the Territory in respect of the provision by the NTL Group of the Licensed Activities in accordance with this Deed.

8.7                                     Subject to clause 8.4, the maximum liability of each party during the Term, in aggregate, in respect of:

(a)                          any and all Events of Default; and/or

(b)                         any and all claims pursuant to clause 8.6 where they arise in respect of use by the NTL Group of the non-”Virgin” part of the Names and where such claims relate primarily to the non-”Virgin” part of the Names (and not primarily to the use of the Virgin Marks or the name “Virgin” in association or conjunction with the non-”Virgin” part of the Names), shall be limited to a sum not exceeding two hundred million pounds sterling (£200,000,000), subject to the following:

(i)                                     any claim for indemnification pursuant to clause 8.6 in respect of use by the NTL Group of the Virgin Marks and/or where the claim relates primarily to the use of the Virgin Marks or the name “Virgin” in association or conjunction with the non-”Virgin” part of the Names and/or any other Intellectual Property Rights licensed under this Deed shall be unlimited; and

(ii)                                  where any claim arises in respect of use by the NTL Group of the name “Vision” (if the Names include “Virgin Vision”), whether such claim is for indemnification pursuant to clause 8.6 and/or involves a claim by the NTL Group for an Event of Default by VEL, then VEL’s maximum liability, in aggregate, in respect of any and all such claims shall be limited to a sum not exceeding thirty million pounds (£30,000,000).

8.8                                     The monetary limits of liability set out in clause 8.7 shall be subject to a 1% increase on each anniversary of the Commencement Date.

8.9                                     A failure by either party to perform its obligations under this Deed shall not be treated as an Event of Default if and to the extent such failure was caused wholly or mainly by the other party’s failure to perform any of its obligations under this Deed.

8.10                               Nothing in this clause shall confer any right or remedy upon a party to which it would not otherwise be legally entitled.

8.11                              The parties expressly agree that should any limitation or exclusion in this clause 8 be held to be invalid or void under any applicable statute or rule of law it shall, to that extent, be deemed omitted, but if any party thereby becomes liable for loss or damage which would otherwise have been excluded, such liability shall remain subject to the other limitations and provisions set out herein.

8.12                              The provisions of this clause shall continue to apply notwithstanding the termination or expiry of this Deed for any reason whatsoever.

8.13                              Save for those expressly set out in this Deed, all warranties, terms, conditions, undertakings and obligations, whether express or implied, by statute, common law, trade usage, course of dealing or otherwise are excluded to the maximum extent legally possible.

9.                                       TERMINATION AND EFFECTS OF TERMINATION

9.1                                     The Deed shall commence on the Commencement Date and shall continue for the Term unless terminated earlier in accordance with the terms of this Deed. This Deed (and any authorisations granted by the Licensee to third parties pursuant to clause

7.1(b)) shall expire automatically without need for further notice on expiration of the Term. The Licensee shall be entitled to renew this Deed following the Term on reasonable commercial terms in accordance with sub-clauses 9.1(a) to (c) of this clause 9.1. If the Licensee wishes to renew this Deed:

(a)                          it shall give notice in writing at least twelve (12) months prior to the expiry date of its intention to renew;

(b)                         the parties shall commence negotiation of the terms for the renewed agreement within three (3) months of such notice and shall devote such resource as is required to ensure that the negotiation is completed at least six (6) months prior to the original expiry date (provided that if the negotiations have not been completed prior to expiry of the Term this Deed will terminate automatically); and

(c)                          the parties shall act reasonably and in good faith in the conduct of such negotiation.

9.2                                     In the event that VEL has reasonable and bona fide grounds to believe that the use (or lack of use) of the Marks by any member of the NTL Group (including the Licensee) has been or is reasonably likely to result in a long-term and material diminution in the value of the Marks including the reputation or goodwill in the Marks, then:

(a)                          VEL shall serve written notice in accordance with clause 12.1 specifying the same and the parties shall call a meeting of their senior representatives to discuss the issues raised;

(b)                         the parties shall agree a plan to resolve the issues raised during a period of thirty (30) days (“Resolution Plan”) following the written notice referred to in clause 9.2(a) above;

(c)                          if the parties fail to agree such a Resolution Plan, then each party’s chief executive officer, chief operating officer or equivalent officer shall meet in a good faith effort to resolve the outstanding issues and agree a Resolution Plan with the original thirty (30) day period. In the event of any failure to resolve such issues and/or agree a Resolution Plan within the original thirty (30) day period such issues shall be referred to the dispute resolution procedure in clause 14.6;

(d)                         if the Resolution Plan is agreed under clauses 9.2(b) or (c), then immediately on agreement thereof, each party shall implement any duties, actions or responsibilities allocated to it in such Resolution Plan in order to resolve the dispute in good faith, such Resolution Plan to be implemented within a further period of ninety (90) days from agreement of the Resolution Plan or such other period as may be agreed in the Resolution Plan;

(e)                          if the NTL Group complies with its obligations under the Resolution Plan, then no further action will be taken by VEL in respect of that particular breach. In the event that the Resolution Plan fails to substantially remedy the breach or alleged breach, or there is a new breach, then the procedure in this clause 9.2 shall be repeated; and

(f)                            if the NTL Group fails to comply with its obligations under the Resolution Plan within the agreed timetable (and provided that such failures are not attributable to any act or omission of VEL) and the use or lack of use of the Marks by any member of the NTL Group in the reasonable view of VEL remains materially damaging on a long term basis to the Marks or VEL (or is still likely to be), or the dispute resolution process under clause 14.6 has been unsuccessful,  then VEL shall be entitled to terminate this Deed on one hundred and eighty (180) days written notice (provided that any damage shall cease immediately). If the NTL Group in good faith disputes the fairness or validity of such notice, then this shall be referred to dispute resolution in clause 14.6 to the extent that failure to agree a Resolution Plan in respect of the same had not already been referred to dispute resolution.

9.3                                     In the event that any member of the NTL Group commits persistent and material breaches or a flagrant and material breach of any term or condition of this Deed then:

(a)                          VEL shall serve written notice in accordance with clause 12.1 specifying the same and the parties shall call a meeting of their senior representatives to discuss the issues raised;

(b)                         the parties shall agree a plan to resolve the issues raised during a period of sixty (60) days (“Contract Resolution Plan”) following the written notice referred to in clause 9.3(a) above;

(c)                          if the parties fail to agree such a Contract Resolution Plan, then each party’s chief executive officer, chief operating officer or equivalent officer shall meet in a good faith effort to resolve the outstanding issues and agree a Contract Resolution Plan within the original sixty (60) day period. In the event of any failure to resolve such issues and/or agree a Contract Resolution Plan within the original sixty (60) day period such issues shall be referred to the dispute resolution procedure in clause 14.6;

(d)                         if the Contract Resolution Plan is agreed under clauses 9.3(b) or (c), thereafter each party shall implement any duties, actions or responsibilities allocated to it in such Contract Resolution Plan in order to resolve the dispute in good faith, such Contract Resolution Plan to be implemented within a further period of one hundred and eighty (180) days from agreement of the Contract Resolution Plan or such other period as may be agreed in the Contract Resolution Plan;

(e)                          if the NTL Group complies with its obligations under the Contract Resolution Plan, then no further action will be taken by VEL in respect of that particular breach or alleged breach. In the event that the Contract Resolution Plan substantially fails to remedy the breach or alleged breach, or there is a new breach, then the procedure in this clause 9.3 shall be repeated; and

(f)                            if the NTL Group fails to comply with its obligations under the Contract Resolution Plan within the agreed timetable (and provided that such failures are not attributable to any act or omission of VEL) and the breach remains a material breach, on a long term basis, in the reasonable view of VEL or the dispute resolution process under clause 14.6 has been unsuccessful, then VEL shall be entitled to terminate this Deed on one hundred and eighty (180) days written notice (provided that any such material breach shall cease immediately). If the NTL Group in good faith disputes the fairness or validity of such notice, then this shall be referred to dispute resolution in clause 14.6 to the extent that failure to agree a Contract Resolution Plan in respect of the same had not already been referred to dispute resolution.

9.4                                     VEL shall have the right, by giving one hundred and eighty (180) days notice in writing to the Licensee and/or any relevant party or parties, to terminate this Deed if:

(a)                          the Licensee or any relevant party suffers an Insolvency Event;

(b)                         the Licensee or any relevant party challenges the validity of or the entitlement of VEL to use or license the use of any of the Marks (other than where such use or licence is in breach of the rights and licences granted to the Licensee under this Deed), except that action by the Licensee under clauses 6 and 8 shall not be treated as any such challenge; and

(c)                          the Licensee or any relevant party ceases or threatens to cease to use the Marks and/or carry on the whole or any material part of the Licensed Activities.

9.5                                     The Licensee shall notify VEL if there is a change of Control of the Licensee, or any Holding Company of the Licensee other than as part of a group re-organisation or where the shareholders of the Licensee or Holding Company of the Licensee following a re-organisation remain substantially the same. If any member of the board of directors of the ultimate Holding Company of the company acquiring such Control of the Licensee, or the acquirer itself, is not a Fit and Proper Person then, within thirty (30) days of such notification, VEL shall notify the Licensee of such fact and its intention to exercise its right to terminate this Deed under this clause 9.5 unless the Licensee procures the removal of such director. The Licensee shall have a further thirty (30) days to procure the removal of such director. In the event that the Licensee fails to procure such removal, then VEL shall have the right by giving one hundred and eighty (180) days notice in writing to the Licensee to terminate this Deed.

9.6                                     VEL shall notify the Licensee if there is a change of Control of VEL, or any Holding Company of VEL other than as part of a group re-organisation or where the shareholders of VEL or Holding Company of VEL following a re-organisation remain substantially the same. If any member of the board of directors of the ultimate Holding Company of the company acquiring such Control of VEL, or the acquirer itself, is not a Fit and Proper Person then, within thirty (30) days of such notification, the Licensee shall notify VEL of such fact and its intention to exercise its right to terminate this Deed under this clause 9.6 unless VEL procures the removal of such director. VEL shall have a further thirty (30) days to procure the removal of such director. In the event that VEL fails to procure such removal, then the Licensee shall have the right by giving one hundred and eighty (180) days notice in writing to VEL to terminate this Deed.

9.7                                     The Licensee shall have the right to terminate this Deed:

(a)                          by giving one year’s notice in writing to VEL expiring no earlier than the expiry of the Minimum Term; and

(b)                         by giving one hundred and eighty (180) days notice in writing to VEL if VEL suffers an Insolvency Event or ceases to trade or carry on business.

9.8                                     In the event that:

(a)                          the value and reputation of the Marks materially diminishes such that they no longer denote high quality status, have become generic, have lost their distinctiveness or no longer represent the Virgin brand values and/or continued use by the Licensee and/or any member of the NTL Group has been or is likely to be damaging to the goodwill or reputation of such member of the NTL Group on a long term basis (other than as a result of any breach of this Deed by the Licensee or any member of the NTL Group or any third party authorised to use the Marks by or on behalf of the Licensee). (For the avoidance of doubt the parties agree that the diminution in value, loss of high quality status, distinctiveness or change of brand value may be caused by or attributable to the act or omission of any Virgin Company or any representative thereof or spokesperson therefor); or

(b)                         VEL directs the Licensee to stop using or materially modify the use of the Marks in relation to a material part of the Licensed Activities under clause 6.8 and such direction has significant impact on the Licensee’s business or part thereof or if the Licensee is otherwise prevented by law or by order of a court of competent jurisdiction from exercising a material part of the rights granted to it under this Deed for the remainder of the Term; or

(c)                          VEL commits a persistent and material or flagrant and material breach of any term or condition of this Deed,

then:

(i)                              the Licensee shall serve written notice in accordance with clause 12.1 specifying the same and the parties shall call a meeting of their senior representatives to discuss the issues raised;

(ii)                           the parties shall agree a plan to resolve the issues raised during a period of sixty (60) days (“VEL Resolution Plan”) following the written notice referred to in clause 9.8(i) above;

(iii)                        if the parties fail to agree such a VEL Resolution Plan, then each party’s chief executive officer, chief operating officer or equivalent officer shall meet in a good faith effort to resolve the outstanding issues and agree a VEL Resolution Plan within the original sixty (60) day period. In the event of any failure to resolve such issues and/or agree a VEL Resolution Plan within the original sixty (60) day period such issues shall be referred to the dispute resolution procedure in clause 14.6;

(iv)                       if the VEL Resolution Plan is agreed under clause 9.8(ii) or (iii), thereafter each party shall implement any duties, actions or responsibilities allocated to it in such VEL Resolution Plan in order to resolve the dispute in good faith, such VEL Resolution Plan to be implemented within a further period of one hundred and twenty (120) days from agreement of the VEL Resolution Plan or such other period as may be agreed in the Resolution Plan;

(v)                          if VEL complies with its obligations under the VEL Resolution Plan, then no further action will be taken by the Licensee, in the event that the VEL Resolution Plan substantially fails to remedy the issue then the procedure in this clause 9.8 shall be repeated; and

(vi)                       if VEL fails to comply with its obligations under the VEL Resolution Plan within the agreed timetable (and provided that such failures are not attributable to any act or omission of the Licensee), and the breach, or alleged breach, remains unrectified in the reasonable view of NTL Group, or the dispute resolution process under clause 14.6 has been unsuccessful, then the Licensee shall be entitled to terminate this Deed on one hundred and eighty (180) days written notice. If VEL in good faith disputes the fairness or validity of such notice, then this shall be referred to dispute resolution in clause 14.6 to the extent that failure to agree a VEL Resolution Plan in respect of the same had not already been referred to dispute resolution.

9.9                                     In the event of any change of Control of the Licensee, or any Holding Company of the Licensee other than as part of a group re-organisation or where the shareholders of the Licensee or Holding Company of the Licensee following a re-organisation remain substantially the same, the Licensee shall have the right to terminate this Deed by giving one year’s written notice to VEL within six months of such change of Control, provided that if such notice expires at any time during the Minimum Term the Licensee shall pay VEL an amount calculated as follows:

B x { t=1åt=A [1  /  ( 1 + i ) t ] }

where

A = the number of Quarters between the date of termination of this Deed and the expiry of the Minimum Term rounded to the nearest whole number;

B = the average of the royalty payments made by the Licensee in respect of the four full Quarters which immediately preceded the date of termination;

i = quarterly effective interest rate calculated as follows:

i = { [ [ (r – g) / (1 + g) ] +1 ] ^ 0.25 } -1;

g = 2%;

r = the weighted average cost of capital (“WACC”) for the NTL Group to be agreed at the relevant time of change of control and, in the absence of agreement between the parties, to be determined by a jointly appointed independent investment bank of international repute.

A worked example of this formula is set out, for illustrative purposes only, at

Schedule 9.

9.10                                  Upon expiration of the Term or earlier termination of this Deed for any reason, the Licensee, and any relevant party or parties, shall have a period of no more than one hundred and eighty (180) days thereafter, or ninety (90) days in the case of a member of the NTL Group ceasing to be a member of the NTL Group, to:

(a)                          cease all use of the Marks provided that the Licensee, and any relevant party or parties, shall immediately cease to use the Marks to acquire any new customers;

(b)                         remove from any establishment or place (including the internet and any websites) all representations of the Marks including all signs or display material bearing the Marks where it is reasonably practicable or financially proportionate to remove such representations;

(c)                          deliver (at its expense) to VEL (or to any person, firm or company nominated by VEL) such products and other materials in its possession or under its control which reproduce or display the Marks or, at the election of VEL, destroy such products and other materials and provide VEL with satisfactory evidence of their destruction, provided that the Licensee shall be entitled to sell and/or distribute to existing Customers only any existing products and/or materials produced in relation to the Licensed Activities during the one hundred and eighty (180) day period following termination or expiry; notwithstanding the foregoing, the Licensee shall have the absolute right to re-brand or otherwise remove, delete or cover up the Marks on any products or materials and to sell, distribute and market such products or materials so long as the Marks are not displayed on such products or materials and it is obvious that the Marks were previously displayed on such products or materials;

(d)                         change its name to a name that does not incorporate the Marks or any part thereof or anything colourably similar thereto or starting with “V” (including a name consisting of “V” by itself) and cease to use the name “Virgin” as a business or trading name or part thereof, provided that in relation to any early termination under clause 9.2(f) or 9.3(f), any damaging use of the Marks or any material breach of this Deed giving rise to such termination shall cease immediately upon termination.

9.11                                   For the avoidance of doubt, notwithstanding the time limits set out in clauses 9.2, 9.3 and 9.8, the parties shall be under an obligation to remedy any breach as soon as reasonably practicable.

9.12                                   Termination of this Deed for any reason shall otherwise be without prejudice to the rights of either party which may have accrued up to the date of such termination or during the phase out period under clause 9.10. In addition, in relation to a termination pursuant to clause 9.7(b), the Licensee shall have the option to take an assignment of the Names, such assignment to be subject to (a) the rights of any existing licensees of such Names; and (b) payment by the Licensee of a sum representing the Fair Market Value of the Names.

9.13                                  For the purposes of giving effect to the assignment in accordance with clause 9.12, VEL shall promptly execute an assignment of the Names in favour of the Licensee in a form reasonably satisfactory to the Licensee and VEL irrevocably and severally appoints the Licensee and any person nominated for the purpose by the Licensee (in writing and signed by an officer of the Licensee) as its attorney (with full power of substitution and delegation) in its name and on its behalf and as its act and deed to execute such assignment and any other deed, assurance, agreement, instrument, act or thing which may be required to give effect to the assignment of the Names in favour of the Licensee, and VEL covenants with the Licensee to ratify and confirm all such acts or things made, done or executed by that attorney.

9.14                                   Except as otherwise provided herein, neither party may terminate this Deed without the written consent of the other.

10.                                         INFRINGEMENTS

10.1                                  Each party shall promptly notify the other of any unauthorised use or infringement or suspected or threatened infringement of the Marks or of any passing off or of any other act or thing which might materially vitiate or prejudice the rights of VEL or the members of the NTL Group in and to or under the Marks respectively that comes to its notice at any time giving reasonable particulars thereof.

10.2                                  Subject only to clause 10.5 below, VEL shall have the exclusive right in its absolute discretion and at its expense to take whatever action it believes necessary and proper in connection with any unauthorised use, infringement, suspected or threatened infringement, passing off, or other unlawful interference with the rights of VEL in the Marks save that in taking such action it shall also act in the interests of the Licensee and other members of the NTL Group to the extent that to do so does not significantly prejudice VEL and/or VEL’s rights in the Marks.

10.3                                  The Licensee agrees to provide to VEL all reasonable assistance which VEL may require in connection with any action it may decide to take in relation to any unauthorised use, infringement, suspected or threatened infringement, passing off or other unlawful interference with the rights of VEL (including, without limitation, bringing or joining in proceedings or lending its name to any proceedings brought by VEL and providing VEL with details of sales figures, Customer numbers, marketing spend, launch dates and dates of first use of the Marks by members of the NTL Group). The Licensee and any other member of the NTL Group shall be fully indemnified by VEL in respect of all costs and expenses incurred by the Licensee or any other member of the NTL Group in providing such assistance save that VEL shall not be liable under such indemnity:

(a)                          for costs or expenses which would have been incurred during the ordinary course of business notwithstanding such action; or

(b)                         if the aggregate costs or expenses which arise out of such action (or series of actions arising out of similar facts or circumstances) does not exceed one thousand pounds (£1,000).

10.4                               The provisions of Section 30(2) of the Trade Marks Act 1994 (as amended, re-enacted or replaced from time to time) or similar or equivalent legislation in any country of the world, if any, are expressly excluded by the parties for the purposes of this Deed.

10.5                              If, having been requested in writing by the Licensee to do so, VEL fails to take action in respect of any event described in clause 10.2 for a period exceeding twenty five (25) days, the Licensee shall be entitled to do so, at its own expense, in its own name and, if appropriate, that of VEL and VEL agrees to provide the Licensee all reasonable assistance which the Licensee may require in connection with the action it takes provided always that:

(a)                          the Licensee notifies VEL in writing of its intention to do so;

(b)                         the Licensee shall only be permitted to take such action if failure to do so would have a material adverse effect on the Licensed Activities carried out under the Marks;

(c)                          the Licensee shall not be permitted to take such action if it would have a material adverse effect on the Marks or VEL. For the avoidance of doubt, nothing in this Deed shall other than as set out in this clause 10 prevent or restrict the Licensee from enforcing any right arising under this Deed, provided it does so in a manner consistent with this clause 10, or any agreement it may have with any third party;

(d)                         the Licensee will indemnify VEL from and against all costs and expenses (including, without limit, disbursements, reasonable legal costs, fees and expenses and value added tax), actions, proceedings, claims, demands and damages arising directly from such action; and

(e)                          the Licensee keeps VEL up-to-date with details of the status of such proceedings,

where such action is taken against another licensee of the Marks, VEL reserves the right to intervene between the parties and require the dispute and any proceedings to be suspended for a period of thirty (30) days whilst negotiations to resolve the issues take place. The Licensee agrees to act in good faith in respect of any such negotiations. In the event that any such resolution requires amendments to be made to the respective Deeds of the Licensee and any other licensee of the Marks, VEL will use its reasonable endeavours to effect the necessary changes as soon as practicable.

10.6                              The proportion of the costs and damages recovered in respect of any action pursuant to clauses 10.2 or 10.5 shall first, reimburse the party who brought the action in respect of all costs and expenses incurred as a result of bringing the action and the remainder shall be divided between the parties in such proportions as is fair and reasonable, reflecting the effect on their respective businesses and the loss suffered.

11.                                 CONFIDENTIALITY

11.1                               Each of the parties shall keep secret and confidential any information which it may obtain relating to the business of the other.  Such information shall be treated as proprietary and confidential to the party imparting the same. Each party hereby agrees that it shall use such information received or procured by it from the other solely for the purposes of this Deed and that it shall not at any time during or after completion, expiry or termination of this Deed disclose the same whether directly or indirectly to any third party except:

(a)                          with the prior written consent of the other party;

(b)                         to the extent necessary to comply with any law or the valid order of a court or tribunal of competent jurisdiction or the rule, regulation or direction of any governmental or other regulatory authority or agency ( including the rules of any listing authority or exchange) in which event the relevant party shall so notify the other as promptly as reasonably practicable (and if possible prior to making any disclosure) and shall use its reasonable endeavours to seek confidential treatment of such information;

(c)                          to its auditors, legal advisers and other professional advisers provided that it uses its reasonable endeavours to procure that such persons maintain such confidentiality;

(d)                         in order to enforce its rights under this Deed; and

(e)                          to any person with a bona fide and legitimate interest in such information who enters into a confidentiality agreement including a prospective purchaser of NTL Incorporated or any part of its business and provided that such person agrees to use the information only for the purpose of such bona fide and legitimate interest.

11.2                               The provisions of clause 11.1 shall not apply to:

(a)                          any information in the public domain otherwise than by breach of this Deed;

(b)                         information obtained from a third party who is free to divulge the same;

(c)                          information that was already known to the receiving party prior to disclosure under this Deed and was not previously acquired by the receiving party from the disclosing party under an obligation of confidentiality or non-use towards the disclosing party; or

(d)                         information that can be shown by documentary evidence to have been created by one party to this Deed independently from work under this Deed.

11.3                              Neither party nor any representative thereof or spokesperson therefor shall make any public statement, announcement or press release regarding the other party without the other party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), nor make any negative or derogatory public comments or statements (expressly or by implication) regarding the other party or any aspect of the relationship between the parties.

11.4                              VEL and the Licensee shall divulge information the subject of this clause only to those employees who are directly involved in the performance of this Deed and shall ensure that such employees are aware of and comply with these obligations as to confidentiality.

11.5                              Each party acknowledges and agrees that damages would not be an adequate remedy for any breach of this clause and that either party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this clause.

11.6                              The obligations contained in this clause shall survive the termination or expiration of this Deed.

12.                                 NOTICES

12.1                              Any notice or other communication required or authorised to be given under this Deed shall be in writing and either be delivered by hand or sent by first class post or facsimile transmission (provided that in the case of facsimile transmission, the notice is confirmed by being delivered by hand or sent by first class post within forty eight hours of transmission) as follows:

Address for notices to VEL:

Virgin Enterprises Limited

120 Campden Hill Road

London

W8 7AR

Attention:

Intellectual Property Department

Fax:  020 7313 2091

Address for notice to the Licensee:

NTL Group Limited

NTL House

Bartley Wood Business Park

Hook

Hampshire

RG27 9UP

Attention:

NTL Legal Department

Fax:  01256 752170

12.2                              The parties may change the address, facsimile number or the name of the person for whose attention notices are to be addressed by serving a notice on the other party in accordance with the provisions of this clause.

12.3                               All notices given in accordance with clause 12.1 above shall be deemed to have been served as follows:

(a)                          if delivered by hand, at the time of delivery;

(b)                         if posted, at the expiration of 3 Business Days after the envelope containing the same was delivered into the custody of the postal authorities; or

(c)                          if communicated by facsimile, at the time of transmission,

provided that where, in the case of delivery by hand or transmission by facsimile, such delivery or transmission occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day. References to time in this clause are to local time in the country of the addressee.

12.4                              In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown or into the custody of the postal authorities as a pre-paid first class letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

13.                                 FORCE MAJEURE

13.1                              No party shall be deemed in breach or default of this Deed or otherwise liable to the other party for any failure or delay in performing any of its obligations under this Deed where and to the extent that the delay or non-performance is due to a Force Majeure Event, provided that:

(a)                          if a party is prevented or delayed in the performance of any of its obligations under this Deed by Force Majeure Event that party shall, immediately upon becoming aware of that fact, give written notice to the other party of the nature, extent and expected duration of the circumstances giving rise to the Force Majeure Event;

(b)                         the party claiming to be prevented or delayed in the performance of any obligations under this Deed by reason of the Force Majeure Event shall take all steps as are reasonably practicable to bring the Force Majeure Event to a close or to find a solution by which this Deed may be performed despite the continuance of the Force Majeure Event and shall keep the other party regularly informed of the status and progress of its efforts to bring the Force Majeure Event to a close or to find an alternative solution by which its obligations under this Deed may be performed;

(c)                          immediately after the end of the Force Majeure Event the affected party shall give written notice to the other that the Force Majeure Event has ended and shall resume performance of its obligations under this Deed; and

(d)                         if the Force Majeure Event continues for a period of more than six (6) months the party not subject to the Force Majeure Event may terminate this Deed by giving not less than ninety (90) days written notice of such termination to the other party. No party shall have any liability to the other in respect of the termination of this Deed due to the Force Majeure Event, but any rights or liabilities, which accrued prior to termination, shall subsist.

14.                                 GENERAL

No Breach and Waiver

14.1                              No delay, failure or indulgence by either party to perform any provision of this Deed shall operate or be construed as a waiver of that party’s powers or rights under this Deed or prejudice that party’s rights to subsequent action. Any waiver by either party of its rights under this Deed shall not operate as a waiver in respect of any subsequent breach. No single or partial exercise of any power or right by either party shall preclude any other or further exercise thereof or the exercise of any such other power or right under this Deed.

Modifications

14.2                              No amendment or modification to this Deed will be effective or binding unless it is in writing, signed by all the parties and specifically states that it is an amendment to this Deed.

Invalidity

14.3                              If at any time any one or more of the provisions (or part of one or more of the provisions) of this Deed becomes invalid, illegal or unenforceable in any respect, under any law, the validity, legality and enforceability of the remaining provisions (or part or parts) shall not in any way be affected or impaired.

Entire Agreement

14.4                              Subject to clause 2.3 in respect of the Virgin Mobile Licence, this Deed (and the letter of agreement between the NTL Group and VEL of even date relating to the Virgin Mobile Licence) sets out the entire agreement and understanding between VEL and the Licensee and relevant members of the NTL Group in respect of the use of the Marks by the Licensee and relevant members of the NTL Group and supersedes all previous representations, understandings, licences or agreements, whether oral or written, in relation to such use. It is agreed that:

(a)                          no party has entered into this Deed in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Deed;

(b)                         subject only to clause 14.4 (c) below, no party shall have a claim or remedy in respect of misrepresentation (whether negligent or otherwise) or untrue statement made by any other party; and

(c)                          this clause shall not exclude any liability for fraudulent misrepresentation.

Independent Contractors

14.5                               Nothing in this Deed shall create, or be deemed to create, a partnership, a joint venture, an agency, a fiduciary duty or employment between the parties. The only relationship created by this Deed is that of independent contractors, and, except as expressly provided herein, neither party by virtue of this Deed has authority to transact any business in the name of the other party or on its behalf or incur any liability for or on behalf of the other party.

Disputes

14.6                              In the event of any dispute or difference which may arise between the parties in connection with or arising out of this Deed, directors or other senior representatives of the parties with authority to settle the dispute will, within ten (10) Business Days of a written notice from one party to the other, meet in a good faith effort to resolve the dispute. If the dispute is not resolved at that meeting, the parties will attempt to settle it by mediation in accordance with the CEDR Model Mediation Procedure. For the avoidance of doubt, in the case of any dispute arising under clauses 9.2, 9.3, 9.6 or 9.8 the escalation process under those clauses shall apply before referring the matter to a mediation under the CEDR Rules. Unless otherwise agreed by the parties the mediator will be nominated by CEDR. To initiate the mediation a party must give notice in writing to the other parties to the dispute requesting mediation. The mediation will begin within thirty (30) days following receipt of such notice and shall last no more than one (1) day unless otherwise determined by the mediator. No party may commence any Court proceedings in respect of any dispute arising out of this Deed until it has attempted to settle the dispute by mediation and either the mediation has terminated or the other party has failed to participate in the mediation, provided that the right to issue proceedings is not prejudiced by delay. Neither party may initiate legal action until the above process has been completed provided that nothing in this clause shall be construed as prohibiting a party from applying to a court for interim injunctive relief at any time where either party has reasonable cause to do so to avoid damage to its business or to preserve any right of action it may have.

Governing Law and Jurisdiction

14.7                              This Deed shall be governed by and construed in accordance with English law. Subject to clause 14.6 each of the parties irrevocably submits to the exclusive jurisdiction of the Courts of England.

Counterparts

14.8                              This Deed may be executed in counterparts, each of which shall be considered an original, with the same effect as if the parties or their representatives signed the same instrument.

Further Assurances

14.9                              VEL and the Licensee shall, at their own expense, execute and deliver all such documents and take or procure the execution of all such documents (in a form reasonably satisfactory to both parties) as may from time to time be required to give full effect to this Deed.

Third Party Rights

14.10                        Other than members of the NTL Group, a person who is not party to this Deed shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

Costs

14.11                         Each party shall bear its own costs in connection with the negotiation, preparation and implementation of this Deed.

Successors

14.12                        The provisions of this Deed shall be binding upon and shall inure for the benefit of VEL, the Licensee, members of the NTL Group and their respective successors in title and assignees permitted in accordance with the terms of this Deed.

IN WITNESS of which this Deed has been executed as a Deed and has been delivered on the date stated at the beginning of this Deed.

EXECUTED as a deed by	)
VIRGIN ENTERPRISES	)
LIMITED	)
acting by and:	)

/s/ Gordon McCallum		/s/ Ashley Stockwell
Director		Director/Secretary

EXECUTED as a deed by	)
NTL GROUP LIMITED:	)
acting by and	)
)

/s/ Robert Mackenzie		Robert Gale
Director		Director/Secretary

SCHEDULE 1

Part A - Virgin Marks

Trade Mark	Application/ Registration Number	Country	Class	Status
VIRGIN	1371870	UK	38	Registered
Virgin Signature	1371869	UK	38	Registered
VIRGIN	1369779	UK	9	Registered
Virgin Signature	1369812	UK	9	Registered
VIRGIN	1559467	UK	9	Registered
Virgin Signature	1559468	UK	9	Registered
VIRGIN	1120875	UK	9	Registered
Virgin Signature	1120874	UK	9	Registered
VIRGIN	1120876	UK	16	Registered
VIRGIN	1230088	UK	16	Registered
Virgin Signature	1259731	UK	16	Registered
Virgin Signature	229679	Ireland	9,38	Registered
VIRGIN	229682	Ireland	9,38	Registered
VIRGIN	611459	European Community	38	Registered
Virgin Signature	611467	European Community	38	Registered
VIRGIN	217182	European Community	9	Registered
V	2140053	UK	3,5,9,12,14, 16, 18, 25, 28, 32, 33, 35, 36, 38, 39, 41, 42	Registered
V2000 & Device (Series of 12)	2209145	UK	41	Registered
VFestival	3223153	European Community	16, 25, 41	Pending

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Part B - Virgin Signature

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SCHEDULE 2

Part A – Virgin Mobile

Trade Mark	Application/ Registration Number	Country	Class	Status
Virgin Mobile Logo	1746247	European Community	9, 16, 38	Registered
Virgin Xtras Logo	1914464	European Community	9, 16, 38	Registered
Virgin Mobile Bites Logo (series of two)	2349168	UK	36, 38, 39, 41, 43, 44, 45	Registered
Virgin Mobile Louder Logo (series of two)	2336825	UK	9, 16, 35, 38, 41	Registered
VIRGIN MOBILE LOUDER (series of three)	2336826	UK	9, 16, 35, 38, 41	Registered
VIRGIN MOBILE	2365570	UK	9, 38	Registered
Virgin Mobile Logo	2365571	UK	9, 38	Registered
VIRGIN MOBILE	229681	Ireland	9, 38	Registered
Virgin Mobile Logo	229680	Ireland	9, 38	Registered

Part B

ONLY TO BE USED IN CONJUNCTION WITH AND CLOSE PROXIMITY TO THE
MARKS REFERRED TO IN PART A ABOVE

Trade Mark	Application/ Registration Number	Country	Class	Status
V MOBILE	2208171	UK	9, 38	Registered
V DIFFERENT (Series of four)	2208182	UK	9, 38	Registered

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Part C - sub-brands, product or service names

Virgin.net

Virgin Broadband

Virgin Mobile

Virgin TV

Virgin Phone (subject to review if Virgin Mobile is not acquired by the NTL Group)

Fixed Line Telephony (name to be agreed)

Part D – Domain Names

Virgin.net

Virginnet.co.uk

Virginmobile.co.uk

Virgin-mobile.co.uk

Virginmobile.org.uk

Virginmobilelouder.co.uk

Virginmobile-messaging.co.uk

Virginmobilephone.org.uk

Virgin-mobile-phones.co.uk

Virginmobileringtones.co.uk

Virginmobileringtones.org.uk

Virginmobiles.co.uk

Virgin-mobiles.co.uk

Virginmobileuk.com

Virginxtra.co.uk

Virgin-xtra.co.uk

Virginxtras.co.uk

Virgin-xtras.co.uk

Vmlouder.co.uk

Vmlouder.com

virgin-extra.co.uk

virginextra.co.uk

virgin-extras.co.uk

virgin-wireless.co.uk

virginbroadband.co.uk (subject to this name being transferred to VEL)

virgintv.co.uk (subject to this name being transferred to VEL)

virginmedia.com

virgincommunications.com

virginvision.com

The URLs virginmobile.com/mobile, virginmobile.com/uk, virginmobile.com/mobileuk, virgin.com/mobileuk

On a non-exclusive basis outside the Territory the following domain names:

virginmobile.com

virginphone.com

virgin.tv

virginbroadband.com (subject to this name being transferred to VEL)

virgintv.com (subject to this name being transferred to VEL)

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Part E - Chosen Names

As soon as reasonably practicable after the Commencement Date, the parties shall agree the names to be used by members of the NTL Group as their corporate names and umbrella brand name for the Licensed Activities (the “Chosen Names”). The Chosen Names may be selected from the list below in this Part E or otherwise agreed between the parties. VEL agrees not to use or license the use of the names listed in this Part E that are not selected as the Chosen Names in the Territory for the Term.

Virgin Vision

Virgin Media

Virgin Media Group

Virgin Communications

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SCHEDULE 3

Service Levels

1.                                           Base Service Levels

1.1                                     With regard to services and/or products provided under the Marks, the Licensee agrees, and shall procure that relevant members of the NTL Group agree, to use all reasonable endeavours to comply with the following:

(a)                           acknowledging all written complaints within 7 days and, if required, responding in full within 28 days;

(b)                          responding to all email and telephone complaints within 48 hours and, if required, following up within an agreed and reasonable time period; and

(c)                           ensuring that employees are fully-trained, competent, courteous and respectful and use honest and ethical selling and marketing practices (see the Outsourcing Guidelines and the Direct Selling Policy as appended).

1.2                                     With regard to services and/or products provided under the Marks, the Licensee agrees, and shall procure that relevant members of the NTL Group agree, to use all reasonable endeavours to follow the TM Guidelines and to uphold Virgin’s position as “Consumer Champion” and the Virgin brand values of:

(a)                           value for money;

(b)                          good quality;

(c)                           brilliant customer service;

(d)                          innovation;

(e)                           competitive challenge; and

(f)                             fun.

1.3                                     With regard to services and/or products provided under the Marks, the Licensee agrees, and shall procure that relevant members of the NTL Group agree, to use all reasonable endeavours to have:

(a)                           a complaints level of less than 1.5% of total customers, assessed quarterly;

(b)                          50% of all calls to customer management centre answered within 30 seconds, assessed quarterly; and

(c)                           no more than 10% of calls to customer management centre abandoned, assessed quarterly.

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2.                                           Technical Service Levels:

2.1                                    With regard to a particular service or product and with effect from the date on which the Communications Services are provided by the NTL Group under the Marks, the Licensee agrees, and shall procure that relevant members of the NTL Group agree, to use reasonable endeavours to comply with the following

2.2                                     Broadband

(a)                           Broadband service availability target of 99% (uptime) – defined as availability of IP Core network from regional headends (UBR’s), through national IP network and delivered to www interconnect;

(b)                          Broadband response time no greater than 50 milliseconds – defined as the mean response time for traffic originating at the edge of the IP network travelling across the national infrastructure to any other IP network edge and return to the originating device, measured in milliseconds. Measured using an UDP test generated by networks’ performance test devices.

2.3                                     Digital TV

(a)                           DTV service availability of broadcast channels of 99% (uptime) – defined as the availability of all broadcast channels to all customers. Measured from content acquisition at central headends to distribution from regional headends within franchises, until a reliable measure of availability of service at the customer’s equipment is implemented which shall supersede this;

(b)                          DTV time to change channel of less than 2.0 seconds – defined as the time to change channel from 1 broadcast channel to another and to have full video and audio presented to the TV set. Measured under test conditions.

2.4                                     Fixed line telephone

(a)                           Fixed line dial tone availability of 99% - defined as availability of dial tone measured from the street cabinet as it is distributed to the customer’s premises;

(b)                          Fixed line telephony ‘lost calls’ of no more than 0.5% (as published by Ofcom) – defined as calls lost after being set-up through failure of telephony switch hardware or software. (note: the metric is reported as the inverse and the Ofcom target is 99.5%).

2.5                                     Mobile Telephony

If the Virgin Mobile Licence is terminated under clause 2.3 and Virgin Mobile maintains its relationship with T-Mobile for the provision of Mobile Radio Telecommunication Services, VEL shall not impose additional technical service levels. However, if the NTL Group terminates the agreement with T-Mobile then

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the technical service levels provided to Customers of its Mobile Radio Telecommunication Services will not be materially lower than those provided through the current agreement with T-Mobile.

3.                                           Aspirational Service Levels

3.1                                    The Licensee acknowledges that the Licensor wishes all members of the NTL Group to meet the targets set out in section 3.4 below for the Aspirational Service Levels. However, the parties acknowledge that the Aspirational Service Levels are not, as at the Commencement Date, currently measured or reported on this basis by members of the NTL Group. Therefore, with effect from the Commencement Date, the Licensee agrees, and shall procure that relevant members of the NTL Group agree, to use reasonable endeavours to:

(a)                           measure performance on the basis of the Aspirational Service Levels;

(b)                          identify current levels of performance against the Aspirational Service Levels in sections 3.4(a), (b), (d) and (g) being the base case;

(c)                           identify changes required to make improvements on base case levels of performance; and

(d)                          propose a timetable in which to implement the changes and improvements against the base case.

3.2                                    Notwithstanding the provisions of section 3.1, the parties agree that improvements towards the targets set out in section 3.4 for the Aspirational Service Levels will need to be implemented over a reasonable period of time.

3.3                                    The parties acknowledge that progress toward the Aspirational Service Level targets will be dependent upon the provision of assistance from VEL.

3.4                                    The Aspirational Service Levels are:

(a)                          a customer satisfaction level of 90% “satisfied” (i.e. 3/5) or above and 30% “delighted” (i.e. 5/5) assessed quarterly by polling a combination of at least 1,000 customers “how satisfied are you with your experience with Virgin [Chosen Name]?”;

(b)                         an advocacy level of 70% “definitely would recommend” (i.e. 5/5) or “likely to recommend” (i.e. 4/5) assessed quarterly by polling a combination of at least 1,000 customers “how likely are you to recommend Virgin [Chosen Name] to others?;

(c)                          a complaints level of less than 1% of total customers, assessed quarterly;

(d)                         a customer satisfaction level after complaining to match or better the general Customer satisfaction level referred to in paragraph 3.4(a) above;

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(e)                           80% of all calls to customer management centre, to be answered within 20 seconds, assessed quarterly;

(f)                             no more than 5% of calls to customer management abandoned centre; and

(g)                          a staff satisfaction level of 70% “satisfied” (i.e. 4/5) or “very satisfied” (i.e. 5/5) assessed annually by polling at least 1,000 members of staff “how satisfied are you working for Virgin [Chosen Name] overall?”

4.                                           Measurement and reporting

4.1                                     The Licensee agrees to report the following in connection with the Service Levels described above and provide VEL with a copy of such report within 10 Business Days of the end of each measurement period:

(a)                           produce a customer satisfaction report on at least a quarterly basis (to include total number of customers polled);

(b)                          produce a complaints report on at least a quarterly basis (to include total number of Customers and total number of complaints);

(c)                           produce a report setting out performance against the percentage of calls answered and abandoned targets on a quarterly basis;

(d)                          staff satisfaction survey to be performed on an annual basis (to include total number of staff polled); and

(e)                           produce a report setting out performance against Technical Service Levels on a quarterly basis additionally including the approximate length of any periods of downtime affecting 2.2(a), 2.3(a) and 2.4(a).

5.                                           Failure to meet Service Levels

5.1                                    The parties acknowledge that the Service Levels are guidelines only and failure to achieve such Service Levels shall not constitute a breach of this Deed or otherwise give rise to a right to terminate. However, the parties acknowledge that where the actual service levels are persistently and significantly lower than those Base Service Levels and Technical Service Levels identified in sections 1 and 2 above or, in the case of the Aspirational Service Levels, persistently and significantly lower than those performance levels identified as the base case under section 3.1(b), VEL may take into account the Licensee’s performance in respect of the Service Levels as compared with good industry practice and standards (where reliable and quality data relating to such good industry practice and standards is available to the parties) together with other evidence of material breach of this Deed and/or material damage to the Marks or VEL, in determining whether to exercise its rights pursuant to clauses 9.2 and 9.3.

5.2                                    Where the actual service levels are persistently and significantly lower than those Base Service Levels and Technical Service Levels identified in sections 1 and 2

10

above or, in the case of the Aspirational Service Levels, persistently and significantly lower than those performance levels identified as the base case under section 3.1(b), the Licensee shall immediately put in place a remedial action plan to the reasonable satisfaction of VEL.

5.3                                    Without prejudice to the provisions of sections 5.1 and 5.2, the Aspirational Service Levels are aspirational guidelines only and, provided that the Licensee is fulfilling its obligations under section 3.1 above, failure to achieve the Aspirational Service Levels shall not constitute a breach of this Deed.

5.4                                    The parties shall meet on an annual basis to review performance against the Service Levels. Where performance against the Aspirational Service Levels is below the targets the parties shall, as appropriate, agree a plan aimed at improving such performance and/or changes to such targets, where appropriate, by the NTL Group.

5.5                                    The Base Service Levels set out in sections 1.1(a) and (b) and 1.3 must be met, unless otherwise agreed by the parties, before the date on which the Communications Services are provided by the NTL Group under the Marks (other than the services formerly licensed pursuant to the Virgin Net Licence and the services licensed pursuant to the Virgin Mobile Licence).

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SCHEDULE 4

Existing rights of Licensees

All rights are exclusive save as otherwise stated.

Virgin.com:

Main website for the Virgin Companies;

Virgin Books:

Publishing and distribution of books (branded) and online retailing of books (branded and unbranded);

Virgin Active:

Operation of gyms and fitness centers;

Virgin Balloon Flights:

Operation of passenger balloon flights;

Virgin Brides:

One stop bridal and wedding shop;

Virgin Cars:

Retailer of new and used cars;

Virgin Clothing/Virgin Ware:

Design, manufacture and retail of branded clothing and underwear;

Virgin Experience Days:

Provider of experience gift vouchers and certificates;

Virgin Express:

European airline;

Virgin Nigeria:

Nigerian airline;

Virgin Jewellery:

Retailer of jewellery;

Virgin Money:

Provider of banking, insurance and investment products and services;

Virgin Trains:

Train operator;

Virgin Unite:

The Virgin Group’s independent charitable arm;

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Virgin Wines:

Online retailer of wine;

Virgin Life Care:

Incentivised wellness programmes;

Virgin Stem Cells / Health Bank:

Storage of cord blood;

Virgin Comics:

Publication, distribution, licensing and merchandising of comics and animation; animation and illustration services;

Virgin Incentives/ The Virgin Voucher:

Voucher redeemable against Virgin and non-Virgin goods and services;

Virgin Atlantic:

International airline;

Virgin Atlantic Cargo:

Air cargo and freight services;

Virgin Holidays and Virgin Vacations:

Holiday tour operators;

Virgin Galactic:

Sub orbital space flight experiences and space tourism;

Virgin Limited Edition / Virgin Hotels (non-exclusive):

Operation, management and marketing of hotels, clubs, restaurants, public houses and cafes including premium properties such as Necker Island, Ulusaba, Kasbah Tamadot and The Roof Gardens;

Virgin Games:

Online and remote gaming and gambling- games of chance, skill and chance and skill combined;

Virgin Megastores:

Entertainment retailers;

Virgin Digital:

Digital music downloads;

Radio Free Virgin (non-exclusive):

Online streaming of music;

Virgin Radio:

Radio broadcaster;

Virgin Cosmetics:

Retailing and direct selling of branded cosmetics and associated products;

13

Virgin Drinks:

Manufacture and distribution of soft drinks;

Virgin Vodka:

Manufacture and distribution of vodka and spirits;

Virgin Limobike:

Passenger motorbike services;

V Festival:

Music festivals;

V2 Records/Music:

Record label and music publisher;

Virgin Records/Music:.

Record label and music publisher.

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SCHEDULE 5

Use of “Virgin” or “V” by themselves

The Licensee is permitted to use the word “Virgin” or the letter “V” from the “Virgin” signature by itself on any of the following equipment, provided that in the case of use of the letter “V” this shall be limited as applicable to use on a specific button or key on any of the following:

Telephone handsets

Telephone displays/screens

Remote controls

SIM Cards

Keyboards

Data Cards

Head Sets

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SCHEDULE 6

Virgin Money letter agreement

Virgin Money Limited

Virgin Money Holdings (UK) Limited

Discovery House

Whiting Road

Norwich

Norfolk NR4 6EJ

Virgin Enterprises Limited

120 Campden Hill Road

London W8 7AR

NTL Group Limited

NTL House
Bartley Wood Business Park
Hook
Hampshire RG27 9UP

Date: 3 April 2006

Dear Sirs

VIRGIN MONEY LETTER

Proposed Trade Mark Licence between Virgin Enterprises Limited (“VEL”) and NTL Group Limited (“NTL”)(the “NTL Licence”)

Trade Mark Licence between VEL and Virgin Money Holdings (UK) Limited (“VMH”)(the “VMH Licence”)

Trade Mark Licence between VEL and Virgin Money Limited (“VML”)(the “VML Licence”)

Trade Mark Licence between Virgin Enterprises Limited (“VEL”) and Virgin Mobile Telecoms Limited (“Virgin Mobile”)(the “Mobile Licence”)

Whereas:

(A)                    Under the terms of the VMH Licence and the VML Licence, VMH, VML and their affiliates are permitted by VEL to use the VIRGIN trade marks in relation to financial services including the sale and marketing of general insurance products and services and Banking Services.

16

(B)                     Virgin Mobile currently provides:

(i)                           mobile phone handset insurance to its customers;

(ii)                        replenishment methods in card and electronic form (including top ups) through which customers can purchase products or services relating to its licensed activities; and

(iii)                   Mobile Electronic Payment Services to subscribers and any other product or service payment facility where the provision of such services are designed to be used via terminal equipment and/or a SIM card and which are not Banking Services,

(together the “Mobile Services”).

(C)                      NTL Group is in the process of acquiring ownership of Virgin Mobile and VEL and NTL intend to enter into the NTL Licence for the use of the VIRGIN trade marks in relation to communications services, including the Mobile Services, in the UK and the Republic of Ireland. The NTL Group wishes to offer its customers the following services which it will provide under the VIRGIN trade marks:

(i)                           warranties on Communications Equipment;

(ii)                        extended warranties on Communications Equipment;

(iii)                     insurance for mobile phone handsets and other Communications Equipment;

(iv)                    bill protection and identity fraud insurance to its customers in association with a third party insurance provider on a co-branded basis;

(v)                       payment services, facilities and methods for the purchase of its own goods and services and/or third party goods and services including:

(a)                       payment or replenishment services, facilities and methods in card and electronic form (including top up cards, electronic top up and ATM/SMS top up) through which NTL Group customers can purchase any products or services relating to its licensed activities on a pre-pay or stored value basis (but excluding gift tokens or gift vouchers); and

(b)                      electronic payment services, facilities and methods (other than as set out in paragraph C(v)(a) above) utilising the Communications Services and/or utilising mobile phone handsets, television set top boxes or any other Communications Equipment, in all cases, via Communications Services, on a credit or contract basis (i.e. “closed loop” services) including but not limited to those services, facilities and methods set out in paragraph B(iii) above, provided that in respect of the payment

17

for third party goods and services, such services, facilities and methods must be:

(I)                   provided via the NTL Group’s Communications Services;

(II)               must not be on a credit basis requiring a consumer credit licence as regulated pursuant to the Consumer Credit Act 1974 (as amended and replaced from time to time); and

(III)           must not be Open Loop.

For example, the NTL Group may use the VIRGIN trade marks to brand a payment card/mechanism which can be used to pay for goods and services from unrelated third parties via any of the NTL Group’s Communications Services but, for the avoidance of doubt, such card/mechanism shall not be capable of general use as a debit, credit or prepaid card/mechanism badged with an Open Loop network such as VISA, MasterCard, AMEX, Electron and Maestro.

(vi)                           gift tokens and gift vouchers for products and services relating to the licensed activities.

DEFINITIONS

1.                                      In this Agreement, the following terms shall have the following meanings:

“Banking Services” means all and any services which are currently provided in the ordinary course of business by a United Kingdom clearing bank or a United States of America money center bank or which from time to time form the core business of any such bank, including but not limited to the taking of deposits, the provision of loans (whether secured or unsecured and including by the subscription for loan stock or other debt securities), guarantees, performance bonds and letters of credit, the provision of domestic and international cash transmission and other payment or clearance facilities, the provision of credit or debit cards, smart cards and stored value cards and the like, and of all forms of bank account for all currencies, the provision of custody services, the provision of foreign currency exchange services and the provision of advice in connection with any of the foregoing;

“Bundled Services” means a package of products or services incorporating one or more Communications Services offered by NTL pursuant to the NTL Licence together with third party or non “Virgin”-branded Communications Services and/or products or services reasonably ancillary or complementary to Communications Services;

“Commencement Date” means the date the NTL Licence comes into force;

18

“Communications Equipment” means Core Equipment, Mobile Devices, Mobile Accessories and Other Equipment as defined in the NTL Licence from time to time;

“Communications Services” means the services as defined in the NTL Licence from time to time;

“General Insurance” means general insurance policies, products or services as licensed under the VMH Licence;

“Mobile Electronic Payment Services” means services which allow users of mobile radio telecommunication services to pay for products or services using their terminal equipment and/or SIM card and e-money services provided over a mobile radio telecommunication service;

“NTL Group” means NTL and any group undertaking of NTL (as such term is defined in Sections 258 and 259 of the Companies Act 1985 (as amended));

“Open Loop” means an electronic payment service, facility or method capable of being used to pay for a comprehensive range of third party goods and services unrelated to each other and which is a Banking Service;

“Partner Services” means the provision of access by means of Communications Services provided by NTL pursuant to the NTL Licence, in conjunction with or as part of such Communications Services, to products or services of a third party.

PART ONE

In consideration of VEL paying to VMH and VML the sum of £100 (receipt of which is acknowledged by VMH and VML), VMH, VML and VEL hereby agree as follows:

2.                                      For the avoidance of doubt the activities set out in paragraphs (C)(i) and (ii) will not be deemed to be General Insurance and do not require a licence from VML and/or VMH under this Agreement. To the extent that the activities set out in paragraphs (C)(iii) and/or (iv) are General Insurance, then VML and/or VMH (as appropriate) hereby grant to VEL the non-exclusive and royalty free licence back of the right to use the VIRGIN trade marks in relation to such activities, together with the right to sub-licence such rights to the NTL Group under the NTL Licence, provided that the provisions of paragraph 5 shall apply.

3.                                      To the extent that the activities set out in paragraphs (C)(v) and/or (vi) above are Banking Services, then VML and/or VMH (as appropriate) hereby grant to VEL the non-exclusive and royalty free licence back of the right to use the VIRGIN trade marks in relation to such activities, together with the right to sub-license such rights to the NTL Group under the NTL Licence, provided that the provisions of paragraph 5 shall apply.

4.                                      For the avoidance of doubt, VEL, VMH and VML acknowledge and agree that:

19

(i)                                    nothing in this Agreement shall prevent the NTL Group from offering or undertaking any of the activities referred to in paragraph C above or any General Insurance or any Banking Services to the extent that such activities are not done pursuant to the VIRGIN trade marks;

(ii)                                 use of the VIRGIN trade marks by the NTL Group in respect of the provision of Bundled Services or Partner Services or otherwise in circumstances where use of the VIRGIN trade marks does not create the impression that such services are provided directly by the NTL Group shall not be construed as use of the VIRGIN trade marks in relation to the provision of General Insurance or Banking Services, or the offering or undertaking of those activities pursuant to the VIRGIN trade marks, and such use shall not be in breach of this Agreement or the NTL Licence;

(iii)                              VML and VMH shall retain all other rights in relation to financial services including General Insurance and Banking Services as licensed under the VML Licence and VMH Licence;

(iv)                             the parties agree that the conduct of consumer hire (including consumer hire as regulated pursuant to the Consumer Credit Act 1974, as amended and replaced from time to time) is not a Banking Service; and

(v)                                The grant back of such rights under this Part One is solely for the purposes of granting the sub licence to NTL.

PART TWO

In consideration of the mutual obligations agreed and undertakings given in this Part Two VMH, VML and NTL hereby agree as follows:

5.                                      In respect of the activities set out in paragraphs 2 and 3 above where NTL is intending, by reference to the VIRGIN trade marks, to:

(i)                                    re-tender the fulfilment of or renew any existing or expired contracts relating to General Insurance or Banking Services activities; or

(ii)                                 engage the services of a third party for any of such General Insurance or Banking Services activities,

then NTL shall:

(a)                                  notify VMH and VML of such intention and give VMH and/or VML (as appropriate) an opportunity to submit a written proposal on reasonable terms relating to the fulfilment of those activities within a time period no less favourable than that given to all other notified third parties and VMH and/or VML shall submit any written business proposal as soon as reasonably practicable and NTL shall consider such proposal as soon as

20

reasonably practicable and on a good faith basis. NTL agrees, for a period of sixty days (or such other period as the parties may agree in good faith) from NTL’s original notice, to enter into good faith discussions with VMH or VML (as appropriate) and not to enter into any contract with a third party in respect of the fulfilment of such activities during such period; or

(b)                                 where it is considering re-tendering or engaging a third party under sub-paragraphs 5(i) and (ii) as a result of any unsolicited third party proposal relating to the fulfilment of any of those activities set out in paragraphs 2 and 3, give VMH or VML (as appropriate) a right to match or better the terms of such proposal within a reasonable time period specified by NTL and NTL shall not enter into any contract relating to such proposal unless VMH or VML (as appropriate) has been unable to match or better the  terms of that proposal within the specified time period.

6.                                      If NTL wishes to launch any Banking Services under the VIRGIN trade marks which are not licensed under paragraph 3 above (including to the extent that such Banking Services are on a credit basis requiring a consumer credit licence as regulated pursuant to the Consumer Credit Act 1974 (as amended and replaced from time to time) and are Open Loop), then it shall notify VMH and VML and, within 14 days of receipt of such notice (or such other period as the parties may agree), VMH and VML shall either:

(i)                                   undertake to work with NTL in good faith on an exclusive basis for sixty days (or such other period as the parties may agree) to reach a commercial and operational agreement on reasonable commercial terms by which VMH and/or VML provide NTL with a service that provides such activities with use of the VIRGIN trade marks; or

(ii)                                consent in writing to the use by the NTL Group of the VIRGIN trade marks in respect of such activities such consent to be given at the sole discretion of VMH and VML and, in this event, NTL shall be free to enter into discussions with other financial providers or partners for the provision of such activities with the use of the VIRGIN trade marks.

Should a mutually agreeable solution not be determined in accordance with (i) and (ii) above then NTL shall be free to enter into discussions with other financial providers or partners for the provision of such activities, but without the use of the VIRGIN trade marks.

7.                                      VMH, VML and NTL agree to consider in good faith any opportunities to cross market their respective products and services on terms to be agreed including but not limited to the opportunity for VMH and VML to offer their banking, investment and insurance services to the customers of NTL, and NTL to offer its products and services to customers of VMH and VML.

21

8.                                      In the event that, for any reason, the grant back of rights to VEL by VMH and/or VML (as appropriate) should terminate, then such rights shall be deemed to be granted hereunder by VMH and/or VML (as appropriate) directly to the NTL Group. The Parties shall, at their own expense, execute and deliver all such documents and take such steps or procure the execution of all such documents (in a form reasonably satisfactory to the parties) as may, from time to time, be required to give full effect to this paragraph.

PART THREE

9.                                      This Agreement shall come into force on the Commencement Date.

10.                               The parties further acknowledge and agree that, in the event that the NTL Group does not acquire a majority of the issued ordinary shares in Virgin Mobile (and thereby does not serve the notice as set out in clause 2.3 of the NTL Licence or otherwise terminate the Mobile Licence), then this Agreement will be deemed amended with such changes as are required, mutatis mutandis, so that this Agreement does not apply to the mobile communications business as carried on by Virgin Mobile at the Commencement Date. All parties shall co-operate, at their own expense, to execute and deliver all such documents and take all such steps or procure the execution of all such documents (in a form reasonably satisfactory to the parties) as may, from time to time, be required to give full effect to this paragraph.

11.                               The parties shall keep secret and confidential any information which it may obtain relating to the business of the other. Such information shall be treated as proprietary and confidential to the party imparting the same. Each party hereby agrees that it shall use such information received or procured by it from the other solely for the purposes of this Agreement and that it shall not at any time during or after completion, expiry or termination of this Agreement disclose the same whether directly or indirectly to any third party except with the prior written consent of the other party.

12.                                This Agreement shall be governed by the laws of England and Wales.

Please confirm your acceptance of the terms of this letter by signing where indicated below.

/s/ Patrick McCall
for and on behalf of
Virgin Money Holdings (UK) Limited

22

/s/ Simon Leeming
for and on behalf of
Virgin Money Limited

/s/ Gordon McCallum
for and on behalf of
Virgin Enterprises Limited

/s/ Robert Gale
for and on behalf of
NTL Group Limited

23

SCHEDULE 7

Virgin Retail letter agreement

Virgin Retail Limited

120 Campden Hill Road

London W8 7AR

Virgin Retail Group Limited

120 Campden Hill Road

London W8 7AR

Virgin Enterprises Limited

120 Campden Hill Road

London W8 7AR

NTL Group Limited

NTL House

Bartley Wood Business Park

Hook

Hampshire RG27 9UP

Date: 3 April 2006

Dear Sirs

VIRGIN RETAIL LETTER

Proposed trade mark licence between Virgin Enterprises Limited (“VEL”) and NTL Group Limited (“NTL”) (the “NTL Licence”)

Trade mark licence between VEL and Virgin Retail Limited (“VRL”) (the “VRL Licence”) dated 31 July 1994

Retail stores agreement between, inter alia, Virgin Mobile Telecoms Limited (“Virgin Mobile”) and VRL and Virgin Retail Group Limited (“VRGL”) (the “Retail Stores Agreement”) dated 1 October 2003 as amended and restated with effect from 1 April 2004

Trade mark licence between VEL and Virgin Mobile (the “Mobile Licence”) which includes, as an attachment, a letter agreement between Virgin Mobile, VRL and VRGL dated 2 July 2004 (the “Retail Letter”)

Capitalised terms shall have the meaning given to them under this letter of agreement (“Agreement”).

24

Whereas:

(A)          Under the terms of the VRL Licence, the Virgin Retail Group is permitted by VEL to use the VIRGIN trade marks in the UK in relation to the sale of music products and a range of non-music products including, inter alia, DVDs, games, hi-fi equipment, portable audio, TVs, video recorders, camcorders, cameras and interactive entertainment products (such as computer games) within the Virgin Retail Group’s physical stores. The Virgin Retail Group is not permitted to brand any of the products with the VIRGIN trade marks. The Virgin Retail Group also currently sells music products, games and DVDs via the internet.

(B)          Under the terms of the Retail Stores Agreement and the Mobile Licence, Virgin Mobile is permitted by the Virgin Retail Group to operate concessions within the Virgin Retail Group stores and to operate its own retail channel including its own “Virgin Mobile”-branded standalone retail stores, in each case, in relation to Mobile Radio Telecommunications Services.

(C)          Under the terms of the Retail Letter, Virgin Mobile is permitted to sell Electronic Entertainment Products through concessions within the Virgin Retail Group’s stores and through “Virgin Mobile”-branded standalone retail stores, in each case, either supplied by the Virgin Retail Group or, where the Virgin Retail Group is unable to supply such Electronic Entertainment Products on Reasonable Wholesale Terms, obtained from another source. Under the Retail Letter, Virgin Mobile is also permitted to sell Physical Entertainment Products through the concessions within Virgin Retail Group’s stores. In relation to the aforementioned concessions, the parties must also agree the manner in which Electronic Entertainment Products and/or Physical Entertainment Products are sold (except to the extent that such sales are covered by the Retail Stores Agreement) .

(D)          The NTL Group is in the process of acquiring ownership of Virgin Mobile and VEL and the NTL Group intend to enter into the NTL Licence for the use of the VIRGIN trade marks in relation to Communications Services (including Mobile Radio Telecommunication Services) in the UK and the Republic of Ireland. The NTL Group requires, as part of the NTL Licence, inter alia, retail rights relating to or arising out of the Communications Services, including the activities referred to in paragraphs (B) and (C), and rights relating to the branding and sale of Core Equipment, Mobile Accessories, Mobile Devices and Other Equipment, in each case, in the UK and the Republic of Ireland.

1.             Definitions: - in this Agreement (including the recitals), the following terms shall have the following meanings:

“Commencement Date” means the date the NTL Licence comes into force;

“Communications Services” means communications services, or access to such services, consisting in or having as their principal feature the conveyance of messages, information or signals by means of a communications network. For

25

illustrative purposes only and without prejudice to the generality of the foregoing, the types of services contemplated at the Commencement Date include the following:

(a)           internet services (which, for example, includes email, web mail, instant messaging, provision of webspace, access to the worldwide web, home networking, electronic messaging, voice/video/data services transmitted over internet protocol);

(b)           television or radio services which, for example, includes:

(i)            access to “free to air” television and radio services (e.g. BBC1,  Radio 4 and Virgin Radio);

(ii)           premium or subscription-based television services (e.g. access to Film Four and Sky Sports);

(iii)          conditional access or encrypted television services (e.g. Top Up TV);

(iv)          interactive television services;

(v)           video on demand and pay per view; or

(c)           telephone services (which, for example, includes fixed line, wireless, Mobile Radio Telecommunication Services, data and text services (including SMS)), and howsoever and in each case as such services may be:

(i)            received or accessed (e.g. via a television set, set top box, personal computer, mobile phone or any other device); and

(ii)           created, develop or converge from time to time,

whether with a technology or method now in existence or subsequently developed, created or invented;

“Core Equipment” means any equipment, device or accessory (whether now in existence or which may from time to time be created or developed, or as such equipment, devices or accessories converge or become multi-purpose) which either:

(a)                                  is primarily intended for the provision, delivery, reception, access or use of Communications Services (including mobile handsets, SIM cards, data cards, telephone handsets, set top boxes, personal video recorders (PVRs) for use with the Communications Services, modems, routers and remote

26

control devices for set top boxes), but excluding, save to the extent that they fall within sub-paragraph (b) below, television sets, radio sets and personal computers; or

(b)                                 has, as an included feature, the capability to provide, deliver, receive, access or use the Communications Services provided by the NTL Group (including via a built-in decoder, receiver or internet protocol connection), provided that the NTL Group is thereby facilitating access  to its Communication Services in preference to those of a third party;

“Direct Sales Channels” means sales methods consisting of door-to-door, on-line, internet, mail-order, telesales and all other forms of direct or distance selling methods;

“Electronic Entertainment Products” means non-physical electronic entertainment content (such as music and video downloads);

“Mobile Accessories” means products (excluding Core Equipment) primarily intended for use in conjunction with Core Equipment relating to Mobile Radio Telecommunication Services (for example, mobile handset chargers, mobile telephone cases, in-car accessories, bluetooth headsets and mobile card readers/writers);

“Mobile Devices” means portable devices capable of playing, receiving, storing or recording data (e.g. MP3 players/iPods, digital cameras), provided the device is primarily intended for use in conjunction with Core Equipment relating to Mobile Radio Telecommunication Services;

“Mobile Radio Telecommunication Services” means Communications Services designed or adapted to be used in motion consisting of the conveyance of any message, information or signal through the agency of wireless telegraphy;

“NTL Group” means NTL and any group undertaking of NTL (as such term is defined in Sections 258 and 259 of the Companies Act 1985 (as amended));

“Other Equipment” means any equipment, device or accessory (other than Core Equipment) capable of use with or complementary to the provision, delivery or use of the Communications Services but not branded with the VIRGIN trade marks (e.g. MP3 players/iPods, digital cameras, scart leads, PCs);

“Physical Entertainment Products” means physical entertainment products (such as compact discs and DVDs);

“Reasonable Wholesale Terms” means where the Virgin Retail Group are able to supply to Virgin Mobile or the NTL Group, as the case may be, sufficient quantities of products of the same type and range and equivalent functionality and quality as those specified in Virgin Mobile’s or NTL Group’s notification and on terms of purchase (including as to price) which taken as a whole are reasonably

27

comparable to those available to Virgin Mobile or the NTL Group from third party suppliers;

“Retail Stores” means NTL Group’s physical retail stores, and concessions within third party physical retail stores, primarily intended for the sale and supply of the Communication Services and branded Core Equipment;

“Virgin Retail Group” means VRL and VRGL and their subsidiaries.

PART ONE

In consideration of VEL paying to VRL and VRGL the sum of £100 (receipt of which is acknowledged by VRL and VRGL), VRL, VRGL and VEL hereby agree as follows:

2.                                       VRL and/or VRGL, as appropriate, hereby grant to VEL the non-exclusive and royalty free licence back of the right to use the VIRGIN trade marks in relation to the sale and supply of Core Equipment (to the extent that it is unbranded), Mobile Accessories, Mobile Devices and Other Equipment through Retail Stores, together with the right to sub-license such rights to the NTL Group under the NTL Licence, provided that the sale and supply of unbranded Core Equipment, Mobile Accessories, Mobile Devices and Other Equipment by the NTL Group through Retail Stores is ancillary or incidental to the sale and supply of the Communication Services and branded Core Equipment through such Retail Stores.

3.                                       VRL and/or VRGL, as appropriate, agree that the sale and supply of the branded Core Equipment through the Retail Stores and/or Direct Sales Channels is not licensed to the Virgin Retail Group under the VRL Licence, nor is the sale or supply of Communications Services, and as far as VRL and VRGL are concerned VEL is free to license the right to use the VIRGIN trade marks in relation to such activities to the NTL Group.

4.                                       VRL and/or VRGL, as appropriate, agree that the sale and supply of the Communications Services, Core Equipment, Mobile Accessories, Mobile Devices and Other Equipment through the Direct Sales Channels are not licensed to the Virgin Retail Group under the VRL Licence and VEL is free to license the right to use the VIRGIN trade marks in relation to such activities to the NTL Group.

5.                                       VRL and/or VRGL, as appropriate, agree that under the VRL Licence they are only permitted to offer video on demand services under the VIRGIN trade marks within the Virgin Retail Group’s physical stores.

PART TWO

In consideration of the mutual obligations agreed and undertakings given in this Part Two, VRL and VRGL and NTL Group hereby agree as follows:

28

6.                                      VRL and/or VRGL, as appropriate, hereby grant to the NTL Group the non-exclusive and royalty free licence to use the VIRGIN trade marks, subject to the provisions of paragraph 8 below and in conjunction with the rights granted by VEL under the NTL Licence, in relation to:

(a)                                   Physical Entertainment Products offered for sale in concessions within Virgin Retail Group’s stores only;

(b)                                  Electronic Entertainment Products offered for sale in Retail Stores, including concessions within Virgin Retail Group’s stores; and

(c)                                   DVDs offered for sale in conjunction with the provision of video on demand services.

7.                                      In the event that the NTL Group acquires a majority of the shares and/or control of Virgin Mobile (and thereby serves notice pursuant to clause 2.3 of the NTL Licence) then the Retail Stores Agreement and Retail Letter shall continue in full force and effect (and, for the avoidance of doubt, shall not be capable of termination in accordance with clause 19.4 of the Retail Stores Agreement) but shall be deemed to apply, with such changes as are required, mutatis mutandis, to enable the NTL Group to take the benefit of the arrangements set out therein including for the avoidance of doubt but not limited to the following specific amendments:

(a)                                the Retail Stores Agreement shall be extended to cover the products and services of the NTL Group provided under the VIRGIN trade marks licensed under the NTL Licence in order to allow the NTL Group to market, supply and sell their products and services in the Stores (as defined in the Retail Stores Agreement) and the following definitions in the Retail Stores Agreement shall be deemed amended as follows

(i)             “Product” shall include Core Equipment, Mobile Accessories, Mobile Devices and Other Equipment;

(ii)            “Services” shall include Communications Services;

(iii)           “VM Products” and “VM Services” shall include all Products and Services made available by the NTL Group; and

(iv)           “Business” shall be deemed amended accordingly.

(b)                                      in addition to the volume bonuses currently payable by VM in accordance with clause 8 of the Retail Stores Agreement, the volume bonus will extend to new connections of the NTL Group’s Services as follows:

(i)             The definition of “Connections” will be amended as follows:

“Connection” means:

29

(a)                                                                         a person who is not a Customer Return and to whom a VM SIM Card has been issued or sold by VM through the Stores and who has transmitted or received a Message over the Network; and

(b)                                                                        in respect of residential broadband internet, digital cable television and/or fixed-line telephony services provided by the NTL Group for sale or subscription through the Stores in accordance with this Agreement, the sale or subscription by a Customer to a new RGU (or revenue generating unit).”

(ii)                                        Payment of volume bonuses in respect of new RGUs is subject to the following provisions:

(A)                           “Customer” means an NTL customer account holder who is registered to use any of NTL Group’s residential broadband internet, digital cable television and/or fixed-line telephony services and in whose premises NTL equipment has been installed, where applicable;

(B)                             No volume bonus will be payable:

(aa)                           unless and until a Customer registers and remains a Customer beyond any contractual or statutory “cooling off” period and a person will not be deemed a Customer if that person exercises any right to cancel the contract or the Services are terminated for any reason during the “cooling off” period;

(bb)                         in respect of customers who NTL cannot verify as having been introduced via the Stores; and

(cc)                           in respect of potential customers who are not accepted as customers by NTL; and

(C)                             the NTL Group shall be entitled to claim back or deduct 66% of the volume bonus if a Customer cancels the Services or if NTL cancels the Customer’s account within 100 days of agreeing to receive the Services for any reason. In the event of any clawback, NTL will inform VR how many customers have cancelled the Services or how many customer accounts have been cancelled by NTL subject always to NTL’s internal confidentiality provisions and only for the purposes of this Agreement.

30

8.                                      In respect of the offer for sale through any on-line store owned or operated by the NTL Group under the VIRGIN trade marks of: (i) the categories of products set out in paragraph 6(b) above; and (ii) Other Equipment to the extent that it falls within the scope the VRL Licence for the sale of non-music products (such as DVDs, games, hi-fi equipment, portable audio equipment, TVs, video recorders, camcorders, cameras and interactive entertainment products (such as computer games)  (but excluding Core Equipment, Mobile Accessories and Mobile Devices) where NTL Group intends to:

(a)                                   re-tender the fulfilment of or renew any existing or expired supply contracts in respect of such products; or

(b)                                  engage the services of a third party for the supply of any of such products,

then it shall:

(i)            notify the Virgin Retail Group of such intention and give the Virgin Retail Group an opportunity to submit a written proposal relating to the supply of such products within a time period no less favourable to that given to all other notified third parties; and

(ii)           where the Virgin Retail Group is able to supply such products on Reasonable Wholesale Terms within a reasonable time period from the date of notification and on an ongoing basis, and subject to the agreement of a mutually acceptable contract, all parties acting reasonably, NTL Group shall only sell those products supplied by the Virgin Retail Group. Where the Virgin Retail Group is not able to offer Reasonable Wholesale Terms or is otherwise unable to supply such relevant products, or the parties are unable to agree a mutually acceptable contract within a reasonable time, NTL Group may sell such products obtained from another source.

9.                                      The Virgin Retail Group recognises that it is part of a group of companies and businesses licensed by VEL to use the Virgin trade marks and agrees that it shall cooperate in Virgin Group activities and initiatives with the NTL Group. Where the NTL Group requests its products or services be accessible through the Retail Stores provided by VRL then VRL shall consider in all good faith such requests on terms that are no less favourable than those offered to any other third party. VEL shall use all reasonable efforts to facilitate activities and initiatives proposed by the NTL Group in conjunction with VRL and on terms no less favourable than those offered to any other third party The Virgin Retail Group and NTL Group agree to consider in good faith any opportunities to cross market their respective products and services on terms to be mutually agreed between the parties.

10.                                In the event that, for any reason, the grant back of rights to VEL by VRL and/or VRGL, as appropriate, should terminate, then such rights shall be deemed to be granted hereunder by VRL and/or VRGL, as appropriate, directly to NTL Group.

31

All parties shall, at their own expense, execute and deliver all such documents and take all such steps or procure the execution of all such documents (in a form reasonably satisfactory to the parties) as may, from time to time, be required to give full effect to this paragraph.

PART THREE

11.           This Agreement shall come into force on the Commencement Date.

12.           The parties further acknowledge and agree that, in the event that NTL does not acquire a majority of the issued ordinary shares of Virgin Mobile (and thereby does not serve the notice as set out in clause 2.3 of the NTL Licence or otherwise terminate the Mobile Licence), then this Agreement will be deemed amended with such changes as are required, mutatis mutandis, so that this Agreement does not apply to the Mobile Radio Telecommunications Services business as carried on by Virgin Mobile at the Commencement Date. All parties shall co-operate, at their own expense, to execute and deliver all such documents and take all such steps or procure the execution of all such documents (in a form reasonably satisfactory to the parties) as may, from time to time, be required to give full effect to this paragraph.

13.           This Agreement shall be governed by the laws of England and Wales.

Please confirm your acceptance of the terms of this letter by signing where indicated below.

/s/ John Jackson
for and on behalf of
Virgin Retail Limited

/s/ John Jackson
for and on behalf of
Virgin Retail Group Limited

/s/ Gordon McCallum
for and on behalf of
Virgin Enterprises Limited

32

/s/ Robert Gale
for and on behalf of
NTL Group Limited

33

SCHEDULE 8

TM Guidelines

PART 1- VIRGIN RED BOOK

PART 2 - VIRGIN BRAND BOOK

PART 3 - VIRGIN GROUP POLICY ON SELLING TECHNIQUES

PART 4 - OFFSHORE OUTSOURCING - OVERALL BRAND APPROACH

34

PART 1

VIRGIN RED BOOK

How to use this guide

1                  Look at and use the red swatches at the back. Your starting point should always be: match to the ideal red swatch, whatever you’re producing.

2                  Look to see if we’ve given specific help for the type of item you’re producing – for example: vinyl graphics, acrylics, paint and so on.

3                  Discuss these with your suppliers. This book is only a guide, and nothing beats talking to your suppliers and testing things. Ink systems vary and technologies change, and what works in one situation may need refining next time round. You’ll also notice that the samples in this book aren’t uniform. That just shows the differences and difficulties inherent in colour matching. They are, however, the best possible match we can find.

3                  If the material you want to produce isn’t shown here (it’s impractical to include everything), then talk to your suppliers to try and match. Virgin Enterprises Ltd may also be able to suggest other sources of advice (for example other group companies who’ve tackled something similar) – see inside front cover for their contact details.

The glossary

At the back of this book is a glossary of the terms used. While we’ve tried to keep things simple, technical terms are frequently unavoidable. Most of you will be familiar with these – they’re widely used throughout the industry.

If there’s anything you’re unsure about, the glossary is a useful starting point, though please talk to your manufacturer/supplier for the full picture.

Little Red Book

Virgin red specifications

35

Get reddy!

Red is the lifeblood of our look. It says ‘Virgin’ in a way that’s immediate and obvious. Few organisations have so effectively aligned themselves with a colour as Virgin has: most consumers reddily* identify our brand with a rich and vibrant red. Not even megabrands such as Nike and IBM can claim such an association.

What advantages does this give us? Well, red means activities across our group are visually linked. Red acts as a trigger to say ‘Virgin’ to customers, with all the values that brings. Red marks us out from the competition.

Getting it right

So if red’s doing a good job for us, it’s important we support it. That means producing it as accurately and consistently as possible.

Whether it’s company vans or cola cans, stationery or station signs, the red should be as close to ideal as possible. While this might initially sound straightforward, in practice it’s not. Printing and manufacturing techniques vary – printing on paper is different from painting a plane, and so on.

What might look like the right red in isolation rarely is. And if different shades appear, then the effect of having a ‘Virgin red’ is lessened.

This guide will help you achieve accuracy and consistency:

•                  It explains, and shows, what ‘ideal Virgin red’ looks like.

•                  It lists specifications your suppliers need to match that red, for a range of materials and methods.

•                  It suggests who to contact if you need help or advice.

Help and advice

Please contact the Trademarks/Intellectual Property Department of Virgin Enterprises Ltd.

Telephone +44 (0)20 7313 2053

Facsimile +44 (0)20 7313 2091

Trademarks/Intellectual Property Department

Virgin Enterprises Ltd

120 Campden Hill Road

LONDON

W8 7AR

* Sorry for all the ‘red’ puns in this book – we decided to leave them in when we proof red it.

01.00	Print

02.00	Vinyls

03.00	Paint

04.00	Acrylics

05.00	Laminates

06.00	Websafe and Fabrics

07.00	Glossary

08.00	Swatches

1

Print

Spot colour:

6 parts PMS rubine red, 5 parts PMS yellow

Process colour:

Cyan 0%, Magenta 100%,Yellow 76%, Black 6%

This is the standard red, and the one most testing has been done on. With a heavy ink film thickness it should appear rich and vibrant on most paper and card stocks, both coated and uncoated.

Please liaise with your printer and, if possible, their ink manufacturer (especially in flexo and gravure printing) to ensure accurate colour matching.

Newspapers

Colour work in newspapers is usually produced differently to conventional litho and it can be hard to achieve a vibrant red. Also, one newspaper rarely uses the same system as another, so liaise with each publication as much as possible to avoid dull results.

Can printing

The appearance of colour depends on the can’s base and material. The main type used in the UK is clear base aluminium. Overseas manufacturers may also use white base aluminium and white base steel.

A suitable spot colour ink mix for offset letterpress is:

Clear base aluminium:

5DWQ1256	Yellow	22.00%
5WDQ899	Yellow Shade Red	21.10%
AKO456U	Resin	10.00%
TP15731	Constant Mix	24.50%
5DWQ1285	Blue Shade Red	22.40%
	Total	100.00%

This is the formula for Valspar Ink’s Light Red 6R5B12347 used on Virgin Cola cans.

2

Vinyls

There are three main types of vinyl, each for particular uses and circumstances.

Opaque

3M Scotchcal Opaque Film 100 series: Tomato Red 100-13 Avery Fascal Opaque Film: Spicy Red 987 QM

Both are acceptable for these typical uses: general non-illuminated signs and fascias, interior sign directories, vehicle markings, window graphics.

Translucent

3M Scotchcal Translucent Film 3630 series: Red 3630-33

Typical uses: high visibility graphics – day and night, internally illuminated signage, shop fascias etc.

Reflective

3M Scotchlite Plus Reflective Film 680 series: Red Reflective 680-72

Typical uses: vehicle markings, directional and safety signage.

Further advice

In some special cases, such as aviation marking films (which are available on a white base), you may need to print solid red onto the material. Always match against the Virgin spot red swatch in this guide, as ink/pigment systems differ between manufacturers.

3

Paint

Of the several paint manufacturing standards, our preference is NCS (Natural Colour System).

Wherever possible you should use NCS. However some manufacturers use RAL standards.

NCS reference:

S 1085–Y90R

RAL reference:

3020 Traffic Red

Please note that the Dulux Colour Dimensions system has been discontinued and replaced by NCS.

Further advice

Sometimes an area you want to paint may be so big and dominant that the full Virgin red could be just a bit “too much”. Exactly when’s hard to say, but if you imagine painting an entire reception area in Virgin red, you can picture it being a touch too vibrant and loud.

So, in special cases, you may want to tone down the red to a more muted, dark or subtle shade, which works better in its environment. There are several examples of this across group companies – get in touch with Virgin Enterprises Ltd (see the inside front cover) for more information.

4

Acrylics

In most cases, ‘off the shelf’ products will be fine. There are two main brands:

Rohm Plexiglass:

Red 2758

Ineous Acrylics (formerly ICI perspex):

Red 440

Typical uses: moulded signage, shop fascias etc.

Specially-made

Depending on quantities and costs, many manufacturers can make a ‘special’ acrylic to match to the Virgin red.

Other advice

Whatever you’re producing, remember to view and match it under the correct lighting conditions. Lightbulbs, daylight and other factors may affect appearance depending on the transparency, thickness etc. Basically, what something looks like in the manufacturer’s factory may not be what it looks like in situ, and you should check this out early on.

Also, check with the manufacturers that the colour doesn’t fade over time, or with exposure to sunlight etc.

5

Laminates

For interior designs, such as retail shelving, cladding and desktops, you may want to use laminates. Our recommended material is Formica.

Formica Colour system:

4164 Pillarbox Red

6

Websafe (Internet/screen display)

Hexadecimal value for websites and online use: #CC0000

RGB value for CD-Roms and other on screen applications: 204r 0g 0b

These colours are ‘websafe’. This means they appear clean and consistent whatever the screen resolution, from 256 to ‘millions’ of colours (the standard minimum/maximum range).

They also keep file sizes reasonable. Non-websafe colours can deteriorate, vary or even disappear at low resolutions.

Fabric

Most textile companies are happy to match to the Virgin red.

Some manufacturers may prefer the NCS or RAL specification (see 03.00 paints). And some may only be able to supply an off-the-shelf colour, which is obviously the least desirable.

The guidance we gave about avoiding overpowering red on large areas (see Further advice in 03.00 Paints) also applies when producing uniforms and carpets etc.

7

Glossary

Most of you will be familiar with the terms and phrases used throughout this book – they’re widely used throughout the design, printing and manufacturing industries.

However you may sometimes come across something you’re less sure about. This brief glossary gives a few quick definitions to help you on the way, though talking to your manufacturer/supplier will always give you the full understanding you need.

Glossary

black

One of the four colours (cyan, magenta, yellow, black) that make up CMYK process colours. ‘K’ is for ‘Key’, black being the key colour.

coated

Coated has several meanings in printing, but the one you need to consider is coated paper. Coated paper has china clay or similar on it to give a smoother surface – if you imagine looking at paper under a microscope it’s normally quite rough. On coated paper, ink sticks to the surface in a more uniform way. So pictures, for example, can appear better than on uncoated paper.

CMYK

An acronym of the four colours (cyan, magenta, yellow, black) that make up a colour created by process colour.

The CMYKmix for Virgin red is 0% cyan, 100% magenta, 76% yellow, 6% black.

cyan

One of the four colours (cyan, magenta, yellow, black) that make up CMYK process colours. Cyan is a light sky blue.

flexo

An abbreviation of flexography. This printing technique uses flexible rubber or plastic plates.

gloss

In this context, a shiny finish. Gloss is the opposite of matt.

gravure

An abbreviation of photogravure. This printing technique etches a negative of the image into a metal plate. This is then applied to ink and paper to produce a positive imprint. It’s less common than lithography, but is used by some large magazines, for example.

hue

Words like hue, tint and shade are almost, but not quite, the same thing. Hue is the appearance of a colour as affected by adding another colour to it.

lithography

Often abbreviated to litho. This printing technique puts a negative of the image onto a metal (or historically stone) plate by chemically treating areas with oil and water to accept or reject ink. This is then applied to paper to produce a positive imprint. This is the most common method of printing for brochures, posters, stationery etc.

magenta

One of the four colours (cyan, magenta, yellow, black) that make up CMYK process colours. Magenta is a bright pinky red.

matt

Matt is the opposite to glossy or shiny. Matt finish reflects much less light than gloss, giving a more even appearance.

opaque

Something that’s opaque doesn’t allow light to pass through it, so you can’t “see through it” at all. See also translucent and transparent later on.

8

Pantone

The brand name for the most-widely used series of prepared printing inks. Specifying a pantone number enables you to choose a colour with reasonable accuracy, though its final appearance is affected by issues such as whether the paper is gloss or matt, uncoated or coated and so on.

It’s important you do not allow printers to substitute pantone 485 for Virgin red. Though they may claim it’s the nearest ink to Virgin red, it’s not. You must insist on the spot colour (6 parts PMS rubine red, 5 parts PMS yellow) instead.

PMS

PMS is an acronym for Pantone Matching System, and is basically just another word for a Pantone colour.

process colours

Most colours can be created by mixing together a combination of process colours. The process palette contains – CMYK (cyan, magenta,yellow, black).

The CMYK mix for Virgin red in 0% cyan, 100% magenta, 76% yellow, 6% black.

reflective

A substrate that’s reflective means light neither passes through nor is absorbed.

rubine

A deep pinky red. Pantone Rubine Red is used in the Virgin spot red colour formula.

saturation

A colour that’s saturated is appearing at its richest, fullest possible strength. It isn’t diluted or dulled.

shade

Words like shade, hue and tint are almost the same thing, but not quite. Shade either refers to the depth of colour (ie pink is a shadeof red), or is used as a way of describing small differences between almost identical colours.

screen printing

This printing technique uses a fine mesh to support a stencil, through which ink is squeezed. It’s commonly used for printing onto fabrics, such as t-shirts.

special colour

See spot colour.

spot colour

Any colour additional to or instead of the process colours. If you’re printing a piece of stationery in red and black, the red would be a spot colour. If you’re printing a brochure with colour pictures and have the facility to use a fifth colour, you’d print it in CMYK process colours plus a Virgin spot red.

stock

A word used to describe the type of paper.

substrate

The substrate is, basically, the surface onto which you are printing, painting etc. If a substrate is white or neutral, then it probably won’t affect the appearance of the colour placed on it. But if it is itself a colour, then obviously it may.

You also need to think about issues such as absorbency/porousness. The simplest example of this is kitchen paper, which is very absorbent and thus ‘soaks up’ whatever is placed on it – so a colour’s appearance is affected. Obviously you’re unlikely to be producing Virgin kitchen paper, but some printing papers are affected by this too. For example newsprint paper is generally more absorbent than the paper used for glossy magazines, brochures etc.

tint

Words like tint, shade and hue are almost, but not quite, the same thing. Tint refers to the variety of a colour, especially one made lighter by adding white to it. A colour can be reproduced at tints starting from 100% (full colour) down towards 5% (virtually white):

Usually, printers etc work in 10% increments:

Please note: tints of Virgin red under 100% can appear pink.

translucent

Mid way between opaque and transparent, something that’s translucent allows light to pass through it, but in a diffused way.

transparent

Something that’s transparent allows light to pass through it fully, enabling you to see clearly objects on the other side. Like a window. Transparent things can be coloured, but still see-through-able – ie stained glass.

uncoated

Paper without any china clay coating. See coated.

yellow

One of the four colours (cyan, magenta, yellow, black) that make up CMYK process colours.

9

Swatches

These swatch pages show both the Virgin spot red and the 4 colour process Virgin red.

Please use these, where applicable, to support your specifications.

VIRGIN SPOT RED:	VIRGIN SPOT RED:
6 parts PMS rubine red, 5 parts PMS yellow	6 parts PMS rubine red, 5 parts PMS yellow

VIRGIN SPOT RED:	VIRGIN SPOT RED:
6 parts PMS rubine red, 5 parts PMS yellow	6 parts PMS rubine red, 5 parts PMS yellow

VIRGIN SPOT RED:	VIRGIN SPOT RED:
6 parts PMS rubine red, 5 parts PMS yellow	6 parts PMS rubine red, 5 parts PMS yellow

VIRGIN 4 COLOUR PROCESS RED:	VIRGIN 4 COLOUR PROCESS RED:
0c 100m 76y 6k	0c 100m 76y 6k

VIRGIN 4 COLOUR PROCESS RED:	VIRGIN 4 COLOUR PROCESS RED:
0c 100m 76y 6k	0c 100m 76y 6k

10

VIRGIN SPOT RED:	VIRGIN SPOT RED:
6 parts PMS rubine red, 5 parts PMS yellow	6 parts PMS rubine red, 5 parts PMS yellow

VIRGIN SPOT RED:	VIRGIN SPOT RED:
6 parts PMS rubine red, 5 parts PMS yellow	6 parts PMS rubine red, 5 parts PMS yellow

VIRGIN SPOT RED:	VIRGIN SPOT RED:
6 parts PMS rubine red, 5 parts PMS yellow	6 parts PMS rubine red, 5 parts PMS yellow

VIRGIN 4 COLOUR PROCESS RED:	VIRGIN 4 COLOUR PROCESS RED:
0c 100m 76y 6k	0c 100m 76y 6k

VIRGIN 4 COLOUR PROCESS RED:	VIRGIN 4 COLOUR PROCESS RED:
0c 100m 76y 6k	0c 100m 76y 6k

11

VIRGIN SPOT RED:	VIRGIN SPOT RED:
6 parts PMS rubine red, 5 parts PMS yellow	6 parts PMS rubine red, 5 parts PMS yellow

VIRGIN SPOT RED:	VIRGIN SPOT RED:
6 parts PMS rubine red, 5 parts PMS yellow	6 parts PMS rubine red, 5 parts PMS yellow

VIRGIN SPOT RED:	VIRGIN SPOT RED:
6 parts PMS rubine red, 5 parts PMS yellow	6 parts PMS rubine red, 5 parts PMS yellow

VIRGIN 4 COLOUR PROCESS RED:	VIRGIN 4 COLOUR PROCESS RED:
0c 100m 76y 6k	0c 100m 76y 6k

VIRGIN 4 COLOUR PROCESS RED:	VIRGIN 4 COLOUR PROCESS RED:
0c 100m 76y 6k	0c 100m 76y 6k

12

Why this red?...

In early days, it was a shade of red based on an ink called pantone 485.

Over time, marketing and design teams began to look for ways to improve this. The problems were:

•                  It often appeared orangey and washed out, lacking the impact of a rich, dramatic red.

•                  It was, essentially, for printing onto paper, and often didn’t work well in other areas such as painting planes or producing cola cans.

•                  It was also widely used by other companies, and thus lacked the uniqueness to be a true Virgin red.

A better red

For these reasons, it was decided to stop using pantone 485 and create a new bespoke Virgin red that, in print, is rich and vibrant. The result is the red shown in this guide.

Colour specification quick check

Print

Litho, screen, flexo, gravure		Spot colour
		6pts PMS Rubine,
		5pts PMS Yellow
		4 colour process
		0c 100m 76y 6k

Offset letterpress
	Spot colour
	5DWQ1256	Yellow	22.00%
	5WDQ899	Yellow Shade Red	21.10%
	AKO456U	Resin	10.00%
	TP15731	Constant Mix	24.50%
	5DWQ1285	Blue Shade Red	22.40%

Vinyls
3M Scotchcal Opaque 100 series	Opaque
Tomato Red 100-13

Spandex Avery FasCal	Opaque
Spicy Red 987 QM

3M Scotchcal Translucent 3630 series	Translucent
Red 3630-33

3M Scotchlite Plus Reflective 680 series	Reflective
Red Reflective 680-72
Paint
NCS system –	S 1085-Y90R
RAL system –	3020 Traffic Red

Acrylics
Plexiglass	Red 2758
Ineous Acrylic (Perspex)	Red 440

Laminates
Formica Colour System –	4164 Pillarbox Red

Websafe
On screen applications	Hexadecimal
#CC0000
RGB
204r 0g 0b

13

PART 2

VIRGIN BRAND BOOK

Contents

01.00	Introduction

02.00	Making our mark

03.00	Why it all matters

04.00	The seven deadly sins

04.01	When should we use the Virgin logo?

04.02	Which logo should we use?

04.03	How much of the logo should be visible?

04.04	How big should the logo be?

04.05	What colours should we use?

04.06	How much can we alter the logo?

04.07	Can we use just the word ‘virgin’?

05.00	Virgin and the Internet

06.00	The steps in launching a new Virgin brand

07.00	The key rules

08.00	Swatches

2

Introduction

The Virgin brand is our greatest asset. It unites us all.

The signature logo tells customers something is a Virgin business, with all the associations and aspirations that conveys. The logo is invaluable, in both creative and commercial terms. It has helped each Virgin company launch their own personality.

While no-one underestimates the power of the Virgin name, few of us know the legal boundaries that protect registrations, prevent misuse and disable imposters. As the Virgin group moves into ever more diverse markets (both what we do and where we go) these boundaries become ever more important. We must demonstrate a clear and consistent use of the Virgin logo in order to prevent others from weakening our name and brand.

In practice, this means that certain legal and trademark issues affect the way Virgin can be used, both as a graphic mark and as a brand word. You need to be aware of these issues, and take them into account when launching a new venture or brand. In fact we all do - one aim of this book is to enable every Virgin company, from the smallest to the largest, to share the same knowledge and approach.

Many of you will recognise the points this book talks about. Few are new, and you’re probably already doing most of them as they arise from ‘best practice’ throughout the group.

This book covers using the Virgin logo, particularly in relation to naming and creating identities for new companies, brands, products and services.

All other areas of design are excluded from this - those are your prerogative and I’m not trying to stifle creativity or style. I want to define the boundaries we all have to work within, explain why these boundaries matter and provide the help and resources necessary to achieve them.

I’ve produced this book with the Virgin Enterprises Ltd legal team (VEL). Their role is to register everybody’s trademarks, monitor those registrations and take action against infringements.

What they do can seem a bit complicated, especially when all you’re interested in is producing an exciting and effective identity for a new Virgin venture, but there are several key points worth sharing. Hopefully you’ll find these valuable, relevant and straightforward.

More than anything else, I want to help you make the most of our brand. It embodies what Virgin is all about. Let’s all aim to use it in this spirit.

3

Making our mark

How the Virgin logo was developed.

The original Virgin Records logo, designed by swords ‘n sorcery poster wizard Roger Dean, was superceded in the early 1970s by the one we all know.

In true urban myth style, this really was drawn on the back of a napkin (by graphic designer Ray Kyte).

In his autobigraphy, Richard wrote: “Ray Kyte created the concept and supplied the visual styling for a signature-style logo which can be interpreted as my personal endorsement, the ‘V’ forming an expressive tick. Some marketing experts once analysed the logo and wrote about the upbeat way it rises from left to right. This, of course, might have been going through Ray’s head when he developed the original idea.”

To begin with, the mark was the thinner version known as ‘tick’.

However this created some problems, as the skinny lines fill in and disappear at smaller sizes.

A bolder and more robust version was drawn, known as ‘blobby’.

This is the version most group companies now use, with the idea that soon everyone will. See 04.02 for more on making sure you use the correct version.

4

Why it all matters

Trademark law is hardly a sexy subject, and linking it to design can seem like tying a plough to a racehorse, but it’s vital to the success of everybody in the Virgin group.

In the last five years we’ve spent around £5.5m protecting our own trademarks with licence agreements, registrations and applications. We’ve also spent around £7m on litigation, lawyers and settlements to fight off copycats and infringements. That’s a lot of money.

The chief cause of costs is the fact we constantly come under challenge. Firstly from people who want to bar or qualify our access to a new market. They are usually acting for legitimate reasons (competition and so on), but they need responding to legally.

Secondly, there are people who’d love to have a little of that Virgin magic rub off on their own business, and who aren’t above a little shameless copying in order to achieve this. Some of these - like Virginia and Virgin Pizza opposite - might seem small beer, but others can be tiresomely expensive. One individual has tried to register 37 different Verjam companies: Verjam Group, Verjam Management, Verjam Music, Verjam Cola and so on. We can chuckle at this, but the danger of customers being confused as to what is genuine Virgin and what’s not is both real and growing. Customers’ perception of our quality can be affected if lower-quality outfits are allowed to trade under ‘Virgin’, or under something that visually mimics the logo. (And believe us we are talking lower quality: we tasted a Virgin pizza.)

There are also instances where we need to come to agreements, for example if we move into a new market where someone else already uses Virgin. When Virgin Atlantic starting flying to South Africa, we needed to establish the Virgin brand - which meant settling with long-established but ‘not us’ outfits like Virgin Health Club Group - so that we became what people thought of when they thought of Virgin.

It would be good to reduce the costs of all this. And, given that we’re expanding globally, we have to - or it could become a huge burden. One simple way of doing so is for all group companies not to break the seven deadly sins - explained over the following pages. That may sound a bit melodramatic, but it’s fairly straightforward. In essence it means being aware of seven issues whenever you design an identity, dream up a name or endorse something with the Virgin brand. If we all think about these issues, then we’re keeping our own house in order - which makes it easier for VEL to register and protect your trademarks, and also gives us a stronger case for the defence when we tackle those pesky copyists. It also gives a halo effect, where we protect and reinforce one another.

The consequences will be that we’ll safeguard public perception of our quality and save money - the two things listed at the top of this section as vital to everybody’s success.

5

The seven deady sins

6

When should we use the Virgin logo?

Answer:

Always in main names and brands. Consult VEL for new names.

The Virgin logo is how customers recognise something’s a Virgin venture - in a sense they regard it as Richard’s signature. It’s one of our greatest assets: make the most of it.

Wherever possible, use the logo rather than just the word Virgin in type, particularly in the names of companies and major products and services. If something is launched which is meant to be Virgin but which doesn’t use the logo, customers may be uncertain as to its Virgin-ness. For example, it’s arguable that by omitting the logo from their identity, Virgin Vie caused some consumer doubt:

The balance is now being redressed:

Using the logo also helps tighten legal protection. If you use Virgin just as a word, then it gets harder for us to prove that consumers know for sure what is and isn’t a Branson-backed venture. In other words, what demonstrates clearly and visually to the person in the street that Virgin Vie is one of ours and Virgin Pizza ain’t? Answer: the logo.

® and TM

In some markets it can be beneficial to accompany the Virgin logo with the ® symbol. It tells potential infringers we have a registration for that identity.

You can only do this if you have a registered trademark for those goods or services in that market. Check with VEL if you’re not sure. Using it without a registration is a criminal offence!

There are no such restrictions over TM, so you can use this whenever you believe it’s of benefit.

Name game

Trademark licences are precise and prescriptive about the name(s) that a company can use. Any alteration or addition needs checking with VEL.

Although customer confusion is the main concern, it’s also worth thinking of other group companies when brainstorming a brand. With so many things going on throughout the group, it’s increasingly likely names could have several uses. For example, one company might want to call its sightseeing tours Virgin View, and another to open up a chain of opticians called Virgin View. When everyone consults with VEL, such clashes will be avoided.

VEL is more able to safeguard names that relate either to goods, services or activities - eg Virgin Trains, Virgin Publishing - or to a key aspect/value of the service - eg Virgin Direct, Virgin Active.

There are three reasons for this:

1      it points customers in the right direction

2      it reduces possible confusion

3      it helps maintain the reputation of each individual company.

‘Virgin’ should always come first. So ‘Virgin View’ is acceptable, but ‘View from Virgin’ isn’t.

7

Which logo should we use?

Answer:

Only use ‘Blobby’.

Blobby - the right one, being used by most group companies. (Trains, Atlantic, Direct, Cola, VML....)

Son of blobby - being used by Virgin Sun and Holidays. (Note extra space between V and i, less kink in V).

Bastard son of blobby - being used by Travel (has extra thick and straight V).

Tick - the original, but now superceded by blobby. Being phased out by Megastores, Interactive and Group.

Son of tick - still being used by Publishing, being phased out by Radio (slightly thicker V, less space between V and i)

Bastard son of tick - being phased out by Virgin Western. (Our west of England property services company, nothing to do with John Wayne.)

8

People might think there’s only one Virgin logo, but a recent audit of group companies unearthed six different versions floating around.

Put all these scripts on top of one another and the effect is, well, interesting.

To the average punter, the difference between these versions is negligible and unimportant: they’re all still clearly the Virgin logo.

But it should matter to us. Firstly we should have enough respect for our logo to make sure we use the right one. Secondly it looks neater if we’re all in harmony. And thirdly it helps us see off the copycats by demonstrating we’re definite about our logo - whereas if we’re doing odd little variations ourselves it’s easier for imposters to claim the boundaries are vague and up for grabs.

From a trademark point of view, there’s also the possibility that variations could drift so far away from the registered version that a new registration is needed.

If you need artwork for the blobby logo, please contact VEL.

Please note that we’ve also registered versions in Arabic script, Chinese script and so on. If you’re moving into a market where these may be useful, please contact VEL.

9

How much of the logo should be visible?

Answer:

All of it. VEL may allow bleeding or cropping in special pre-approved circumstances.

Two of the reasons our logo works so well are that it’s simple and recognisable. These are both attributes worth respecting.

That means not bleeding or cropping the logo,

and not adding bits directly to it.

In the past some of these things have slipped through, but from now on it would be better if they’re avoided. Again, this helps protect the integrity of our trademark registrations. Anything that alters the logo in the ways listed above can, in effect, create a new logo - which could require a new registration. The legal requirement for this is that our logos should all be ‘substantially the same’.

All of the logo should be visible - you can’t take part of it. However, using the V on its own is acceptable on condition that it’s always in conjunction with, or in close proximity to, the Virgin signature. For guidance on this issue please consult VEL.

Some particular circumstances may warrant slight exceptions, if the reasons are good enough. Please contact VEL at the initial stage of any such idea, so they can advise and assist.

For example, the logo bleeds off the edges of the new Virgin Atlantic tailfin. This was permitted because a tailfin is an odd and restrictive shape which constrains the logo. Bleeding enables the logo to appear at a much larger size, greatly increasing the impact of the design without affecting legibility or Virgin-ness.

Likewise a cola can, being curved and three-dimensional, may warrant a large logo which, though it can never be seen all at once, is acceptable since it maximises our identity on the shelf. This was the approach used on cans produced for the UK market.

10

How big should the logo be?

Answer:

It should be the major part of an identity, with the V at least 10mm high. Keep it legible, and keep the back of the r upright.

Proportion

If the Virgin logo is how customers identify something as a Virgin venture, logic suggests that the logo should be the main part of the identity. From a registration point of view, it would be better for us too.

That means the logo shouldn’t be dominated by other elements:

In fact if the balance is borderline, such as in Virgin Limobike, it’s preferable for the logo to be predominant.

You can test a design by reducing the overall identity down to a small size - as small as it might appear on a business card for example - and check how visible Virgin still is.

Size

The minimum size of the logo depends on the environment in which it appears. The rule of thumb is that it must be at least 10mm from top to bottom of the V.

Obviously this applies best to small items such as stationery and business cards. A logo that small on a poster wouldn’t work, so please increase this minimum in proportion to the environment.

In some special circumstances VEL may consent to smaller versions. This would include items with constraints - for example pens or badges. Please submit proposals for approval, making sure that the production technique can reproduce the logo accurately (ie there is no filling in or degradation due to it being so small).

You should also only use the logo at the correct angle, and don’t rotate or slant it. The correct way up is when the left edge of the r is upright:

Our planes, for example, always fly at a 11° tilt so that the logo is still upright even at 40,000 feet.

(only joking - mind you, it might get BA thinking…)

11

What colours should we use?

Answer:

Red, black and white. Ask VEL if you want another.

The logo should only ever appear in white, black or red. Please don’t print it in any other colour.

That permits the following combinations:

As much as possible you should aim to use the logo in these colours. That’s not to say other colours can’t be used, just that so doing could necessitate a fresh registration - which costs money.

If you do yearn for a particular background colour please contact VEL to talk it through. They’re happy to help.

Red all about it

Always specify the correct red to your printers/manufacturers.

For print items, this is either a ‘special’:

6 parts PMS rubine red, 5 parts PMS yellow

or a four-colour process equivalent:

0c, 100m, 76y, 6k.

Historically pantone 485 was used, but it had problems in consistency and reproduction. Recently the colour specified above has been preferred, as it gives a stronger, more consistent and uniquely Virgin red.

VEL has produced a detailed guide to the Virgin red, including samples and suggested specifications for items such as fabrics, vinyls and on-screen displays. This will help you work with your suppliers/manufacturers to match the best possible red. For copies of the ‘Little red book’, contact VEL.

12

How much can we alter the mark?

Answer:

Not at all, unless you have VEL’s prior permission.

With all this desktop publishing software around, it’s easy to get wacky with the special effects. But VEL prefer it if you avoid blurring, stretching, shadow-printing and so on.

Oh and please try not to stand on it either.

Again this is a legal best practice thing: monkeying around with the logo can move it outside the terms of a registration. That in turn could involve costs in then extending the registration, and could give more fuel to challenges that, since we’re doing all kinds of random things, the boundaries are unclear.

Of course there may be special occasions when it’s creatively desirable to use one or other of these techniques - though we’ve just taken the mickey out of it, the Virgin radio ad is actually very effective. If you’ve come up with a cracker, please show it to VEL - they’ll let you know whether it is or isn’t on.

13

Can we use just the word ‘virgin’?

Answer:

Not in puns or everyday phrases.

Virgin’s a great word - people recognise it as our brand, and yet it still has a number of other meanings in everyday language. It’s often tempting to use it in these ways, as doing so can seem to create a little pun: losing my virginity, virgin on the ridiculous, flying into virgin territory and so on. Ellipsis seems fun too: virginsider, virginformation.

It would seem rather churlish to say we’d prefer you not to do these things, but there’s a good reason for keeping such wordplay to a minimum. Time for a little more legal stuff, I’m afraid.

When it comes to registering words, there are three basic types:

1      invented words such as Sony and Kodak. These have the most protection, and, equally, are easy to protect.

2      normal words which have developed a secondary meaning when used with certain goods or services - eg Boots (chemists) and Apple (computers). Virgin comes into this category. There is a need to be careful and consistent when protecting such words.

3      descriptive everyday words such as beautiful and great, which no-one can trademark as they’re reasonably required by everyone.

Most of the time when you use Virgin, you’re using it as a type 2 word - Virgin Trains,Virgin Radio, Virgin Holidays and so on.

Phrases like ‘losing my virginity’ and ‘virgin on the ridiculous’ on the other hand, move the word towards type 3. This begins to create problems for our registration of the word Virgin, which depends on our claim that it is type 2. At present, that registration enables us to stop, for example, British Airways launching a route they’ve never flown before with the slogan “we’re moving into virgin territory”.

However, the more you use Virgin as a descriptive everyday word and not as a brand, the more our protection is weakened. It looks like group companies aren’t supporting our own claim that Virgin is a type 2 word, and thus dilutes our case for making others respect it as such.

If this all seems a bit complicated, please get in touch with the VEL team. They’ll explain the issue more, and advise you if a proposal is a good idea or not. It’s not that you’re not allowed to have fun with the word, just that it’s preferable if you check with VEL so they can keep an eye on what’s going on.

And yes, Richard is aware that he himself has used ‘Losing my virginity’. He’s given himself a severe ticking off. Honestly.

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Virgin and the Internet

Website names

Do a web search for ‘virgin’ and chances are most of the sites suggested are, um, well, nothing to do with us.

Partly for this reason, but also to be clear and consistent, we want it to be simple for people to find Virgin companies on the net. The best way to do this is to negate the need for searching by having just one web address. Customers will get familiar with it, and we can easily establish it as the place to go for all Virgin information. A single web address will also give consistency to all advertising, promotional and other material.

For that reason we have created www.virgin.com

We strongly recommend you use this URL as the entry point to your site. From the www.virgin.com homepage, customers can head to the particular Virgin company they’re interested in.

If you use www.virgin.com in your material, there is no fee.

If you prefer customers to head straight to your site, then it may be possible for you to use a branch name, for example: www.virgin.com/view You’ll need prior approval fromVEL.

If you want to use a totally different domain name, for example www.virginview.co.uk, then you must get VEL’s permission, explaining to them why you need such an exception. If they agree, they will register the domain name - you’ll need to pay a fee for this. However the plan is that all companies will follow the www.virgin.com route.

Registrations

Domain names have to be registered in much the same way as trademarks. VEL manage this.

To date they have registered 2000 names that incorporate ‘virgin’ in some way. Almost all of these registrations are protective measures to stop other people using them.

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The steps in launching a new Virgin brand

Once your business plan gets the nod…

Propose a name and draft identity.

You’re probably going to need graphic designers. It’s important you pick the right ones.

Some designers may look for ways to get away from the Virgin logo, or be radical with it. If they say: “it’s been used too much, it spoils the balance of the design, it’s not appropriate for this venture, look what happens if we do this…” be wary.

It’s far better to use designers who recognise that the Virgin logo is a foundation, and that the issue is not changing it, but respecting it and bringing value to it. They should see it as their job to build brands.

Make designers aware of the issues in this book, and include its parameters within your design brief.

You can also talk with senior marketing people at our most high-profile companies. They have years of experience in using the Virgin logo and in building successful brands with it. They’re available and happy to give advice and support.

Consult VEL and get the go-ahead.

VEL will approve your proposal from a trademark point of view.

They will also arrange for your identity to be approved creatively.

Involve VEL right from the beginning. This way any potential problems can be resolved at early stages, and designs won’t be developed which could cause registration difficulties or extra costs.

VEL aren’t just here for processing your registration, they’re here to help. Put it this way, they understand everything in this brand book, so if any of it was meaningless or just plain dull to you, get in touch and they’ll explain exactly what it means for your proposal.

The Virgin Management Board has ultimate responsibility over the way you use the brand.

Your company board includes a Group non-executive director, who acts as a representative of the Virgin Management Ltd Board. They will be able to advise you.

VEL will carry out a trademark search.

This involves on-line and other searches through all registered names and logos, to see if anyone is already using something that clashes with your suggestion.

If there is, then it’s back three spaces.…

If there isn’t then…

You can refine and then start using the name and identity, while the registration process continues.

VEL will apply for a registration.

From you, they need:

•     to know what markets you will have a presence in

•     to know what goods/services you will be providing

•     a copy of your design proposal.

VEL lawyers around the world will do this. The time it takes can vary, from, on average, eight months in the UK, to - for example -two years in Japan or four years in Bangladesh.

Publication in the Trademark Gazette.

If the registration process doesn’t throw up any problems, then your name and identity will be published in the Trademark Gazette. This gives the public three months in which to comment.

Registration certificate issued.

Any opposition will need legal settlement, but once a submission is approved unopposed, a trademark certificate will be issued. VEL hold these on behalf of group companies.

The certificate protects your name and your identity, and stops anybody doing anything similar.

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The key rules

Use the correct version of the logo (‘blobby’). You can get this from Virgin Enterprises Ltd.

Size so the V of Virgin is at least 10mm high.

Don’t blur, crop, stretch or add to the logo. It must be fully visible, and you can’t use only part of it - ie the V on its own is not allowed.

Keep the back of the r upright.

In brands and identities use the logo (not ‘Virgin’ in normal type). The logo should be the dominant element. Virgin comes first (‘Virgin View’ not ‘View from Virgin’).

The mark can only be: red on white; white on red; black on white; white on black.

Use the right red:

6 parts PMS rubine red,

5 parts PMS yellow

or 0c 100m 76y 6k.

Please don’t use pantone 485.

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Swatches

VIRGIN SPOT RED: 6 parts PMS rubine red, 5 parts PMS yellow	VIRGIN SPOT RED: 6 parts PMS rubine red, 5 parts PMS yellow	VIRGIN SPOT RED: 6 parts PMS rubine red, 5 parts PMS yellow	VIRGIN SPOT RED: 6 parts PMS rubine red, 5 parts PMS yellow

VIRGIN SPOT RED: 6 parts PMS rubine red, 5 parts PMS yellow	VIRGIN SPOT RED: 6 parts PMS rubine red, 5 parts PMS yellow	VIRGIN SPOT RED: 6 parts PMS rubine red, 5 parts PMS yellow	VIRGIN SPOT RED: 6 parts PMS rubine red, 5 parts PMS yellow

VIRGIN SPOT RED: 6 parts PMS rubine red, 5 parts PMS yellow	VIRGIN SPOT RED: 6 parts PMS rubine red, 5 parts PMS yellow	VIRGIN SPOT RED: 6 parts PMS rubine red, 5 parts PMS yellow	VIRGIN SPOT RED: 6 parts PMS rubine red, 5 parts PMS yellow

VIRGIN 4 COLOUR PROCESS RED: 0c 100m 76y 6k	VIRGIN 4 COLOUR PROCESS RED: 0c 100m 76y 6k	VIRGIN 4 COLOUR PROCESS RED: 0c 100m 76y 6k	VIRGIN 4 COLOUR PROCESS RED: 0c 100m 76y 6k

VIRGIN 4 COLOUR PROCESS RED: 0c 100m 76y 6k	VIRGIN 4 COLOUR PROCESS RED: 0c 100m 76y 6k	VIRGIN 4 COLOUR PROCESS RED: 0c 100m 76y 6k	VIRGIN 4 COLOUR PROCESS RED: 0c 100m 76y 6k

VIRGIN 4 COLOUR PROCESS RED: 0c 100m 76y 6k	VIRGIN 4 COLOUR PROCESS RED: 0c 100m 76y 6k	VIRGIN 4 COLOUR PROCESS RED: 0c 100m 76y 6k	VIRGIN 4 COLOUR PROCESS RED: 0c 100m 76y 6k

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Glued into cover

19

Glued into cover

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PART 3

VIRGIN GROUP POLICY ON SELLING TECHNIQUES

Summary Page

Overall viewpoint

Virgin’s policy is to help consumers to make a buying choice rather than to sell in an unsolicited or aggressive manner.

In return, consumers can expect that Virgin will not interrupt them with an unsolicited attempt to make a sale and that if engaged in a sales conversation with Virgin that they will not be pressurised, forced or embarrassed into buying something.

Summary

1.                Outbound telemarketing: unsolicited telephone calls

Unsolicited telephone calls to consumers are unacceptable.

The call must be either:-

•                  Following up on a previous piece of communication such as DM; or

•                  Following up on a customer enquiry; or

•                  Contacting a current customer with a relevant message (but allowing them the option to refuse further such contact).

2.              Direct promotions:  selling to people on the street or in store

Interrupting consumers to sell to them face to face is unacceptable.

The guidelines are:-

•                  Add value - give them a piece of promotional communication with no strings attached and without interrupting them unduly; or

•                  Sell to consumers only in response to an approach made by them (e.g. to a promotional stand).

3.              Door to door:  knocking on doors

Unsolicited knocking on doors to sell to consumers is unacceptable.

At home selling is only acceptable if it either:-

•                  Follows up on a specific piece of DM detailing the nature, time and reason for the potential visit. The DM should give the consumer clear and straightforward opportunities to decline the visit. This should include a telephone number, email address and website.

•                  Follows a customer enquiry with a prior appointment; or

•                  It’s part of a pre-arranged buying party.

4.              SMS, Email and Direct Mail

Unsolicited DM should ideally be sent to an opt-in list and the list should by supplied by a member of the Direct Mail Association (DMA). However opt-out lists may be used subject to compliance with the Data Protection Act. Unsolicited SMS and emails must be based on an opt-in in accordance with the Privacy and Electronic Communications (EC Directive) Regulations 2004. All activity should at least conform to the Committee of Advertising Practice (CAP) code and Direct Mail Association (DMA) best practice.

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Virgin Group Policy on Direct Selling

Background

Consumers know Virgin as an exciting and trustworthy brand. What link all of the diverse companies in the group are the brand values (i.e. what people expect of Virgin, no matter what industry) - which can be described as:

•                  value for money

•                  good quality

•                  brilliant customer service

•                  innovation

•                  competitively challenging

•                  fun

Virgin has a huge reputation and with that comes a responsibility to not disappoint people. The image is strong and people are drawn to it – in the UK Virgin enjoys 100% brand awareness, it is the third most respected brand, and over 50% of the population say they use at least one Virgin product regularly(1). This loyalty is driven by the fact that consumers expect Virgin to give them a better deal, and to come up with a new and better way of doing things.

Historically, Virgin has avoided hard-selling tactics to drive acquisition (with the notable exception of Virgin Energy). However, as Virgin grows and diversifies further, there is a requirement to outline some brand guidelines i.e. what does the brand mean in some every day, commercial activities?

1.                                       Selling Techniques

The key areas of Selling that we will cover in this policy are:

1.               Outbound telemarketing:  unsolicited telephone calls to consumers

2.               Direct promotions:  face-to-face selling on the street or in stores

3.               Door to door:  face-to-face selling in home

Please see the end of the document for sections on DM / email / SMS and business-to-business activity.

2.                                       Overall Viewpoint

Virgin selling is done in a friendly, peer-to-peer style – i.e. Virgin helps consumers to make a choice to buy, rather than just “selling” to them. As such, aggressive selling practices jar with the Virgin brand. Virgin evokes a sense of freedom, it champions consumer choice, and it is confident and friendly. Virgin builds products that the consumer needs and wants; it offers these products to consumers in an imaginative and engaging way - and consumers come to it of their own free will. Conversely, some forms of direct selling tend to be the activity of a brand which has no such relationship or rapport with the consumer. These are the forms of direct selling covered by this policy.

(1) Source: HPI quant research 2002

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3.                                       Outbound telemarketing:  unsolicited telephone calls

Virgin’s policy is not to do unsolicited outbound telemarketing. Brand damage is suffered due to the intrusive and unsolicited nature of the outbound call.

The call must be either:-

•                  Following up on a customer enquiry; or

•                  Following up on a previous piece of communication such as DM, so long as the original communication was also not “cold” (see section on DM, email and SMS below).

•                  [In all the above instances, if the original data transaction is over 3 months old then the data must be checked for suppression against the Telephone Preference Service].

•                  Contacting a current customer. If doing so, the communication must be relevant to them (e.g. a service announcement) and should abide by the rules as set out by the Data Protection Act (e.g. ask for permission or give the consumer a chance to refuse further such contact).

Further guidelines on selling to consumers over the phone are based on the principles of sensitivity and respect:-

•                  Describe the benefits of the product in a no-nonsense, peer-to-peer friendly way and allow the customer to make up their own mind about it.

•                  Pursue the sale if the customer is interested but respect the “no” that a customer gives – especially an emphatic or repeated “no”.

•                  Get to the point quickly – don’t waste their time.

•                  However, don’t be afraid to ask for the sale if you think they may want to buy.

•                  Finish the call politely and graciously, ensuring that the customer feels positive at the end of the experience.

•                  Only use other parts of the Virgin Group as a way in to the conversation (e.g. name dropping other Virgin successes) with their prior consent.

4.                                       Direct promotions:  selling to people on the street or in store

Virgin’s policy on direct promotions is based on the nature of the activity. The essence of the policy is to show respect for the consumer so the guidelines would be:-

•                  Add value and capture consumers’ imagination.

•                  Approach the activity in an Above The Line sense:  aim to entice consumers to find out more by attracting them to the activity, rather than by targeting them personally.

•                  Do not be aggressive e.g. interrupt them, stop them walking, touch them physically; persist in talking to them about something they are not interested in.

•                  Due to the potentially aggressive nature of face-to-face marketing, do not continue to press them with marketing messages beyond the first “no”.

The following is an acceptable part of marketing activity for a Virgin product or service: -

•                  Distributing leaflets

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•                  Street theatre

•                  Roadshow stands

•                  Engaging people in a conversation about the brand / product

•                  Sales promotions which adhere to the CAP code (British Code of Advertising, Sales Promotion and Direct Marketing).

•                  Recruiting consumers to take part in market research

Some unacceptable examples would be: -

•                  Doing the activity outside, inside or adjacent to other Virgin companies without their consent

•                  Using other parts of the Virgin Group as a way in to the conversation (e.g. name dropping other Virgin successes) without their consent

•                  Approaching children under the age of 16

•                  Intrusively stopping people who are obviously not interested

•                  Repeating a scripted marketing spiel to people who have not expressed any interest

•                  Pressuring consumers to sign a contract, including the use of marketing ruses to get an immediate sale:  e.g. VAT free if you sign now

•                  Street activity that is overly offensive to passers by

5.                                       Door to door:  knocking on doors

Virgin’s policy is not to engage in unsolicited door-to-door direct selling. It is the most intrusive form of direct selling and therefore would be the most damaging to the brand reputation. There has been recent debate in the UK about making this type of activity illegal.

Direct selling in homes which is not unsolicited is acceptable – e.g. appointments that consumers have previously made and agreed to; buying parties such as those organised by Virgin Cosmetics sales reps; and selling which follows up on a specific piece of DM detailing the nature, time and reason for the potential visit. The DM should give the consumer clear and straightforward opportunities to decline the visit. This should include a telephone number, email address and website.

In these instances, the guidelines would be: -

•                  Describe the benefits of the product in a no-nonsense, peer-to-peer friendly way and allow the customer to make up their own mind about it.

•                  Get to the point quickly – don’t waste their time.

•                  Don’t use other parts of the Virgin Group as a way in to the conversation (e.g. name dropping other Virgin successes) without their prior consent.

•                  Don’t pressurise consumers to sign a contract, including the use of marketing ruses to get an immediate sale:  e.g. VAT free if you sign now

•                  Pursue the sale if the customer is interested but respect the “no” that a customer gives – especially an emphatic or repeated “no”.

•                  However, don’t be afraid to ask for the sale if you think they may want to buy.

•                  No matter if a sale has been made or not, finish the meeting politely and graciously, ensuring that the customer feels positive at the end of the experience.

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6.                                       Email, SMS & Direct Mail

According to the CAP, marketing communications should not be sent unsolicited to consumers if explicit consent is required (i.e. an “opt in”). Marketing communications should not be sent to customers who have asked not to receive them (i.e. and “opt-out”). Opt out’s are sufficient for marketing direct mail, but opt in’s are required for marketing by email and SMS. The only exception (known as the “soft opt in”) is if marketers want to market similar products to their existing customers by email and SMS, as long as an opportunity to object to further such marketing is given on each occasion.

7.                                       Direct Mail

There are two main kinds of consumer lists that a marketer can purchase:  opt-in and opt-out. Opt-in lists are preferred from a brand point of view as the customer has proactively chosen to hear from the brand (“warm” contact). Opt-out lists, in which the consumer receives mail by default unless they proactively opt-out, will potentially result in cold piece of communication by the brand, so should be handled sensitively (“cold” contact). Guidelines would be to:-

•                  Capture the imagination of the consumer with the creative execution

•                  Make it easy for them to refuse further such contact

•                  Do not chase up a piece of cold communication with further cold contact e.g. outbound telemarketing

All mailings should comply with the Direct Mail Association’s (DMA’s) Code of Practice. Mailings to cold lists require that at the original point of obtaining data from the consumer, he or she was given the full data protection disclosure necessary (who is using the data, why, what purposes it will be for etc.). The best way to ensure that this has happened is to only rent lists from DMA member list brokers or managers, and to ensure that a DMA approved list warranty is signed.

8.                                       Email and SMS

Unsolicited email and SMS requires explicit opt-in. The exceptions (when an opt-out is still acceptable) will be:  when contacting current customers and when a prospective customer enters into a conversation by e.g. entering a competition or prize draw.

General CAP rules state that promoters and marketers should: -

•                  Be capable of meeting the response for a promotion / demand for the product;

•                  Only use the word “free” if the product is totally free other than national rate for a cost of response, delivery and/or travelling to pick up the product;

•                  In any promotion specify how the consumer can participate, the start date, the closing date, any proof of purchase requirements, the prizes available, restrictions, availability & the promoters name and address.

•                  Not claim consumers have won a prize if they have not or exaggerate consumers’ chances of winning a prize;

•                  In any prize promotions specify the limit on the number of entries, whether there’s a cash alternative, when prizewinners will receive their prizes, how winners will be notified, and when winners’ names will be published.

Some further Virgin guidelines on DM, Email and SMS marketing would be: -

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•                  Be relevant. The best response / conversion rates and most positive consumer experience will arise from a message which is relevant to that individual and which captures their imagination. An intrusive or irrelevant piece of communication is likely to annoy and alienate them.

•                  Avoid using a premium rate response mechanism such as expensive text or phone call. ICSTIS (Independent Committee for the Supervision of Standards of Telephone Information Services) requires all promotions with a telephone response to quote how much it will cost for the consumer to respond.

9.                                       Business-to-Business Direct Selling

In the business-to-business environment, cold telemarketing is not a preferred or common activity for a Virgin company. However, speculative contact is part of the business world and businesses are set up to deal with cold calling so it is not as intrusive or disrespectful as it is when contacting consumers. However, there still remains the concern that Virgin is therefore seen to be slightly desperate to get a sale and not displaying the kind of confidence that people expect from the brand. The policy would be:

•                  Only call to follow up a piece of Direct Mail or email which has been sent to the business.

•                  Only call to follow up on a recommendation or to operate within a relationship, which already exists.

•                  Pursue the sale if the customer is interested but respect the “no” that a customer gives – especially an emphatic or repeated “no”.

•                  Describe the benefits of the product in a no-nonsense, peer-to-peer friendly way and allow the customer to make up their own mind about it.

•                  Get to the point quickly – don’t waste their time.

•                  Don’t be afraid to ask for the sale if you think they may want to buy.

•                  Finish the call politely and graciously, ensuring that the customer feels positive at the end of the experience.

•                  Don’t use other parts of the Virgin Group as a way in to the conversation (e.g. name dropping other Virgin successes) without their prior consent.

10.                                 For further information, contact…

Ashley Stockwell, Virgin Group Brand Marketing Director

ashley@virgin.com

Catherine Salway, Virgin Group Brand Manager

catherine.salway@virgin.com

Advertising Standards Authority

www.asa.org.uk

British Code of Advertising, Sales Promotion and Direct Marketing www.cap.org.uk

Direct Mail Association

www.dma.org.uk

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Direct Selling Association

www.dsa.org.uk

ICSTIS (Independent Committee for the Supervision of Standards of Telephone Information Services):

www.icstis.org.uk

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PART 4

OFFSHORE OUTSOURCING - OVERALL BRAND APPROACH

•                  Our ultimate goal is to save money and improve our businesses

•                  We should save as much money as we possibly can, as long as the Virgin brand reputation and customer service quality are not compromised

1.                                       Summary of brand & customer service issues

•                  Customer Service Quality – the quality of calls witnessed on the recent field trip fell short of a typical Virgin standard

•                  Redundancies – arguments with staff and unions - resulting negative PR coverage, staff and consumer perceptions

•                  Globalisation of the brand – following global corporate brands in the goldrush – resulting negative PR coverage, staff and consumer perceptions

•                  Becoming entirely process driven – losing the Virgin culture

2.                                       Summary of brand preferred choices on offshore outsourcing

•                  Putting seats offshore as a result of growth or attrition is preferred to making any UK employees redundant.

•                  If higher cost issues in South Africa could be overcome then SA would be less of a risk for front line customer service quality, and it also makes sense to strengthen our ties with a territory we are already investing in.

•                  Tapping into current operations (e.g. Atlantic’s offices in Johannesburg) would allow us to trial offshore outsourcing underneath the radar of publicity.

•                  Creating our own function that we can control & manage would allow us to stamp the Virgin culture on an operation, enjoy cost savings from working together & not giving profit margins to an outsourcer.

•                  Outsourcing operations that support the business rather than the customer service function would give us the chance to save money without it affecting our customer service (e.g. accounts payable, IT, payroll).

•                  Finding one common function to outsource together onshore, such as payroll, would give us the chance to trial group outsourcing for the first time in a bite-sized way before taking a riskier step (more functions; overseas).

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BRAND GUIDELINES FOR A BEST PRACTICE APPROACH TO OFFSHORE OUTSOURCING

1.                                       Management of the operation

The overall approach is to put more effort into the offshore outsourced operation than we would a UK one. This is to ensure that we don’t lose customer service quality and to protect the brand reputation.

•                  Put a minimum of one Virgin person on site to manage the operation full time.

•                  Give all of the staff in the outsourced operation a full induction into Virgin’s way of doing businesses – including brand, culture and customer service. This should include an initiation trip around current Virgin businesses in the home territory for as many people as possible.

•                  Work with the local community and government to make sure that the benefit to the economy is not just ring-fenced but truly adding value to the local community and economy.

2.                                       Training and treatment of local staff

The overall approach is to respect the staff in the same way as we would UK staff. This may require some investment that the local outsourcer may think is unnecessary but this protects the brand reputation and will also decrease attrition.

•                  Develop a training programme that is more extensive than anything currently in use in the UK. Initial and on-going training should include:-

•                              Skills & software training

•                              Full immersion into Virgin – brand, personality, customer expectations etc.

•                              Customer familiarisation – their lifestyle, needs and attitudes, why they buy this product, how they buy it, how they use it etc.

•                              Conversational tips & phrases, and teach a level of informality that the local staff will probably find a bit strange.

•                              Language training….

•                  Positive language training is critical, but the key is to be respectful to the staff and their identities and to be transparent about where we are servicing our customers from:

•                              Difficult names can be shortened or real nick-names used, but fake British names should not be used.

•                              Watching British TV can be part of the language training but agents should not pretend to be in the UK watching e.g. Eastenders, Coronation Street.

•                              Agents should not pretend to be in the UK by quoting the weather.

•                  Work with local trade & labour experts to develop a pay and benefits package that is fair and respectful. Not necessarily more than the going rate, but well thought out, based on the needs and attitudes of the local staff, and winning their loyalty just as we would UK employee’s.

•                  Put career paths in place so staff know they can progress with the company.

•                  Treat staff like our own employees – access to Virgin extranet, Tribe, secondments around the group, etc.

•                  Organise job swaps between offshore operation and home country.

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•                  Listen to, and act upon what staff say in employee forums and focus groups.

•                  Involve their families

•                  Invest in the physical environment – the space per staff member, the chairs they sit on, paint, posters, plants. Invest in plenty of chill-out areas:  relaxing rooms & cafes

•                  Invest in the safety and security of the staff – transport to work, security guards etc. where necessary.

3.                                       Treatment of UK redundancies

•                  Totally transparent and fair treatment of the staff who are made redundant.

•                  PR strategy to minimise risk…

Please refer to Angela Smith, Group HR Manager, for full strategy.

4.                                       PR strategy to minimise risk

The PR strategy will hinge upon the fair treatment of UK staff who are being made redundant, how we are respecting & benefiting the local staff and what we are doing to help the local community, as previously covered.

•                  Please refer to Group PR Department for full strategy:  Jackie McQuillan and Will Whitehorn.

•                  Please advise Group PR Department in advance of any known planned redundancies.

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SCHEDULE 9

Worked Example of Clause 9.9

The purpose of this example is to calculate, in the event of termination of the Deed prior to the expiry of the Minimum Term under Clause 9.9, the sum payable. This calculation uses a baseline, B, defined as the average royalty payment by the Licensee in respect of the four full quarters immediately preceding the date of termination, grown at a constant rate, g, (defined at 2% annually) and then discounted using r, the WACC of the NTL Group. For illustrative purposes, this example uses the following assumptions:

•                  g, annual growth rate, as defined in License Agreement (2%)

•                  r, NTL Group WACC, as defined in License Agreement. Value of r for illustrative purposes (10%)

•                  A, number of quarters until the end of Minimum Term, as defined in License agreement. Value of A for illustrative purposes (20 quarters)

•                  B, average royalty payment over last four quarters, as defined in License agreement. Value of B for illustrative purposes (£2.0m)

•                  i, quarterly discount rate, calculated as per formula in License Agreement (1.9%)

•                  calculated as follows: { [ [ (0.1 – 0.02) / (1.02) ] +1 ] ^ 0.25 } -1 =0.0191

The present value of each quarterly royalty payment is shown below. The net present value i.e. the amount to be paid by the Licensee to VEL is the sum of present values of all the quarterly royalty payments. In this particular example, this amounts to £33m.

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